UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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QUALCOMM INCORPORATED

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QUALCOMM INCORPORATED

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

LETTER TO STOCKHOLDERS

Dear Fellow Stockholder:

You are cordially invited to attend Qualcomm’s Annual Meeting of Stockholders (Annual Meeting) on Tuesday, March 4, 2014. The meeting will begin promptly at 9:30 a.m. Pacific Time at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121. I invite you to arrive early at 8:30 a.m. to preview our product displays. We will begin the Annual Meeting with a discussion and vote on the matters set forth in the Notice of Annual Meeting of Stockholders, followed by presentations and a report on Qualcomm’s fiscal 2013 performance.

This year, we are again furnishing the proxy materials to stockholders primarily over the Internet. Therefore, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. This method expedites the receipt of your proxy materials, lowers the costs of our Annual Meeting and helps to conserve natural resources.

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting.

Your vote is very important to us. I urge you to vote as we recommend.

I look forward to seeing you in San Diego at the Irwin M. Jacobs Qualcomm Hall on March 4, 2014.

Sincerely,

Paul E. Jacobs

Chairman and Chief Executive Officer

5775 Morehouse Drive

San Diego, California 92121-1714

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On March 4, 2014

To the Stockholders of QUALCOMM Incorporated:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (Annual Meeting) of QUALCOMM Incorporated (the Company), a Delaware corporation, will be held at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121, on Tuesday, March 4, 2014 at 9:30 a.m. Pacific Time for the following purposes:

1.	To elect 14 directors to hold office until the next annual stockholders’ meeting and until their respective successors have been elected and qualified.

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 28, 2014.

3.	To hold an advisory vote to approve our executive compensation.

4.	To hold an advisory vote on the frequency of future advisory votes on executive compensation.

5.	To transact such other business as may properly come before stockholders at the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 6, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Donald J. Rosenberg

Executive Vice President,

General Counsel and Corporate Secretary

San Diego, California

January 16, 2014

PROXY STATEMENT

i

ii

PROXY SUMMARY

This summary highlights information contained elsewhere in our proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2014 ANNUAL MEETING OF STOCKHOLDERS (ANNUAL MEETING)

• Date and Time:	March 4, 2014 9:30 a.m. Pacific Time

• Location:	Irwin M. Jacobs Qualcomm Hall 5775 Morehouse Drive, San Diego, California 92121

• Record Date:	January 6, 2014

• Voting:	Stockholders of record as of the record date may vote by the Internet at www.proxyvote.com; by telephone at 1-800-690-6903; by completing and returning their proxy card; or in person at the Annual Meeting.

• Date of First Distribution of Proxy Materials	January 16, 2014

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal		Board Recommendation	Page Reference

PROPOSAL 1	Election of Directors	FOR each Nominee	18

PROPOSAL 2	Ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 28, 2014	FOR	26

PROPOSAL 3	Advisory vote to approve our executive compensation	FOR	28

PROPOSAL 4	Advisory vote on the frequency of future advisory votes on executive compensation	Annual	30

DIRECTOR NOMINEES (SEE PAGE 18)

					Committee Memberships
Name	Age	Director Since	Occupation	Independent	AC	CC	GC	FC

Barbara T. Alexander	65	2006	Independent Consultant	X	X	X

Donald G. Cruickshank	71	2005	Chairman, Audioboo Ltd.	X	X			X

Raymond V. Dittamore	70	2002	Retired Audit Partner, Ernst &Young LLP	X	C

Susan Hockfield	62	2012	President Emerita and Professor of Neuroscience, Massachusetts Institute of Technology	X		X

Thomas W. Horton	52	2008	Chairman, American Airlines Group Inc.	X				X

Paul E. Jacobs	51	2005	Chairman of the Board and Chief Executive Officer, QUALCOMM Incorporated

Sherry Lansing*	69	2006	Founder and Chair, The Sherry Lansing Foundation	X			C

Steven M. Mollenkopf	44	2013	Chief Executive Officer-elect and President, QUALCOMM Incorporated

Duane A. Nelles	70	1988	Self-Employed, Personal Investment Business	X				C

Clark T. Randt, Jr.	68	2013	President, Randt &Co. LLC	X

Francisco Ros	63	2010	Founder and President, First International Partners, S.L.	X			X

Jonathan J. Rubinstein	57	2013	Former Chairman and CEO, Palm, Inc.	X

Brent Scowcroft	88	1994	President, The Scowcroft Group, Inc.	X			X

Marc I. Stern	69	1994	Chairman, The TCW Group, Inc.	X		C

AC	Audit Committee

CC	Compensation Committee

GC	Governance Committee

FC	Finance Committee

C	Committee Chair

*	Presiding Director

EXECUTIVE COMPENSATION HIGHLIGHTS (SEE PAGE 38)

Key Changes to our Compensation Programs and Practices in Fiscal 2013

•	Added revenues as a secondary quantitative criterion for selecting peer companies.

•	Reduced the maximum Annual Cash Incentive Plan (ACIP) amount from 2.5 times to 2.0 times the target amount.

•	Reduced the rate of increase in the ACIP funding formula for financial performance that exceeds financial objectives.

•	Changed the timing of equity awards to better align the disclosure of the awards with the fiscal year financial performance for which they were earned.

•	Prohibited pledging of our common stock.

Pay for Performance

The majority of compensation provided to our chief executive officer (CEO) and our other NEOs is variable and in the form of annual cash and long-term equity incentives. For the past three years, we have set robust financial goals, and we have exceeded those goals. Our growth in revenues and operating income is in the top quartile among our peer companies. The following series of charts present an overview of our operating performance.

Figure 1 summarizes the extent to which our financial objectives exceeded our prior year financial performance, the extent to which we exceeded our financial objectives for the fiscal year and the year-over-year growth in our financial performance for fiscal 2011, 2012 and 2013. Our fiscal 2013 Non-GAAP revenues and Non-GAAP operating income goals were 23% and 18% higher than our fiscal 2012 performance, respectively, and we exceeded both of the goals by recording 30% year-over-year Non-GAAP revenues growth and 22% Non-GAAP operating income growth. The most directly comparable GAAP financial measures and information reconciling these Non-GAAP financial measures to our financial results prepared in accordance with GAAP are included in Appendix 3.

Figure 1: Robust Objectives, Strong Performance and Double-Digit Growth (1)

	Fiscal 2011		Fiscal 2012		Fiscal 2013
	Non-GAAP Revenues	Non-GAAP Operating Income	Non-GAAP Revenues	Non-GAAP Operating Income	Non-GAAP Revenues	Non-GAAP Operating Income
Robust Objectives: Extent to which objective exceeded prior year performance.	+ 14%	+ 11%	+ 30%	+ 20%	+ 23%	+ 18%

Strong Performance: Extent to which performance exceeded objective for the year.	+ 14%	+ 22%	+ 3%	+ 2%	+ 5%	+ 3%
Double-Digit Growth: Extent to which performance exceeded prior year performance	+ 30%	+ 35%	+ 34%	+ 22%	+ 30%	+ 22%

(1)	Fiscal 2011 Non-GAAP revenues and Non-GAAP operating income were adjusted to exclude certain items for calculating financial performance.

Figures 2 and 3 depict our financial growth exceeding the 90th percentile rankings among our peer companies for both 1- and 3-year periods. On page 47 in the Compensation Discussion & Analysis (CD&A) section, we discuss the peer companies that the Compensation Committee selected and used as a reference for comparing our financial performance and compensation practices. The 19 peer companies include businesses in technology, telecommunications and media with comparable market capitalization and revenues (using a guideline of one-quarter to four times our revenues).

Figure 2: Qualcomm’s and Peer Companies’ Relative Percentile Rankings for 1-Year Revenue and Operating Income Growth	Figure 3: Qualcomm’s and Peer Companies’ Relative Percentile Rankings for 3-Year Revenue and Operating Income Growth

•	Our CEO’s direct compensation (salary, ACIP earnings and equity awards) for fiscal 2013 increased less than 1% from fiscal 2012, while our 1-year total stockholder return (TSR) was up 10% and Non-GAAP revenues and Non-GAAP operating income grew 30% and 22%, respectively. His fiscal 2013 total compensation disclosed in the Fiscal 2013 Summary Compensation Table is approximately the same as his fiscal 2012 total compensation.

Figures 4 and 5 show the percentile ranking of our CEO’s total compensation, as disclosed in the Fiscal 2013 Summary Compensation Table, relative to our peer companies’ 1-year percentile ranking for revenues and operating income growth, respectively. Our financial growth was in the top (fourth) quartile, yet our CEO’s total compensation was in the third quartile (i.e., between the median and the 75th percentile). The same relationships were found for 3-year average total compensation and 3-year revenues and operating income growth (which are not displayed here).

Figure 4: Qualcomm’s and Peer Company CEOs’ 1-Year Total Compensation Percentile Ranking Relative to 1-Year Revenue Growth	Figure 5: Qualcomm’s and Peer Company CEOs’ 1-Year Total Compensation Percentile Ranking Relative to 1-Year Operating Income Growth

Executive Compensation Summary (See page 46)

The table below summarizes the key components of our NEOs’ compensation for fiscal 2013. See the narrative and footnotes accompanying the Fiscal 2013 Summary Compensation Table on page 76 for more information.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Paul E. Jacobs, Chairman and Chief Executive Officer (1)	1,200,014	8,325	15,000,069	3,480,000	760,532	20,448,940

George S. Davis, Executive Vice President and Chief Financial Officer (2)	363,463	1,000,000	11,500,110	590,000	192,023	13,645,596

William E. Keitel, Executive Vice President and Senior Advisor (Former Chief Financial Officer) (3)	600,971	-	-	775,000	345,956	1,721,927

Derek K. Aberle, Executive Vice President and Group President	728,321	-	8,000,053	1,045,000	284,061	10,057,435

Steven M. Mollenkopf, President and Chief Operating Officer (4)	815,006	1,500	12,000,079	1,325,000	166,481	14,308,066

Donald J. Rosenberg, Executive Vice President General Counsel and Corporate Secretary	675,002	-	4,500,078	860,000	256,411	6,291,491

(1)	Dr. Jacobs will step down as our Chief Executive Officer following the Annual Meeting. Dr. Jacobs will remain an employee of the Company, and will continue to serve as the Company’s Chairman of the Board of Directors, as Executive Chairman.

(2)	Mr. Davis joined the Company as Executive Vice President and Chief Financial Officer (CFO) in March 2013.

(3)	Mr. Keitel stepped down from his role as CFO in March 2013 and remained with the Company as Executive Vice President and Senior Advisor through November 2013.

(4)	Throughout fiscal 2013, Mr. Mollenkopf served as our President and Chief Operating Officer. On December 12, 2013, the Company’s Board of Directors appointed Mr. Mollenkopf to the position of Chief Executive Officer-elect. Mr. Mollenkopf continues to serve as our President, and will commence his service as our Chief Executive Officer following the Annual Meeting.

PROXY STATEMENT

In this document, the words “Qualcomm,” “the Company,” “we,” “our,” “ours” and “us” refer only to QUALCOMM Incorporated and its consolidated subsidiaries and not any other person or entity.

MEETING INFORMATION

The Board of Directors (Board) of QUALCOMM Incorporated, a Delaware corporation, is soliciting your proxy for use at the Annual Meeting of Stockholders (Annual Meeting) to be held on Tuesday, March  4, 2014, at 9:30 a.m. Pacific Time, and at any adjournment or postponement thereof.

VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of common stock at the close of business on January 6, 2014 (Record Date) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, we had 1,687,803,144 shares of common stock outstanding and entitled to vote. Each holder of record of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon. If no choice is indicated on the proxy, the shares will be voted as described in “How Your Shares Will Be Voted.” All votes will be counted by an independent inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet under rules adopted by the U.S. Securities and Exchange Commission (SEC), instead of mailing printed copies of those materials to each stockholder. On January 16, 2014, we commenced mailing to our stockholders (other than those who previously requested electronic delivery or a full set of printed proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including this proxy statement. The Notice of Internet Availability of Proxy Materials also provides instructions on how to access your proxy card to vote via the Internet.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. If you received the Notice of Internet Availability and would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

This proxy statement and our Annual Report on Form 10-K for fiscal 2013 are available at http:// www.qualcomm.com.

VOTING METHODS

If you are a stockholder with shares registered in your name, you may vote by one of the following three options depending on which method of delivery you received the proxy material:

•	Vote via the Internet. Go to the web address http://www.proxyvote.com and follow the instructions for Internet voting shown on the proxy card or the Notice of Internet Availability of Proxy Materials mailed to you or the instructions that you received by e-mail.

•	Vote by Telephone. Dial 1-800-690-6903 and follow the instructions for telephone voting shown on the proxy card you received by mail.

•	Vote by Proxy Card. Complete, sign, date and mail the proxy card in the envelope provided. If you vote via the Internet or by telephone, please do not mail your proxy card.

If your shares are held by a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”), please follow the instructions you receive from them, or you may need to contact your broker, bank or other stockholder of record to determine whether you will be able to vote electronically via the Internet or by telephone.

PLEASE NOTE THAT IF YOUR SHARES ARE HELD BY A BROKER, BANK OR OTHER STOCKHOLDER OF RECORD AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST FIRST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER. OTHERWISE, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING.

HOW YOUR SHARES WILL BE VOTED

Your shares will be voted in accordance with your instructions. If you do not specify voting instructions on your proxy, the shares will be voted:

Proposal 1: FOR	all director nominees (see page 18);

Proposal 2 FOR	ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 28, 2014 (see page 26);

Proposal 3 FOR	the stockholder advisory proposal to approve our executive compensation (see page 28); and

Proposal 4 ANNUAL	frequency of future advisory votes on executive compensation (see page 30).

In the absence of instructions to the contrary, proxies will be voted in accordance with the judgment of the person exercising the proxy on any other matter properly presented at the Annual Meeting.

BROKER NON-VOTES

A broker non-vote occurs when a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”) submits a proxy for the Annual Meeting, but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.

Abstentions and broker non-votes have no effect on the determination of whether a nominee or the proposal has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the Annual Meeting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote those shares on routine matters, but not on non-routine matters. Routine matters include ratification of the selection of independent public accountants. Non-routine matters include the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of future advisory votes on executive compensation.

REVOCABILITY OF PROXIES

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with our Corporate Secretary at our principal executive offices, 5775 Morehouse Drive, N-510F, San Diego, California 92121-1714, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

PROXY SOLICITATION

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition, we have retained Morrow & Company to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay that firm $7,500, plus reasonable out-of-pocket expenses, for proxy solicitation services. Solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other employees. No additional compensation will be paid to directors, officers or other employees for such services.

STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in our proxy materials for our 2015 Annual Meeting of Stockholders is September 18, 2014. Stockholder nominations for director and other proposals that are not to be included in such materials must be received no earlier than November 4, 2014 and no later than the close of business on December 4, 2014. Any such stockholder proposals or nominations for director must be submitted to our Corporate Secretary in writing at 5775 Morehouse Drive, N-510F, San Diego, California 92121-1714. Stockholders are also advised to review our Amended and Restated Bylaws, which contain additional requirements for submitting stockholder proposals and director nominations. See page  15 for further information.

HOUSEHOLDING

The SEC allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected stockholder has notified us that they want to continue receiving multiple copies. This practice is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and mailing address, and you and your spouse each have two accounts containing Qualcomm stock at two different brokerage firms, your household will receive two copies of the Qualcomm proxy materials, one from each brokerage firm. To reduce the number of duplicate sets of proxy materials your household receives, you may wish to enroll some or all of your accounts in our electronic delivery program at http://enroll.icsdelivery.com/qcom.

If you received a householded mailing this year and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials and proxy materials mailed to you, please submit your request to Broadridge ICS, either by calling toll-free (800) 542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. They will promptly send additional copies of our Notice of Internet Availability of Proxy Materials and proxy materials upon receipt of such request. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS. Please note, however, that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Internet Availability that was sent to you. If you received multiple copies of the proxy materials and would prefer to receive a single copy in the future or if you would like to opt out of householding for future mailings, you may contact Broadridge ICS.

FINANCIAL INFORMATION

Attached as Appendix 1 is certain financial information from our Annual Report on Form 10-K for fiscal 2013 that we filed with the SEC on November 6, 2013. We have not undertaken any updates or revisions to such information since the date it was filed with the SEC. Accordingly, we encourage you to review Appendix 1 together with any subsequent information we have filed with the SEC and other publicly available information.

CORPORATE DIRECTORY

Attached as Appendix 2 is a listing of our executive officers and members of our Board.

CORPORATE GOVERNANCE

CODE OF ETHICS AND CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

The Board has adopted a Code of Ethics applicable to all of our employees, including employees of our subsidiaries, and members of our Board. Any amendments to, or waivers under, the Code of Ethics that are required to be disclosed by SEC rules will be disclosed on our website at www.qualcomm.com under the “Corporate Governance” section of our “Investor Relations” page. To date, there have not been any waivers by us under the Code of Ethics.

The Board has also adopted Corporate Governance Principles and Practices, which include information regarding the Board’s policies that guide its governance practices, including the roles, responsibilities and composition of the Board, director qualifications, committee matters and stock ownership guidelines, among others.

The Code of Ethics and the Corporate Governance Principles and Practices are available on our website at www.qualcomm.com under the “Corporate Governance” section of our “Investor Relations” page.

BOARD LEADERSHIP STRUCTURE

Chairman and CEO Roles

The Board believes that it should maintain flexibility in its ability to establish and revise Qualcomm’s Board leadership structure from time to time. Our charter documents and policies do not prevent our Chief Executive Officer from also serving as our Chairman of the Board. Our Board evaluates its leadership structure and elects the Chairman and the Chief Executive Officer based on the criteria it deems to be appropriate and in the best interests of the Company and its stockholders, given the circumstances at the time of such election. While we have in the past had different persons serving as Chairman of the Board and Chief Executive Officer, the Board believes that it is currently in the best interests of the Company and its stockholders for Dr. Paul Jacobs to serve in both roles. In light of Dr. Jacobs’s knowledge of the Company and its industry, having him serve as Chairman and Chief Executive Officer provides strong unified leadership for the Company, enhances communication between management and the Board, helps the Board focus on matters that management believes are most important and allows him to lead more effectively in executing the Company’s business plan and strategic initiatives. Notwithstanding the above, on December 12, 2013, the Board appointed Mr. Steven M. Mollenkopf, then our President and Chief Operating Officer, to the position of Chief Executive Officer-elect. Mr. Mollenkopf continues to serve as our President, and will commence his service as our Chief Executive Officer following the Annual Meeting. Dr. Jacobs will step down as our Chief Executive Officer at that time. Dr. Jacobs will remain an employee of the Company, and will continue to serve as the Company’s Chairman of the Board of Directors, as Executive Chairman.

Lead Director Role

Our Board believes that the role of Presiding Director, which pursuant to our Corporate Governance Principles and Practices must be an independent director, provides an appropriate balance in Qualcomm’s leadership. The Presiding Director helps ensure a strong, independent and active Board. Under our Corporate Governance Principles and Practices, the Presiding Director is chosen by rotation among the Chairs of the Audit, Compensation and Governance committees. An individual serves as the Presiding Director for a two-year period. Mr. Stephen Bennett served as the Board’s Presiding Director during fiscal 2013 until he concluded his board service in March 2013. Ms. Sherry Lansing, the Chair of the Governance Committee, began her service as Presiding Director in March 2013. The Presiding Director has the following roles and responsibilities:

•	Presiding at all Board meetings at which the Chairman is not present, including executive sessions of the independent directors;

•	Collaborating with the Chairman and Chief Executive Officer in developing agendas for Board meetings;

•	Acting as the principal liaison between the independent directors and the Chairman and Chief Executive Officer;

•	Communicating with independent directors to ensure that matters of interest are included on agendas for Board meetings;

•	Communicating with independent directors and management to affirm that appropriate briefing materials are being provided to directors sufficiently in advance of Board meetings to allow for proper preparation and participation in meetings; and

•	Calling special meetings of the Board, with the concurrence of at least one additional director, as appropriate.

BOARD MEETINGS, COMMITTEES AND ATTENDANCE

During fiscal 2013, the Board held eight meetings. Board agendas include regularly scheduled sessions for the independent directors to meet without management present, and the Board’s Presiding Director leads those sessions. The Board delegates various responsibilities and authority to different Board committees. We have four standing Board committees: the Audit, Compensation, Governance and Finance committees. Committees regularly report on their activities and actions to the full Board. Committee assignments are re-evaluated annually and approved by the Board at an annual meeting that follows the Annual Meeting of Stockholders, typically in March of each year. Each committee acts according to a written charter approved by the Board. Copies of each charter can be found on our website at www.qualcomm.com as follows:

Name of Committee	Website Link

Audit Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=463

Compensation Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=462

Governance Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=461

Finance Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=464

The table below provides fiscal 2013 committee membership information for each of the Board committees.

Committees
Name	Audit	Compensation (1)	Governance	Finance (2)
Barbara T. Alexander	X	X
Donald G. Cruickshank	X			X
Raymond V. Dittamore	C
Susan Hockfield		X
Thomas W. Horton				X
Paul E. Jacobs
Sherry Lansing			C
Duane A. Nelles				C
Francisco Ros			X
Jonathan Rubinstein (3)
Brent Scowcroft			X
Marc I. Stern		C

(1)	Mr. Stephen M. Bennett served as Presiding Director and as Chair of the Compensation Committee until he concluded his service as a director at our 2013 annual meeting of stockholders on March 5, 2013.

(2)	Dr. Robert E. Kahn served on the Finance Committee until he concluded his service as a director at our 2013 annual meeting of stockholders on March 5, 2013.

(3)	Mr. Jonathan Rubinstein was appointed to the Board on May 5, 2013.

C	Committee Chair

The Audit Committee. The Audit Committee meets at least quarterly with our management and independent public accountants to review the results of the annual integrated audit and quarterly reviews of our consolidated financial statements and to discuss our financial statements and earnings releases. The Audit Committee selects, engages, oversees and evaluates the qualifications, performance and independence of our independent public accountants, reviews the plans and results of internal audits and reviews evaluations by management and the independent public accountants of our internal control over financial reporting and the quality of our financial reporting, among other functions. The Audit Committee met 18 times during fiscal 2013. All of the members of the Audit Committee are audit committee financial experts as defined by the SEC and independent directors within the meaning of Rule 5605 of the NASDAQ Stock Market LLC (NASDAQ Rule 5605) and Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended.

The Compensation Committee. The Compensation Committee determines compensation levels for the Chief Executive Officer, the named executive officers (as listed in the Fiscal 2013 Summary Compensation Table), the other executive officers and Board members, administers and approves stock offerings under our employee stock purchase and long-term incentive plans and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee met nine times during fiscal 2013. All of the members of the Compensation Committee are independent directors within the meaning of NASDAQ Rule 5605 and outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Governance Committee. The Governance Committee reviews, approves and oversees various corporate governance related policies and procedures applicable to us, including emergency procedures (such as disaster recovery and security). The Committee also reviews and evaluates the effectiveness of our executive development and succession planning processes and provides active leadership and oversight with respect to these processes. In addition, the Governance Committee evaluates and recommends nominees for membership on the Board and its committees. The Governance Committee met six times during fiscal 2013. All of the members of the Governance Committee are independent directors within the meaning of NASDAQ Rule 5605.

The Finance Committee. The Finance Committee reviews our financial position, cash management, dividend and stock repurchase programs, securities issuances, acquisitions and other major strategic investment decisions and provides oversight of our budgeting process. The Finance Committee met seven times during fiscal 2013.

During fiscal 2013, each Board member attended at least 75% of the aggregate of the meetings of the Board and of the meetings of the committees on which he or she served and that were held during the period for which he or she was a Board or committee member, respectively.

BOARD’S ROLE IN RISK OVERSIGHT

Qualcomm does not view risk in isolation, but considers risk as part of its regular evaluation of business strategy and business decisions. Assessing and managing risk is the responsibility of Qualcomm’s management, which establishes and maintains risk management processes, including action plans and controls, to balance risk mitigation and opportunities to create stockholder value. It is management’s responsibility to anticipate, identify and communicate risks to the Board and/or its committees. The Board oversees and reviews certain aspects of the Company’s risk management efforts, either directly or through its committees. Qualcomm approaches risk management by integrating its strategic planning, operational decision making and risk oversight and communicating risks and opportunities to the Board. The Board commits extensive time and effort every year to discussing and agreeing upon the Company’s strategic plan, and it reconsiders key elements of the strategic plan as significant events and opportunities arise during the year. As part of the review of the strategic plan, as well as in evaluating events and opportunities that occur during the year, the Board and management focus on the primary success factors and risks for the Company.

While the Board has primary responsibility for oversight of the Company’s risk management, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight. Specifically, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with certain public reporting requirements. The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks arising from compensation policies and programs. The Governance Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks related to corporate governance, succession planning and emergency procedures (including disaster recovery and security). The Finance Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks related to major strategic investment decisions and other financial transactions, treasury functions and policies and budget processes. Each of the committee Chairs reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.

We believe that our leadership structure supports the risk oversight function of the Board. With our Chief Executive Officer serving as Chairman of the Board, he is able to promote open communication between management and directors relating to risk. Additionally, each Board committee is chaired by an independent director and all directors are actively involved in the risk oversight function.

DIRECTOR NOMINATIONS

Our Amended and Restated Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at our Annual Meeting of Stockholders. The Board has also adopted a formal policy concerning stockholder recommendations of Board candidates to the Governance Committee. This policy is set forth in our Corporate Governance Principles and Practices, which is available on our website at www.qualcomm.com under the “Corporate Governance” section of our “Investor Relations” page. Under this policy, the Governance Committee will review a reasonable number of candidates recommended by a single stockholder who has held over 1% of our common stock for over one year and who satisfies the notice, information and consent requirements set forth in our Amended and Restated Bylaws. To recommend a nominee for election to the Board, a stockholder must submit his or her recommendation to the Corporate Secretary at our corporate offices at 5775 Morehouse Drive, N-510F, San Diego, California 92121-1714. A stockholder’s recommendation must be received by us within the time limits set forth above under “Stockholder Proposals.” A stockholder’s recommendation must be accompanied by the information with respect to the stockholder nominee as specified in the Amended and Restated Bylaws, including among other things, the name, age, address and occupation of the recommended person, the proposing stockholder’s name and address, the ownership interests of the proposing stockholder and any beneficial owner on whose behalf the nomination is being made (including the number of shares beneficially owned, any hedging, derivative, short or other economic interests and any rights to vote any shares), and any material monetary or other relationships between the recommended person and the proposing stockholder and/or the beneficial owners on whose behalf the nomination is being made. The proposing stockholder must also provide evidence of owning the requisite number of shares of our common stock for over one year. Candidates so recommended will be reviewed using the same process and standards for reviewing Governance Committee recommended candidates.

In evaluating director nominees, the Governance Committee considers the following factors:

•	The appropriate size of the Board;

•	Our needs with respect to the particular talents and experience of our directors;

•	The knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	Familiarity with national and international business matters;

•	Experience in political affairs;

•	Experience with accounting rules and practices;

•	Appreciation of the relationship of our business to the changing needs of society;

•	The nominee’s other commitments, including the other boards on which the nominee serves; and

•	The desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Governance Committee’s goal is to assemble a board of directors that brings to us a diversity of perspectives and skills derived from high quality business and professional experience. In doing so, the Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Governance Committee does, however, believe it appropriate for at least one, and preferably several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by the SEC, and for a majority of the members of the Board to meet the definition of “independent director” under NASDAQ Rule 5605. The Governance Committee also believes that it is in the best interests of stockholders that a key member of our current management participates as a member of the Board. The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue their service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue to serve or if the Governance Committee or the Board decides not to re-nominate a member for re-election, the Governance Committee identifies the desired skills and experience of a new nominee based on the criteria above. Current members of the Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals. We have, in the past, engaged third parties to assist in identifying and evaluating potential nominees.

MAJORITY VOTING

Under our Amended and Restated Bylaws, in an uncontested election, if any incumbent nominee for director receives a greater number of “withhold” votes (ignoring abstentions and broker non-votes) than votes cast “for” his or her election, the director shall promptly tender his or her resignation from the Board, subject to acceptance by the Board. In that event, the Governance Committee shall make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other actions should be taken. In making its recommendation, the Governance Committee will consider all factors it deems relevant, including, without limitation, the stated reasons why stockholders withheld votes from such director, the length of service and qualifications of such director, the director’s past contributions to us and the availability of other qualified candidates for director. The Governance Committee’s evaluation shall be forwarded to the Board to permit the Board to act on it no later than 90 days following the date of the stockholder meeting. In reviewing the Governance Committee’s recommendation, the Board shall consider the factors evaluated by the Governance Committee and such additional information and factors as the Board believes to be relevant. If the Board determines that the director’s resignation is in the best interests of the Company and its stockholders, the Board shall promptly accept the resignation. We will publicly disclose the Board’s decision within four business days in a Current Report on Form 8-K, providing an explanation of the process by which the decision was reached and, if applicable, the reasons for not accepting the director’s resignation. The director in question will not participate in the Governance Committee’s or the Board’s considerations of the appropriateness of his or her continued service, except to respond to requests for information.

STOCK OWNERSHIP GUIDELINES

We adopted stock ownership guidelines for our directors and executive officers to help ensure that they each maintain an equity stake in the Company and, by doing so, appropriately link their interests with those of other stockholders. The guideline for executive officers is based on a multiple of the executive’s base salary, ranging from two to six times, with the size of the multiple based on the individual’s position with the Company. Only shares actually owned (as shares or as vested deferred stock units) count toward the requirement. Executives are required to achieve these stock ownership levels within five years of becoming an executive officer. Non-employee directors are required to hold a number of shares of our common stock with a value equal to five times the annual retainer for Board service paid to U.S. residents. Non-employee directors are required to achieve this ownership level within five years of joining the Board, or (in the case of non-employee directors serving on the Board on September 18, 2009) by September 18, 2014. Non-employee directors who were serving on September 18, 2009 are required to hold a number of shares of the Company’s common stock with a value equal to three times the annual cash retainer for Board service paid to U.S. residents through September 18, 2014 when the new requirement becomes effective. In addition to the preceding ownership guidelines, all directors are expected to own shares of our common stock within one year of joining the Board. See the “Compensation Program Best Practices” section under “Compensation Discussion and Analysis” for additional information.

COMMUNICATIONS WITH DIRECTORS

We have adopted a formal process for stockholder communications with the Board. This process is also set forth in our Corporate Governance Principles and Practices. Stockholders who wish to communicate to the Board should do so in writing to the following address:

[Name of Director(s) or Board of Directors]

Qualcomm Incorporated

Attn: General Counsel

5775 Morehouse Drive, N-510F

San Diego, California 92121-1714

Our General Counsel logs all such communications (and the disposition of such communications as set forth below) and forwards those not deemed frivolous, threatening or otherwise inappropriate to the Chair of the Governance Committee for distribution to the appropriate members of the Board and/or management.

ANNUAL MEETING ATTENDANCE

Our Corporate Governance Principles and Practices set forth a policy on director attendance at annual meetings. Directors are encouraged to attend absent unavoidable conflicts. All directors then in office attended our last annual meeting, except Mr. Horton.

DIRECTOR INDEPENDENCE

The Board has determined that, except for Dr. Paul Jacobs and Mr. Steven Mollenkopf, all of the members of the Board are “independent directors” within the meaning of NASDAQ Rule 5605.

PROPOSAL 1:  ELECTION OF DIRECTORS

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation and Amended and Restated Bylaws provide that directors are to be elected at the Annual Meeting of Stockholders to hold office until the next annual meeting and until their respective successors are elected and qualified. Vacancies on the Board resulting from death, resignation, disqualification, removal or other causes may be filled by either the affirmative vote of the holders of a majority of the then-outstanding shares of common stock or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board is present. Newly created directorships resulting from any increase in the number of directors may, unless the Board determines otherwise, be filled only by the affirmative vote of the directors then in office, even if less than a quorum of the Board is present. Any director elected as a result of a vacancy shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor has been elected and qualified.

Our Restated Certificate of Incorporation provides that the number of directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. The Board has set the number of directors at 14. Therefore, 14 directors will stand for election at the Annual Meeting.

In an uncontested election, our Bylaws provide that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Abstentions and broker non-votes have no effect on the vote. In an uncontested election, if any nominee for director who is currently serving on the Board receives a greater number of “withhold” votes than votes “for” his or her election, the director shall promptly tender his or her resignation from the Board, subject to acceptance by the Board. The process that will be followed by the Board in that event is described above under the heading “Majority Voting.”

The candidates receiving a majority of votes with respect to the election of directors will be elected directors of the Company. Shares of common stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the 14 nominees named below. Each person nominated for election has agreed to serve, if elected, and the Board has no reason to believe that any nominee will be unable to serve.

NOMINEES FOR ELECTION

BARBARA T. ALEXANDER

Age: 65 Director since: 2006

Ms. Alexander has been an independent consultant since February 2004. From October 1999 to January 2004, she was a senior advisor for UBS, and from January 1992 to September 1999, she was a managing director of Dillon Read & Co., Inc. (Dillon Read). Prior to joining Dillon Read, Ms. Alexander was a managing director in the corporate finance department of Salomon Brothers. Ms. Alexander is past Chairman of the Board of the Joint Center for Housing Studies at Harvard University and is currently a member of that board’s executive committee and an executive fellow of the Joint Center for Housing Studies at Harvard University. Ms. Alexander has been a director of Allied World Assurance Company Holdings, Ltd. since August 2009, KB Home since

October 2010 and Choice Hotels since February 2012. Ms. Alexander previously served as a director of Centex Corporation from July 1999 to August 2009, Burlington Resources, Inc. from January 2004 to March 2006, Federal Home Loan Mortgage Corporation (Freddie Mac) from November 2004 to March 2010 and Harrah’s Entertainment, Inc. from February 2002 to April 2007. She holds B.S. and M.S. degrees in theoretical mathematics from the University of Arkansas, Fayetteville. We believe Ms. Alexander’s qualifications to serve on our Board include her significant financial and accounting experience. In addition, she has extensive experience serving on several other public company boards, including in most instances service as the Chair or a member of the audit committee of those other boards. Her experience at Freddie Mac has added to her knowledge regarding risk management issues. She has been designated as an audit committee financial expert.

DONALD G. CRUICKSHANK

Age: 71 Director since: 2005

Sir Donald has been Chairman of Audioboo Ltd. since April 2010. He was Chairman of Clinovia Group Ltd. from January 2004 to February 2007 and Formscape Group Ltd. from April 2003 to December 2006 and was a member of the Financial Reporting Council, the body in the U.K. responsible for oversight of the Accountancy and Actuarial professions and for corporate governance standards, from June 2001 to June 2007. Sir Donald has extensive experience in a number of areas, including European regulation and telecommunications. His career has included assignments at McKinsey & Co. Inc., Times Newspapers, Virgin Group plc., Wandsworth Health Authority and the National Health Service in Scotland. Sir Donald served as Chairman of the London Stock Exchange plc. from 2000 to 2003 and as Director General of the U.K.’s Office of Telecommunications (Oftel) from 1993 to 1998. From 1997 to 2000, he served as Chairman of Action 2000, the U.K.’s Millennium Bug campaign. In 1998, Chancellor Gordon Brown appointed him as Chairman of the Government’s Review of the U.K. banking sector, and from 1999 to 2004, he served as Chairman of SMG plc., one of Scotland’s leading broadcasters. Sir Donald holds an M.A. degree in law and an honorary L.L.D. degree from the University of Aberdeen and an M.B.A. degree from Manchester Business School, the University of Manchester. We believe Sir Donald’s qualifications to serve on our Board include his extensive management experience in a diverse range of companies, his many years of experience in working with governmental organizations, his extensive experience in European regulation and telecommunications policies and administration and his broad experience in international business matters. In addition, as a native of the United Kingdom, with significant pan-European experience, Sir Donald brings a non-U.S. centric perspective which is beneficial to our Board. He has been designated as an audit committee financial expert.

RAYMOND V. DITTAMORE

Age: 70 Director since: 2002

Mr. Dittamore retired in June 2001 as a partner of Ernst & Young LLP, an international public accounting firm, after 35 years of service. Mr. Dittamore has been a director of Life Technologies Corporation since July 2001. He previously served as a director of Gen-Probe Incorporated from August 2002 to September 2009 and Digirad Corporation from March 2004 to March 2008. Mr. Dittamore holds a B.S. degree in accounting from San Diego State University. We believe Mr. Dittamore’s qualifications to serve on our Board include his many years of financial and accounting experience, including his long service with an international accounting firm as an audit partner and as a member of that firm’s management. In addition, Mr. Dittamore has served and currently serves on other public company boards, where he has gained extensive audit committee experience as well as additional insight into the practices of other boards and their committees. He has been designated as an audit committee financial expert.

SUSAN HOCKFIELD

Age: 62 Director since: 2012

Dr. Hockfield has been President Emerita of the Massachusetts Institute of Technology (MIT) since July 2012 and Professor of Neuroscience at MIT since 2004. She was President of MIT from December 2004 to July 2012. Dr. Hockfield joined the faculty of Yale University in 1985 and served as Provost from 2002 to 2004 and dean of the Graduate School of Arts and Sciences from 1998 to 2002. Dr. Hockfield was a member of the scientific staff of the Cold Spring Harbor Laboratory from 1980 to 1985 and a National Institutes of Health (NIH) postdoctoral fellow at the University of California at San Francisco in 1980. Dr. Hockfield has been a director of the General Electric Company since December 2006. She has been a trustee of the Carnegie Corporation of New York since September 2006. Dr. Hockfield holds honorary degrees from several U.S. and international universities and is a member of the American Academy of Arts and Sciences and a fellow of the American Association for the Advancement of Science. Dr. Hockfield holds a B.A. degree in biology from the University of Rochester and a Ph.D. degree in Anatomy from the Georgetown University School of Medicine. We believe Dr. Hockfield’s qualifications to serve on our Board include her significant management and leadership experience developed and demonstrated as President of MIT, a leading research university, and as Provost and a dean at Yale. Throughout our corporate history, we have valued and benefited from our interaction with academic institutions. Dr. Hockfield’s experience in education and her perspective as a scientist provides us with important insights as we develop and invest in new technologies and evaluate new ideas. In addition, her service on other public company boards brings valuable perspectives to our Board.

THOMAS W. HORTON

Age: 52 Director since: 2008

Mr. Horton has been Chairman of American Airlines Group Inc. (formed upon the merger of AMR Corporation (AMR) and US Airways Group, Inc.) since December 2013 and Chairman of American Airlines, Inc. (American) since November 2011. He was Chairman and Chief Executive Officer of AMR and Chief Executive Officer of American from November 2011 to December 2013, and President of AMR and American from July 2010 to

December 2013. He served as Executive Vice President and Chief Financial Officer of AMR and American from March 2006 to July 2010. He served as Vice Chairman and Chief Financial Officer of AT&T Corporation (AT&T) from January 2002 to February 2006. Prior to joining AT&T, Mr. Horton was Senior Vice President and Chief Financial Officer of AMR from January 2000 to 2002 and served in numerous management positions with AMR since 1985. In November 2011, AMR and American filed voluntary petitions for reorganization under Federal bankruptcy laws, and emerged from bankruptcy in December 2013. Mr. Horton holds a B.B.A. degree in accounting from Baylor University and an M.B.A. degree from Southern Methodist University. We believe Mr. Horton’s qualifications to serve on our Board include his management, financial and accounting experience, including his current position as President of AMR Corporation and his prior service as Vice Chairman and Chief Financial Officer of AT&T Corporation and as Executive Vice President and Chief Financial Officer of AMR. In particular, Mr. Horton’s roles in operational and financial management at AMR bring valuable insights to our Board, as well as providing a useful resource to our senior management.

PAUL E. JACOBS

Age: 51 Director since: 2005

Dr. Jacobs has served as Chairman of the Board of Directors since March 2009, as a director since June 2005 and as Chief Executive Officer since July 2005. He served as Group President of our QWI segment from July 2001 to June 2005. In addition, he served as Executive Vice President from February 2000 to June 2005. Dr. Jacobs was a director of A123 Systems, Inc. from November 2002 to July 2012. Dr. Jacobs holds a B.S. degree in electrical engineering and computer science, an M.S. degree in electrical engineering and a Ph.D. degree in electrical engineering and computer science from the University of California, Berkeley. We believe Dr. Jacobs’s qualifications to serve on our Board include his extensive business, operational and management experience in the wireless telecommunications industry, including his current position as our Chairman and Chief Executive Officer. His extensive knowledge of our business, products, strategic relationships and opportunities, as well as the rapidly evolving technologies and competitive environment in our industry, bring valuable insights and knowledge to our Board.

SHERRY LANSING

Age: 69 Director since: 2006

Ms. Lansing is the Founder and has been the Chair of the Sherry Lansing Foundation, a philanthropic organization focusing on cancer research, health and education, since 2005. From 1992 to 2005, she was the Chair of the Motion Picture Group of Paramount Pictures where she oversaw the release of more than 200 films, including Academy Award® winners Forrest Gump, Braveheart and Titanic. From 1984 to 1990, she operated her own production company, Lansing Productions, and co-founded Jaffe/Lansing Productions. In 1980, she became the film industry’s first female to oversee all aspects of a studio’s motion picture production when she was appointed President of Production at 20th Century Fox. She holds additional trustee, chair and advisory positions with the Friends of Cancer Research, the American Association of Cancer Research, the Carter Center and Stop Cancer, a non-profit philanthropic group she founded in partnership with Dr. Armand Hammer. Ms. Lansing is also a regent of the University of California and serves as Chair of the University Health Services Committee. Ms. Lansing has been a director of Dole Food Company, Inc. since October 2009 and RealD Inc. since May 2010. She earned the 2004 Horatio Alger Humanitarian Award, the 2003 Woodrow Wilson Award for Corporate Citizenship, a 2003 honorary doctorate in fine arts from the American Film Institute, the 1989 Alfred P. Sloan, Jr. Memorial Award and the 1982 Distinguished Community Service Award from Brandeis University. She holds a B.S. degree in speech, with minors in English and mathematics, from Northwestern University. We believe that Ms. Lansing’s qualifications to serve on our Board include her management and operational experience in the entertainment and content production business. Given the convergence of content and delivery capability, as well as consumer driven technology and device capability, Ms. Lansing’s professional experience is of great value to the Board and Qualcomm. In addition, her past and current service on other public company boards brings valuable insights to our Board.

STEVEN M. MOLLENKOPF

Age: 44 Director since: 2013

Mr. Mollenkopf has served as our Chief Executive Officer-elect and President, and as a director, since December 2013. He served as President and Chief Operating Officer from November 2011 to December 2013. He served as Executive Vice President and Group President from September 2010 to November 2011, as Executive Vice President and President of QCT from August 2008 to September 2010, as Executive Vice President, QCT Product Management from May 2008 to July 2008, as Senior Vice President, Engineering and Product Management from July 2006 to May 2008 and as Vice President, Engineering from April 2002 to July 2006. Mr. Mollenkopf joined Qualcomm in 1994 as an engineer and throughout his tenure at Qualcomm has held several other technical and leadership roles. Mr. Mollenkopf holds a B.S. degree in Electrical Engineering from Virginia Tech and an M.S. degree in Electrical Engineering from the University of Michigan. We believe Mr. Mollenkopf’s qualifications to serve on our Board include his extensive business, operational and management experience in the wireless telecommunications industry, including his current position as our Chief Executive Officer-elect and President. His extensive knowledge of our business, products, strategic relationships and opportunities, as well as the rapidly evolving technologies and competitive environment in our industry, bring valuable insights and knowledge to our Board.

DUANE A. NELLES

Age: 70 Director since: 1988

Mr. Nelles has been in the personal investment business since 1987. Prior to that time, he was a partner in the international public accounting firm of Coopers & Lybrand LLP, which he joined in 1968. Mr. Nelles served as a director of American Assets Trust, Inc. since February 2011, WFS Financial Inc. from July 1995 to March 2006 and Westcorp Inc. from February 2003 to March 2006. He holds a B.A. degree in economics and mathematics from Albion College and an M.B.A. degree from the University of Michigan. We believe Mr. Nelles’s qualifications to serve on our Board include his financial and accounting experience, including his nearly 20 years of service as a partner in an international public accounting firm and his many years as a private investor and businessman. In addition, Mr. Nelles’s service as a director of Qualcomm for over 20 years provides important context and historical perspective to Board deliberations.

CLARK T. “SANDY” RANDT, JR.

Age: 68 Director since: 2013

Mr. Randt has been President of Randt & Co. LLC, a company that advises firms with interests in China, since August 2009. He is a former U.S. ambassador to the People’s Republic of China, where he served from July 2001 until January 2009. From January 1994 through June 2001, he was a partner resident in the Hong Kong office of Shearman & Sterling, a major international law firm, where he headed the firm’s China practice. From August 1982 through October 1984, Mr. Randt served as First Secretary and Commercial Attaché at the U.S. Embassy in Beijing. In 1974, he was the China representative of the National Council for United States-China Trade, and from August 1968 to March 1972, he served in the U.S. Air Force Security Service. Mr. Randt is a member of the New York bar association and the Council on Foreign Relations. He is a former governor and first vice president of the American Chamber of Commerce in Hong Kong. Mr. Randt has been a director of Valmont Industries, Inc. since February 2009, a director of the United Parcel Service, Inc. since August 2010, and serves on the Board of Governors of the Yale-National University of Singapore liberal arts college. He is fluent in Chinese Mandarin. Mr. Randt graduated from Yale University with a B.A. degree in English literature and received a J.D. degree from the University of Michigan. He also attended Harvard Law School where he was awarded the East Asia Legal Studies Traveling Fellowship to China. We believe that Mr. Randt’s qualifications to serve on our Board include his deep understanding of Asia and experience in facilitating business throughout Asia, which is one of the most important regions in the world. He brings to our Board substantial experience in both diplomacy and international trade, including service as the U.S. Ambassador to The People’s Republic of China. His international experience and knowledge of Asian business operations provides valuable insights to our Board.

FRANCISCO ROS

Age: 63 Director since: 2010

Dr. Ros is President of First International Partners, S.L., a business consulting firm he founded in 2002. He was Secretary of State (vice minister) of the Government of Spain from May 2004 to July 2010. He served as a senior director of business development of Qualcomm from July 2003 to April 2004. From January 2000 to June 2002, he was Chairman and CEO of Alua Broadband Optical Access, a company he co-founded. From May 1996 to

October 1998, Dr. Ros served as President and CEO of Unisource (a joint venture among KPN, Telia, Swisscom and Telefónica). From April 1983 to November 1996, Dr. Ros headed several business areas within the Telefónica Group and became Managing Director of the holding company and member of its Executive Management Board. In 2011, he was the recipient of the Great Cross of the Order of Civil Merit and the Great Plate of Telecommunications and the Information Society, both granted by the Government of Spain. Dr. Ros was a director of Proteccion On-Line S.L. from October 2012 to June 2013. Dr. Ros holds an engineer and Ph.D. degrees in telecommunications from the Universidad Politecnica de Madrid, an M.S. degree in electrical engineering and a Ph.D. degree in electrical engineering and computer science from the Massachusetts Institute of Technology (MIT) and an advanced management degree from the Instituto de Estudios Superiores de la Empresa (IESE, Business School) in Madrid. We believe Dr. Ros’s qualifications to serve on our Board include his significant experience related to the regulatory environment in Europe for wireless technology, as well as his technical and business background and education. In addition, Dr. Ros brings a non-U.S. perspective to issues facing us, enhancing the understanding of our Board.

JONATHAN J. RUBINSTEIN

Age: 57 Director since: 2013

Mr. Rubinstein was Senior Vice President, Product Innovation for the Personal Systems Group of the Hewlett-Packard Company (HP) from July 2011 to January 2012, and Senior Vice President and General Manager, Palm Global Business Unit of HP from July 2010 through July 2011. Mr. Rubinstein was Chief Executive Officer and President of Palm, Inc. (Palm) from June 2009 until its acquisition by HP in July 2010 and Chairman of the Board of Palm from October 2007 through the date of acquisition. He was Senior Vice President, iPod Division of Apple Inc. (Apple) from 2003 to 2006 and Senior Vice President, Hardware Engineering of Apple from 1997 to 2003. Mr. Rubinstein is a member of the National Academy of Engineering. Mr. Rubinstein has been a director of Amazon.com, Inc. since December 2010. Mr. Rubinstein holds B.S. and M.Eng. degrees in electrical engineering from Cornell University and an M.S. degree in computer science from Colorado State University. We believe that Mr. Rubinstein’s qualifications to serve on our Board include his substantial operational and executive management experience at a range of large technology companies, including senior management responsibilities at HP, Palm and Apple. His experience in addressing product development issues in emerging and evolving technology environments provides our Board with valuable knowledge and insights.

BRENT SCOWCROFT

Age: 88 Director since: 1994

General Scowcroft is the President of The Scowcroft Group, Inc., an international business consulting firm he founded in June 1994. He served as Assistant to the President for National Security Affairs for President George H.W. Bush from January 1989 until January 1993; he also held that position for President Gerald R. Ford during his term. A retired U.S. Air Force Lieutenant General, General Scowcroft served in numerous national security posts in the Pentagon and the White House prior to his appointments as Assistant to the President for National Security Affairs. General Scowcroft holds numerous honorary degrees, a B.S. degree in engineering from West Point and M.A. and Ph.D. degrees in political science from Columbia University. We believe General Scowcroft’s qualifications to serve on our Board include his significant experience in the management of large scale organizations during his years of active military service and his extensive knowledge of international business and governmental affairs, which have been gained at the highest levels of governmental service and through working with numerous international businesses. In particular, General Scowcroft is a recognized expert on China, one of the most important regions in the world.

MARC I. STERN

Age: 69 Director since: 1994

Mr. Stern is Chairman of The TCW Group, Inc. (TCW), a Los Angeles-based asset-management firm with approximately $130 billion of assets under management, and has served as a director of TCW since September 1992. Prior to being named Chairman of TCW in February 2013, Mr. Stern served as TCW’s Vice Chairman from July 2005 to February 2013, Chief Executive Officer from July 2009 to August 2012 and as President from May 1992 to October 2005. From May 2007 to February 2013, he was a member of the Management Committee of Société Générale Group and Chairman of Société Générale Global Investment Management and Services (GIMS) North America unit. TCW was acquired by Société Générale in 2001. Société Générale sold its interest in TCW in 2013 to The Carlyle Group and TCW management. Mr. Stern served as a director of Rockefeller & Co., Inc., a wealth management firm, from June 2008 to September 2012. Mr. Stern served as President and a director of SunAmerica, Inc., a financial services company, from 1988 to 1990. Prior to joining SunAmerica, Mr. Stern was Managing Director and Chief Administrative Officer of The Henley Group, Inc., a diversified manufacturing company, and prior to that was Senior Vice President of Allied-Signal Inc., a diversified manufacturing company. Mr. Stern holds a B.A. degree in political science and history from Dickinson College, an M.A. degree in government from the Columbia University Graduate School of Public Law and Government and a J.D. degree from the Columbia University School of Law. We believe that Mr. Stern’s qualification’s to serve on our Board include his many years of business, operational and financial management experience. In addition, his current and prior service on other public company boards permits him to contribute valuable strategic management insight to our Board, both with respect to specific governance and compensation related issues, as well as general leadership. Finally, as a member of our Board since 1994, Mr. Stern brings a valuable historical perspective on the development of the Company’s business and its leadership.

REQUIRED VOTE AND BOARD RECOMMENDATION

If a quorum is present and voting, each of the 14 nominees for director will be elected by a vote of a majority of the votes cast, meaning that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote for each of the 14 nominees, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NAMED NOMINEE.

PROPOSAL 2:  RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as our independent public accountants for the fiscal year ending September 28, 2014, and the Board has directed that management submit the selection of independent public accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our consolidated financial statements since we commenced operations in 1985.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants is not required by our Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to stockholders for ratification as a matter of good corporate practice. If stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

FEES FOR PROFESSIONAL SERVICES

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the fiscal years ended September 29, 2013 and September 30, 2012 and fees for other services rendered by PricewaterhouseCoopers LLP during those periods. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process described below.

	Fiscal 2013	Fiscal 2012
Audit fees (1)	$7,094,000	$7,701,000
Audit-related fees (2)	3,152,000	3,464,000
Tax fees (3)	101,000	348,000
All other fees (4)	561,000	656,000

Total	$10,908,000	$12,169,000

(1)	Audit fees consist of fees for professional services rendered for the audit of our annual consolidated financial statements and the effectiveness of our internal control over financial reporting, the review of our interim condensed consolidated financial statements included in quarterly reports and audits of certain subsidiaries and businesses for statutory, regulatory and other purposes.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “audit fees.” This category includes fees principally related to field verification of royalties from certain licensees.

(3)	Tax fees consist of fees for professional services rendered for a real estate cost segregation study.

(4)	All other fees consist of fees for permissible advisory services provided in connection with an operational readiness study and technical publications purchased from the independent public accountants.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and an estimated fee. The Audit Committee has delegated pre-approval authority to certain committee members when expedition of approval is necessary. The independent public accountants and management periodically report to the full Audit Committee regarding the extent of services provided by the independent public accountants and the fees for the services performed to date. All services rendered by PricewaterhouseCoopers LLP during fiscal 2013 and 2012 were pre-approved by the Audit Committee.

REPRESENTATION FROM PRICEWATERHOUSECOOPERS AT THE ANNUAL MEETING

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

REQUIRED VOTE AND BOARD RECOMMENDATION

The affirmative vote of a majority of the votes cast at the meeting at which a quorum is present, either in person or by proxy, is required to approve this proposal. Abstentions will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 28, 2014.

PROPOSAL 3:  ADVISORY VOTE FOR APPROVAL OF OUR EXECUTIVE

COMPENSATION

The Compensation Committee and the Board believe that our policies, procedures and fiscal 2013 compensation amounts were effective in implementing our compensation philosophy and in achieving its goals. This stockholder advisory vote, commonly known as “Say-on-Pay,” is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended and gives our stockholders the opportunity to approve or not approve, on a non-binding advisory basis, the compensation paid to our named executive officers (NEOs). The Board recommends a vote for the following resolution:

“Resolved, that the stockholders of QUALCOMM Incorporated approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative disclosures.”

At the March 8, 2011 annual meeting, stockholders were first asked to advise the Compensation Committee and the Board of Directors regarding how frequently to conduct the advisory vote on executive compensation. A majority of shares voted indicated a preference for an annual “Say-on-Pay” advisory vote, and the Compensation Committee adopted an annual “Say-on-Pay” voting practice.

PAY AND PERFORMANCE ALIGNMENT

For fiscal 2013, we believe that our CEO’s compensation was appropriately aligned with our business performance. The Compensation Committee considered our financial growth relative to our peer companies, our absolute total shareholder return (TSR) for 1- and 3-year periods and our TSR for 1- and 3-year periods relative to our peer companies. Our CEO earned an amount under the Annual Cash Incentive Plan (ACIP) and an aggregate grant date fair value of equity in fiscal 2013 similar to those he received in fiscal 2012.

COMPENSATION PROGRAM BEST PRACTICES

We continued the many ongoing practices that promote consistent leadership, decision-making and actions without taking inappropriate or unnecessary risks. These practices are discussed in detail in the Compensation Discussion and Analysis (CD&A) section and include:

•	A majority of our long-term incentive equity awards are performance-based.

•	A significant portion of our NEOs’ compensation varies with Company financial and stock performance.

•	We have a balanced approach to incentive programs including a mix of short- and long-term incentives and performance measures.

•	We have limits on incentive amounts that may be earned in the event we significantly exceed our annual financial performance objectives or exceptional performance relative to peer companies.

•	We have an enterprise risk management process that includes compensation, talent management and succession planning.

•	We have stock ownership guidelines.

•	We have no tax gross-ups, except as provided to all eligible employees for business-related expenses, such as relocation.

•	We have a cash incentive compensation clawback policy in the event of an accounting restatement.

•	Our insider trading policy includes a prohibition on hedging and pledging of our common stock covering all employees and outside directors.

•	Our NEOs do not have severance agreements or employment contracts, and our equity acceleration in the event of a change-in-control is “double-trigger.”

•	Our compensation decisions are made with both prevalent practices and comparative performance information as background, using objectively selected smaller and larger peers where the Company is reasonably positioned in the middle of the range.

MODIFICATIONS TO OUR COMPENSATION PROGRAMS

The Compensation Committee approved modifications to our compensation program and practices for fiscal 2013 in response to a decline in the percentage of votes cast in favor of the compensation of our NEOs from 95% in fiscal 2011 to 69% in fiscal 2012. We disclosed these modifications in the proxy statement for the 2013 annual meeting of stockholders, at which time the percentage of votes cast in favor of the compensation of our NEOs increased to 95%. These modifications included:

•	Added revenues as a secondary quantitative criterion for selecting peer companies.

•	Reduced the maximum ACIP amount from 2.5 times to 2.0 times the target amount.

•	Reduced the rate of increase in the ACIP funding formula for financial performance that exceeds objectives.

•	Changed the timing of equity awards to better align the disclosure of the awards with the fiscal year performance for which they are earned.

•	Prohibited the pledging of our common stock.

EFFECT OF THIS RESOLUTION

Because your vote is advisory, it will not be binding upon the Company, the Board or the Compensation Committee. However, our Board and Compensation Committee value the opinions of our stockholders, and the Compensation Committee will take into account the outcome of this vote when considering future compensation decisions.

BOARD RECOMMENDATION

The Board believes that the compensation of our NEOs, as described in the CD&A, compensation tables and narrative disclosures, is appropriate for the reasons discussed herein.

THE BOARD RECOMMENDS AN ADVISORY VOTE “FOR” APPROVAL OF OUR EXECUTIVE COMPENSATION.

PROPOSAL 4:  ADVISORY VOTE ON THE FREQUENCY OF ADVISORY

VOTE ON EXECUTIVE COMPENSATION

We are required by Section 14A of the Securities Exchange Act to seek stockholder input at least every six years regarding the frequency of advisory votes on executive compensation, commonly known as “Say-on-Pay” votes. At the Annual Meeting, we are requesting that our stockholders indicate their preference for an annual, biennial (every two years) or triennial (every three years) frequency of future “Say-on-Pay” advisory votes.

REASON FOR THE PROPOSAL AT THIS TIME

At our 2011 annual meeting of stockholders, we asked our stockholders to indicate their preference regarding how frequently we should conduct future advisory votes on executive compensation. In the 2011 Proxy Statement, the Board noted that the “Say-on-Pay” advisory vote was, at that time, an emerging and newly regulated practice. As a result, although we are only required to seek stockholder input on the frequency of “Say-on-Pay” advisory votes every six years, at that time the Board committed to solicit again in three years our stockholders’ preferences regarding the frequency of the “Say-on-Pay” advisory vote. Even though we adopted an annual “Say-on-Pay” advisory vote based on our stockholders’ preference 2011, the Board is fulfilling its commitment to our stockholders by soliciting their advice at the Annual Meeting on the frequency of future “Say-on-Pay” advisory votes.

EFFECT OF THIS RESOLUTION

Because your vote is advisory, it will not be binding upon the Company, the Board or the Compensation Committee. However, the Compensation Committee will take into account the outcome of this vote when considering the frequency of future advisory votes on executive compensation.

BOARD RECOMMENDATION

Although we recognize the potential benefits of having less frequent “Say-on-Pay” votes (including providing us with the time to implement changes before the next vote), we acknowledge current governance expectations related to providing stockholders an annual opportunity to express their opinion about NEO compensation in light of company performance. We also note the wide adoption of annual “Say-on-Pay” votes, both among our peer companies and more broadly. We have been responsive to previous “Say-on-Pay” outcomes and the feedback we have received from investors, including making numerous changes to our compensation program following the 2012 “Say-on-Pay” advisory vote, which we disclosed in both this proxy statement and in the proxy statement for the 2013 annual meeting of stockholders. As a result of both the current expectations of investors and prevailing practices, the Board recommends an “Annual” advisory vote on executive compensation.

THE BOARD RECOMMENDS AN ANNUAL ADVISORY VOTE ON EXECUTIVE COMPENSATION.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of December 16, 2013 by: (i) each stockholder known to us to have greater than a 5% ownership interest (based solely on our review of Schedules 13D and 13G filed with the SEC); (ii) each of our executive officers named in the Fiscal 2013 Summary Compensation Table under “Executive Compensation and Related Information” (the Named Executive Officers or NEOs); (iii) each current director and nominee for director; and (iv) all of our executive officers and directors as a group.

	Amount and Nature of Beneficial Ownership (1)

Name of Beneficial Owner	Number of Shares	Percent of Class
BlackRock, Inc.
40 East 52nd Street
New York, NY 10022 (2)	107,162,364	6.35%
Paul E. Jacobs (3)	4,019,099	*
George S. Davis	-	*
William E. Keitel (4)	43,974	*
Derek K. Aberle (5)	228,165	*
Steven M. Mollenkopf	40,919	*
Donald J. Rosenberg (6)	252,642	*
Barbara T. Alexander (7)	36,968	*
Donald G. Cruickshank (8)	78,200	*
Raymond V. Dittamore (9)	85,429	*
Susan Hockfield (10)	-	*
Thomas W. Horton (11)	9,973	*
Sherry Lansing (12)	41,587	*
Duane A. Nelles (13)	116,613	*
Clark T. Randt, Jr.	-	*
Francisco Ros (14)	475	*
Jonathan J. Rubinstein (15)	797	*
Brent Scowcroft (16)	456,972	*
Marc I. Stern (17)	465,685	*
All Executive Officers and Directors as a Group (27 persons) (18)	6,943,045	*

*	Less than 1%

(1)	This table is based upon information supplied by officers and directors. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 1,686,810,716 shares outstanding on December 16, 2013, adjusted as required by rules promulgated by the SEC.

(2)	This information is as of December 31, 2012 and based on the Schedule 13G filed with the SEC by BlackRock, Inc.

(3)	Includes 523,852 shares held in family trusts, 845,808 shares held in Grantor Retained Annuity Trusts for the benefit of Dr. Paul Jacobs and his spouse and 212,387 shares held for benefit of his children. Dr. Paul Jacobs disclaims all beneficial ownership for the shares held in trust for the benefit of his children. Also includes 2,408,198 shares issuable upon exercise of options exercisable within 60 days, of which 721,763 shares are held in trusts for the benefit of Dr. Paul Jacobs and/or his spouse, and 698,899 shares are held by Dr. Paul Jacobs’s spouse.

(4)	Includes 43,974 shares and dividends from the Qualcomm Non-Qualified Deferred Compensation Plan, not yet distributed.

(5)	Includes 219,185 shares issuable upon exercise of options exercisable within 60 days.

(6)	Includes 18,292 shares held in family trusts and 234,350 shares issuable upon exercise of options exercisable within 60 days.

(7)	Includes 14,704 shares held in family trusts, 22,000 shares issuable upon exercise of options exercisable within 60 days and 264 fully vested deferred stock units and dividend equivalents to be released within 60 days. Excludes 9,365 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(8)	Includes 8,200 shares held in a pension plan pursuant to which Sir Donald Cruickshank has voting rights or discretion over the holdings in the plan. Also includes 70,000 shares issuable upon exercise of options exercisable within 60 days.

(9)	Includes 7,400 shares held in family trusts and 78,000 shares issuable upon exercise of options exercisable within 60 days. Excludes 17,597 fully vested deferred stock units and dividend equivalents that settle on December 31, 2020.

(10)	Excludes 2,157 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(11)	Includes 7,473 shares held jointly with Mr. Horton’s spouse and 2,500 shares issuable upon exercise of options exercisable within 60 days. Excludes 6,989 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(12)	Includes 7,498 shares held in family trusts and 34,089 shares issuable upon exercise of options exercisable within 60 days. Excludes 6,989 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(13)	Includes 116,613 shares held in family trusts. Excludes 6,989 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(14)	Excludes 6,989 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(15)	Shares held in family trusts.

(16)	Includes 377,972 shares held in family trusts and 78,000 shares issuable upon exercise of options exercisable within 60 days. Excludes 6,989 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(17)	Includes 343,906 shares owned through a grantor trust and 23,250 shares owned by The Marc and Eva Stern Foundation (the Foundation), of which Mr. Stern is the trustee for the grantor trust and the Foundation. Mr. Stern disclaims all beneficial ownership for the shares owned by the Foundation. Also includes 98,000 shares issuable upon exercise of options exercisable within 60 days. Excludes 11,743 fully vested deferred stock units and dividend equivalents that settle upon retirement from the Board.

(18)	Includes 4,138,533 shares issuable upon exercise of options exercisable within 60 days and 793 fully vested deferred stock units and dividend equivalents to be released within 60 days for all directors and executive officers as a group. Excludes 75,809 fully vested deferred stock units, restricted stock units and related dividend equivalents.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements were complied with during fiscal 2013, except for the following executive officer transactions: an amended Form 3 was filed in January 2013 to report shares held in the Qualcomm Non-Qualified Deferred Compensation (QNQDC) Plan by Mr. Amon; a late Form 4 was filed in December 2012 to report shares acquired under the QNQDC Plan by Mr. Thompson; a late Form 4 was filed in May 2013 to report a sale of shares by Mr. Amon that was reported late by his broker; a late Form 4 was filed in May 2013 to report a sale of shares by Mr. Renduchintala that was reported late by his broker; and a Form 5 was filed in November 2013 by Mr. Lederer to report shares sold by his son in 2009 and 2012.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

None of the members of our Compensation Committee are, or have been, employees or officers of the Company. During fiscal 2013, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. During fiscal 2013, none of our executive officers served on the compensation committee (or equivalent) or board of another entity whose executive officer(s) served on our Compensation Committee or Board.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding options and shares reserved for future issuance under our equity compensation plans as of September 29, 2013 (number of shares in millions):

Plan Category	Number of Shares to be Issued Upon Exercise / Vesting of Outstanding Awards		Weighted Average Exercise Price of Outstanding Options (6)	Number of Shares Remaining Available for Future Issuance
Equity compensation plans approved by stockholders (1)	103	(4)	$41.35	111	(7)
Equity compensation plans not approved by stockholders (2)	3	(5)	$32.53	1

Total (3)	106		$41.20	112

(1)	Consists of four plans: the Company’s 2001 Stock Option Plan, 2006 Long-Term Incentive Plan, 2001 Non-Employee Directors’ Stock Option Plan and 2001 Employee Stock Purchase Plan.

(2)

Consists of the Atheros Communications, Inc. (Atheros) 2004 Stock Incentive Plan (the Atheros Plan), which was assumed in connection with our acquisition of Atheros in May of 2011. The Atheros Plan provides for the issuance of the Company’s common stock in connection with stock options, stock appreciation rights, restricted stock and restricted stock units, which may be granted to certain employees who were employed by Atheros immediately prior to the acquisition. The terms and conditions of awards granted under the Atheros Plan are determined pursuant to equity grant administration procedures established by the Company’s Compensation Committee.

(3)	Excludes awards assumed in connection with mergers and acquisitions, with the exception of Atheros. 185,000 shares of the Company’s common stock were issuable upon exercise of assumed options. These options have a weighted average exercise price of $40.28 per share. No additional awards may be granted under the other assumed arrangements.

(4)	Includes approximately 33,367,000 shares that may be issued upon the satisfaction of performance objectives or other conditions pursuant to PSUs, RSUs with time-based vesting and RSUs with performance-contingent vesting granted under the 2006 Long-Term Incentive Plan. The PSUs include the maximum number of shares that may be issued.

(5)	Includes 886,000 shares that may be issued under the Atheros Plan pursuant to awards granted by Qualcomm subsequent to the acquisition of Atheros.

(6)	Does not include outstanding PSUs, RSUs with time-based vesting and RSUs with performance-contingent vesting.

(7)	Includes approximately 10,713,000 shares reserved for issuance under the 2001 Employee Stock Purchase Plan subject to purchase under the current offering period.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

Our Code of Ethics states that our executive officers and directors, including their immediate family members, are charged with avoiding situations in which their personal, family or financial interests conflict with those of the Company. Our Conflicts of Interest and Outside Activities policy provides additional rules regarding the employment of relatives. In accordance with its charter, the Audit Committee is responsible for reviewing and approving transactions between the Company and any directors or executive officers or any of such person’s immediate family members or affiliates, which would be reportable as a related-person transaction under SEC rules. The Audit Committee’s charter also provides that the Audit Committee may delegate review and approval of employment-related related-person transactions to the Compensation Committee. In considering the proposed arrangement, the Audit Committee or Compensation Committee, as appropriate, will consider the relevant facts and circumstances and the potential for conflicts of interest or improprieties.

During fiscal 2013, we employed the family members of certain directors and executive officers. The Audit Committee reviewed, and delegated to the Compensation Committee the approval of, such related-person transactions, and the Compensation Committee approved the related-person transactions below.

Those employees whose compensation (salary, cash incentives and grant date fair value of equity awards) exceeded $120,000 are discussed below, all of whom were adults who did not live with the related director or executive officer. Each family member is compensated according to our standard practices, including participation in our employee benefit plans generally made available to employees of a similar responsibility level. We do not view any of the directors or executive officers as having a beneficial interest in the compensation of family members described below that is material to them or the Company. Restricted stock units were granted under our 2006 Long-Term Incentive Plan and generally vest over three years from the grant date, contingent upon continued service with the Company.

Duane A. Nelles’s son, Duane A. Nelles III, serves as Vice President, QCT Corporate Development, Qualcomm Technologies, Inc. During fiscal 2013, Duane A. Nelles III earned $259,807 in base salary and $94,000 in cash incentives and received restricted stock unit grants totaling 6,274 shares with an aggregate grant date fair value of $400,031. Duane A. Nelles’s son, Paul S. Nelles, serves as a Senior Program Manager. During fiscal 2013, Paul Nelles earned $120,453 in base salary and $18,870 in cash incentives and received restricted stock unit grants totaling 613 shares with a grant date fair value of $39,054.

Steven R. Altman’s brother, Jeffrey S. Altman, serves as Vice President, Business Development, Qualcomm Incorporated. Jeffrey Altman earned $245,202 in base salary and $111,000 in cash incentives during fiscal 2013 and received restricted stock unit grants totaling 4,382 shares with an aggregate grant date fair value of $280,035.

Cristiano Amon’s brother, Rogerio Amon, serves as Director, Program Management, Qualcomm Technologies, Inc. Rogerio Amon earned $173,069 in base salary and $47,500 in cash incentives during fiscal 2013 and received restricted stock unit grants totaling 2,061 shares with an aggregate grant date fair value of $131,521.

Steven M. Mollenkopf’s brother, James D. Mollenkopf, serves as Senior Director, Strategic Development, Qualcomm Technologies, Inc. James Mollenkopf earned $213,269 in base salary and $81,600 in cash incentives during fiscal 2013 and received restricted stock unit grants totaling 3,476 shares with an aggregate grant date fair value of $222,075.

Donald J. Rosenberg’s son-in-law, Lucian Iancovici, serves as Manager, Ventures, Qualcomm Technologies, Inc. Lucian Iancovici earned $160,814 in base salary and $56,560 in cash incentives, including a new hire bonus, during fiscal 2013 and received restricted stock unit grants totaling 842 shares with an aggregate grant date fair value of $53,058.

Daniel L. Sullivan’s daughter, Megan Delgado, serves as Staff Manager, Marketing, Qualcomm Incorporated. Megan Delgado earned $88,873 in base salary and $18,340 in cash incentives during fiscal 2013 and received restricted stock unit grants totaling 613 shares with an aggregate grant date fair value of $39,054.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in our 2014 Proxy Statement.

COMPENSATION COMMITTEE

Marc I. Stern, Chair

Barbara T. Alexander

Susan Hockfield

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Our Named Executive Officers for Fiscal 2013.

Our Named Executive Officers, or “NEOs,” for fiscal 2013 are as follows:

Dr. Paul E. Jacobs, Chairman and Chief Executive Officer (CEO), has 23 years of service with Qualcomm and has been CEO since July 2005 and Chairman since March 2009.	Mr. George S. Davis, Executive Vice President and Chief Financial Officer (CFO), joined Qualcomm as CFO in March 2013.

Mr. Steven M. Mollenkopf, President and Chief Operating Officer, has 19 years of service with Qualcomm and has been President and COO since November 2011.	Mr. Donald J. Rosenberg, Executive Vice President, General Counsel and Corporate Secretary, has 6 years of service with Qualcomm.

Mr. Derek K. Aberle, Executive Vice President and Group President, has 13 years of service with Qualcomm and has been Group President since November 2011.	Mr. William E. Keitel, former Executive Vice President and CFO, retired from Qualcomm in November 2013, following 17 years of service and having served as CFO from February 2002 to March 2013.

Dr. Jacobs will step down as the Company’s Chief Executive Officer following the Annual Meeting. Dr. Jacobs will remain an employee of the Company, and will continue to serve as the Company’s Chairman of the Board of Directors, as Executive Chairman. Throughout fiscal 2013, Mr. Mollenkopf served as our President and Chief Operating Officer. On December 12, 2013, the Company’s Board of Directors appointed Mr. Mollenkopf to the position of Chief Executive Officer-elect. Mr. Mollenkopf continues to serve as our President, and will commence his service as our Chief Executive Officer following the Annual Meeting.

EXECUTIVE SUMMARY

The executive summary includes (1) business highlights, (2) a summary of our compensation program, (3) a summary of our pay and performance alignment, (4) a review of key changes we made to our executive compensation program for fiscal 2013 and (5) highlights of our compensation program best practices.

Business Highlights

Figure 1 illustrates the Company’s Non-GAAP revenues and Non-GAAP operating income results for fiscal 2011, 2012 and 2013. Our Non-GAAP revenues grew by 30%, 34% and 30%, and our Non-GAAP operating income grew by 35%, 22% and 22%, in fiscal 2011, 2012 and 2013, respectively. The most directly comparable GAAP financial measures and information reconciling these Non-GAAP financial measures to our financial results prepared in accordance with GAAP are included in Appendix 3.

Figure 1:  Non-GAAP Financial Performance and Year-over-Year Growth

(1)	Fiscal 2011 Non-GAAP revenues and Non-GAAP operating income were adjusted to exclude certain items for calculating financial performance.

Our fiscal 2013 business highlights include:

•	Our Qualcomm Snapdragon products were prominent in a broad set of flagship smartphones, and 3G/4G device average selling prices were stronger than expected.

•	We focused on return of capital to stockholders and increased our stock repurchases and dividends paid during the year. We repurchased and retired 71.7 million shares of common stock for $4.6 billion.

•	Non-GAAP net income was $7.9 billion (up 22% year-over-year).

•	Non-GAAP diluted earnings per share were $4.51 (up 22% year-over-year).

•	Free cash flow (defined as net cash from operating activities less capital expenditures) was $8.1 billion (up 55% year-over-year); 32% of revenues.

•	We shipped approximately 716 million Mobile Station Modem (MSM) integrated circuits (up 21% year-over-year).

•	Total reported device sales were approximately $231.2 billion (up 23% year-over-year).

•	Cash, cash equivalents and marketable securities totaled $29.4 billion at the end of fiscal 2013.

Our Total Compensation Program

Figure 2 depicts the key components of our compensation program and each component’s relationship to broader compensation terms such as “Total Cash Compensation,” “Direct Compensation” and ultimately the total compensation amounts disclosed in the Fiscal 2013 Summary Compensation Table. Discussions of these specific components are included in later sections of this Compensation Discussion and Analysis (CD&A).

Figure 2:  Graphic Representation of Our Compensation Program

Pay and Performance Alignment

Direct compensation includes amounts determined by the Compensation Committee that are intended to align the interests of our NEOs’ with our stockholders by aligning the NEOs’ compensation with Company and individual performance. Between 87% and 94% of direct compensation is variable (ACIP earnings and long-term incentive awards). The long-term incentive awards comprise 73% to 84% of our NEOs’ direct compensation.

We provide an annual cash incentive plan (ACIP) in which the potential amount that the NEOs may earn varies by the extent to which we achieve our annual Non-GAAP revenues (weighted 40%) and Non-GAAP operating income (weighted 60%) objectives. Figure 3 illustrates how our CEO’s ACIP earnings have varied by the extent to which our financial performance exceeded the objectives for fiscal 2011, 2012 and 2013. Additional information about the ACIP is included in later sections of this CD&A and in the “Fiscal 2013 Grants of Plan-Based Awards” table.

The CEO’s fiscal 2013 total direct compensation was less than 1% above the amount he earned in fiscal 2012.

In fiscal 2013, we exceeded the Non-GAAP revenues objective by 5% and the Non-GAAP operating income objective by 3%, resulting in an overall weighted financial performance that exceeded objectives by 4%. Our CEO’s ACIP amount for fiscal 2013 was $3.5 million, which was 2% greater than his 2012 ACIP amount when we exceeded objectives by 2%.

Figure 3:  Non-GAAP Financial Performance Compared to Objectives and CEO’s ACIP Amount.

(1)	Fiscal 2011 Non-GAAP revenues and Non-GAAP operating income were adjusted to exclude certain items for calculating financial performance.

Later in this CD&A, we provide additional information about the factors that the Compensation Committee considered in determining the long-term incentive equity awards for the CEO. These factors included our fiscal 2013 financial performance, our financial growth, our absolute total shareholder return (TSR) for 1- and 3-year periods and our TSR for 1- and 3-year periods relative to our peer companies. In addition to exceeding our fiscal 2013 financial performance objectives, our financial growth (i.e., percentage increases in Non-GAAP revenues and Non-GAAP operating income) has been in the top quartile relative to our peer companies, yet our TSR has been below the median relative to our peers. TSR is not an operating metric and is not in our executive team’s direct control. The Compensation Committee considered our strong operating performance and growth and the fact that TSR percentile rankings were not as high relative to operating measures and determined that it would be appropriate to award the CEO a combination of PSUs and RSUs with an aggregate grant date fair value of $15 million, the same amount that he received in fiscal 2012. Our CEO’s direct compensation (salary, ACIP earnings and aggregate grant date fair value of PSUs and RSUs) was within 1% of his direct compensation for fiscal 2012, and his fiscal 2013 total compensation as disclosed in the Fiscal 2013 Summary Compensation Table was 1% less than his total compensation for fiscal 2012.

Key Changes to Our Executive Compensation Program

The Compensation Committee approved several modifications to the compensation program and practices for our NEOs. The changes, as described below, were implemented in fiscal 2013 in response to the 69% “FOR” voting results on the non-binding advisory vote on executive compensation (“Say-on-Pay”) at the March 2012 annual meeting (relating to the fiscal year ended September 25, 2011), compared to the 95% “FOR” voting results at the March 2011 annual meeting.

Added revenues as a secondary quantitative criterion for selecting peer companies.

We continue to believe that market capitalization is appropriate as the primary quantitative criterion. However, we now include revenues as a secondary quantitative criterion to provide additional screening so that companies with comparable market capitalization but with revenues in excess of four times (or below one-quarter of) our revenues would generally be excluded from the peer group. Relative to our peer companies, we are below the median for revenue and above the median for profit, margin and market capitalization (see Figures 7 through 10).

Reduced the maximum Annual Cash Incentive Plan (ACIP) amount from 2.5 times to 2.0 times the target amount.

Based on feedback from stockholders and a review of prevalent practices, the Compensation Committee reduced the maximum ACIP amount in order to limit incentive earnings for the NEOs. The CEO’s ACIP amount is limited to 5x his base salary, and 2x the ACIP target amounts, in the event we significantly exceed our financial performance objectives.

Reduced the rate of increase to the funding rate (Incentive Multiple) for financial performance that exceeds objectives.

Figure 4 illustrates the reduced rate of increase to the Incentive Multiple compared to prior fiscal years. The Incentive Multiple is calculated based on the weighted financial performance ratio and is applied to a target ACIP amount to determine the performance-adjusted ACIP amount for individual awards.

Figure 4:  Fiscal 2013 ACIP Funding vs. Prior Fiscal Years

Changed the timing of equity awards to the fourth quarter to better align the disclosure of the awards with the fiscal year financial performance for which they were earned.

Our prior practice resulted in a perceived disconnect between the disclosure of equity awards and the fiscal year financial performance for which they were earned. The Compensation Committee had granted equity awards to the executive officers after the fiscal year’s financial performance was finalized and reported, but because of this timing the equity awards were disclosed the following fiscal year. Although for many years this has been the prevalent practice, it makes proxy statement disclosure tables difficult to understand. Hence, to enhance clarity and alignment, no equity awards were granted to executive officers in November 2012 based on fiscal 2012 reported results. As a result, the equity awards for the CEO, the other NEOs and other executive officers were effectively postponed until late in fiscal 2013, and the disclosure of the equity awards is now more clearly aligned with the fiscal year for which they are awarded.

Prohibited the pledging of our common stock.

The Governance Committee adopted a policy that prohibits the pledging of our common stock . All of our executive officers and directors are in compliance with this new pledging policy.

Compensation Program Best Practices

Our compensation program reflects what we believe are best practices, including:

•	We emphasize performance-based long-term incentive equity awards.

•	A significant portion of our CEO’s and other NEOs’ compensation varies with Company performance.

•	We have a balance of short-term and long-term performance measures.

•	We have limits on the amounts of variable compensation that may be earned.

•	We have a risk management process.

•	We have stock ownership guidelines.

•	We do not provide tax gross-ups for executive perquisites, except for benefits provided in a policy applicable to all eligible employees.

•	We have a cash incentive plan clawback policy.

•	Our insider trading policy includes a prohibition on the pledging of our common stock.

•	Our NEOs do not have severance agreements or employment contracts, and our equity acceleration in the event of a change-in-control is “double-trigger.”

•	The largest pay decision (equity awards) is made late in our fiscal year when we can anticipate financial performance results and we know the results of the “Say-on-Pay” advisory vote.

This concludes the Executive Summary section of the CD&A. We invite you to continue reading the following sections of the CD&A, which provide additional information, discussion and analysis of our executive compensation program.

DISCUSSION AND ANALYSIS

This section of the CD&A provides additional information about our compensation program. Figure 5 illustrates the topical structure of this section.

Figure 5: Topical Structure of the Discussion and Analysis Section

The Objectives of Our Compensation Program

Our compensation program is designed to support the Company’s objectives to attract, retain, motivate and engage highly talented and experienced NEOs by focusing on the following six objectives:

Align the interests of our NEOs and long-term stockholders.

The majority of compensation we deliver to our NEOs is in the form of long-term equity awards. Ultimately, the value that each NEO may realize at the time equity awards vest increases with the appreciation in our stock price, thus motivating our NEOs to build stockholder value.

Variable compensation from year to year based on the Company’s performance (“pay for performance”).

Our NEOs’ Annual Cash Incentive Plan (ACIP) earnings vary with our financial performance compared to our objectives. The amount of compensation delivered with RSUs varies with the price of our common stock and dividends earned, and the amount of compensation delivered with PSUs varies when our TSR, relative to the NASDAQ-100, meets or exceeds a minimum threshold.

Competitively reasonable and appropriate compensation for our business needs and circumstances.

The Compensation Committee considers competitive compensation practices by other companies as reference points for comparative purposes. The Compensation Committee does not target specific benchmark percentiles.

Internally fair and equitable compensation relative to roles, responsibilities and work relationships.

The Compensation Committee may consider certain business and individual performance factors to evaluate internal fairness and equity and may monitor the internal compensation relationships among the NEOs, but it does not attempt to establish specific internal relationships.

Reflect high standards for corporate governance and compensation-related risk management.

Our compensation programs are subject to a thorough evaluation process that includes Compensation Committee review and approval of program design and practices and advice of an independent, third-party compensation consultant engaged by the Compensation Committee. We have many practices that promote sound leadership, decision-making and actions among our executives that are consistent with our values of innovation, execution and partnership without taking inappropriate or unnecessary risks.

Tax efficiency for the Company.

Our compensation program is designed to comply with the requirements of Internal Revenue Service Code Sections 162(m) and 409A.

The Key Components of Our Compensation Program and How They Align With These Objectives

The key components of our compensation program align with the objectives outlined above:

•	The ACIP program and equity awards align the interests of our NEOs with stockholders, provide compensation that varies from year-to-year based on Company and individual performance and are tax efficient for the Company.

•	Salary, the ACIP program and equity awards provide reasonable and appropriate compensation that is internally fair and equitable in order to attract and retain experienced and successful executives.

•	Non-incentive plan bonus payments align the interests of our NEOs with stockholders and help to attract and retain experienced and successful executives and All Other Compensation amounts help to provide programs to attract, retain and engage executives.

•	We believe all components of our compensation program are designed and administered to reflect high standards of corporate governance and compensation-related risk management.

Salary. In setting base salary, the Compensation Committee considers competitive practices, internal comparisons and individual performance. Salary amounts reflect each NEO’s level of responsibility, expertise, skills, knowledge and experience. Base salary amounts are effective at the beginning of the fiscal year.

Annual Cash Incentive Plan (ACIP). Potential award amounts vary by the extent to which we achieve our annual financial performance objectives. To maximize tax deductibility, amounts earned under the terms of the ACIP were designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (IRC). The actual amounts earned were based on the Company’s achievement of the ACIP financial performance metrics, and the Compensation Committee’s consideration of other strategic and operational achievements and its exercise of negative discretion to pay amounts that are less than the maximum amounts it established for Section 162(m) purposes.

Performance Stock Units (PSUs). A variable number of shares of common stock are awarded based on relative performance of our TSR compared to that of the NASDAQ-100. Eligible participants must also satisfy time-based service requirements. The PSUs are designed to qualify as performance-based compensation under IRC Section 162(m). At its sole discretion, the Compensation Committee determines the mix of equity awards, the target value of PSUs, the achievement of the performance measures and the potential maximum number of PSUs that may be earned.

Restricted Stock Units (RSUs). A fixed number of shares of common stock may be awarded subject to eligible participants satisfying time-based service requirements. At its sole discretion, the Compensation Committee determines the mix of equity awards and, subject to the exercise of negative discretion to pay amounts that are less than the maximum amounts it established for Section 162(m) purposes, determines the value of equity awards granted each year.

Bonus (non-incentive plan awards). Employees, including NEOs, as part of an offer of employment, may receive a cash payment to encourage acceptance of the offer. The Compensation Committee approves all offers of employment to executive officers. All employees, including the NEOs, are also eligible to receive cash payments under the terms of our patent award program that encourages and rewards innovation.

All Other Compensation. These programs offer tax-deferred retirement savings, financial planning services, insurance, flexible travel arrangements and travel security. The Compensation Committee is responsible for the design of all compensation and benefit plans.

How We Determine the Amount of Compensation for Each NEO

We consider several factors to determine the compensation amounts and opportunities, including:

•	Competitive practices;

•	Business and individual performance factors;

•	The results of stockholder advisory votes on executive compensation and communications with stockholders;

•	The CEO’s recommendations for the other NEOs; and

•	The perspectives provided by the Compensation Committee’s independent advisors.

The Compensation Committee does not have a predefined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the NEOs. Ultimately, it is the Compensation Committee’s judgment about these factors, along with the other factors discussed in this section, that forms the basis for determining the CEO’s, the other NEOs’ and other executive officers’ compensation.

We discuss each of these factors in the following sections.

We review the compensation practices of other companies with whom we compete.

The Compensation Committee identified the peer companies to use for competitive analyses, taking into account the recommendations made by Frederic W. Cook and Co., Inc. (FWC), based on the following characteristics:

•	Principal business in technology, telecommunications and media (excluding those that are primarily content producers) based on the Global Industry Classification System (GICS);

•	Generally comparable in market capitalization and revenues (using a guideline of one-quarter to four times our amounts);

We believe that market capitalization is appropriate as the primary quantitative criterion because:

¡	Market capitalization, a key component of which is stock price, is the key driver of equity compensation grant value, and equity compensation grant value is the single largest component of CEO compensation among technology companies with large market capitalization;

¡	Market capitalization is directly related to stockholder benefit;

¡	A significant portion of our business is technology licensing, which is a high-margin business, and as such Qualcomm typically has higher market capitalization and profit than companies with similar revenues; but

We include revenues as a secondary quantitative criterion because:

¡	Revenues are commonly used as a selection criterion by our peer companies, independent, third-party compensation survey providers and proxy advisory services.

•	Comparable performance-based compensation model;

•	Commonly used as peers of peers (i.e., the peer companies disclosed by the companies we use as peers).

At its May 2013 meeting, the Compensation Committee selected the following as peer companies:

Figure 6:  Current Peer Companies

ADP	Amazon.com	Broadcom

Cisco	Comcast	Corning

DirecTV	eBay	EMC

Google	Honeywell	Intel

Lockheed Martin	Microsoft	Oracle

Texas Instruments	Time Warner Cable	United Technologies

Yahoo!

Broadcom, Corning and Yahoo! had market capitalization values slightly below the one-quarter of Qualcomm threshold but are included in the current peer group for continuity with the prior group and to maintain a sufficiently robust sample size. Changes from the peer companies we disclosed in our proxy statement for 2013 are:

•	The exclusion of Apple, AT&T, Hewlett Packard, IBM and Verizon because they had revenues more than four times our revenues;

•	The exclusion of Motorola Mobility and Dell because of completed or pending corporate transactions; and

•	The additions of Honeywell and Lockheed Martin because they fulfill the selection criteria and are broadly comparable as large-scope technology companies.

Figures 7 through 10 set forth our relative ranking among the peer companies and illustrate that our market capitalization is strongly supported by our levels of net income and margin, which in turn reinforces the prioritization of the peer selection criteria. Relative to our peer companies, we are below the median for revenue and above the median for profit, margin and market capitalization. The Company and peer company data reflected in these figures was reported in the Standard & Poor’s Compustat reports as of March 2013, the time at which FWC prepared the peer company selection analysis used by the Compensation Committee.

Figure 7: Revenues Ranking among Peers	Figure 8: Net Income Ranking among Peers

Figure 9: EBITDA Margin Ranking among Peers	Figure 10: Market Capitalization Ranking among Peers

We consider business and individual performance factors.

The Compensation Committee intends our compensation amounts to be internally fair and equitable relative to roles, responsibilities and relationships among our NEOs, in addition to being competitively reasonable and appropriate. Accordingly, the Compensation Committee also considers the following factors in the process of determining compensation levels for each NEO:

•	The Compensation Committee’s evaluation of the CEO and the other NEOs;

•	Individual performance and contributions to financial goals;

•	Labor market conditions, the need to retain and motivate the NEOs and each NEO’s potential to assume increased responsibilities and contribute long-term value to the Company;

•	Management succession plans and bench strength;

•	Operational management, such as project milestones and process improvements;

•	Internal working and reporting relationships and our desire to encourage partnership and teamwork among our NEOs;

•	Individual expertise, skills, knowledge and tenure in position; and

•	Leadership, including developing and motivating employees, collaborating within Qualcomm, attracting and retaining employees and personal development.

We consider the results of stockholder advisory votes on executive compensation.

During fiscal 2013, the Compensation Committee implemented the following changes in response to the 69% “FOR” voting result on the non-binding advisory vote on executive compensation (“Say-on-Pay”) at the 2012 annual meeting, compared to the 95% “FOR” voting result at the 2011 annual meeting:

•	Added revenues as a secondary quantitative criterion for selecting peer companies;

•	Reduced the maximum ACIP amount from 2.5 times to 2.0 times the target amount;

•	Reduced the rate of increase to the ACIP funding rate (Incentive Multiple) for financial performance that exceeds objectives;

•	Changed the timing of equity awards to better align the disclosure of the awards with the fiscal year for which they were earned; and

•	Prohibited the pledging of our common stock.

We discuss with the CEO his recommendations for the other NEOs and other executive officers.

The Compensation Committee and the CEO discussed (a) our business performance, (b) our CEO’s performance and (c) our CEO’s evaluation of and compensation recommendations for the other NEOs. The Compensation Committee, without the CEO present, determined the CEO’s base salary for fiscal 2014 and his ACIP amount and equity awards for fiscal 2013, and approved the base salaries, ACIP amounts and long-term equity awards for the other NEOs and other executive officers.

We engage independent compensation consultants and other advisors to obtain advice and assistance.

The Compensation Committee has the authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from external legal, accounting and other advisors. During fiscal 2013, the Compensation Committee engaged an independent executive compensation consulting firm, Frederic W. Cook & Co., Inc. (FWC), to advise it on compensation matters. FWC reported directly to the Compensation Committee. We did not engage FWC for any additional services during fiscal 2013 beyond its support of the Compensation Committee. The engagement did not raise any conflicts of interest. Pursuant to this engagement, FWC:

•	Provided information, insights and advice regarding compensation philosophy, objectives and strategy;

•	Recommended peer group selection criteria and identified and recommended potential peer companies;

•	Provided analyses of competitive compensation practices for executive officers and non-employee directors;

•	Provided analyses of potential risks arising from our executive and non-executive programs;

•	Provided analyses of aggregate equity compensation spending and related dilution;

•	Reviewed and commented on recommendations regarding NEO compensation; and

•	Advised the Compensation Committee on specific issues as they arose.

Representatives from FWC attended all Compensation Committee meetings during fiscal 2013 and interacted with the Committee Chair, members of our human resources staff and outside legal counsel prior to and following Compensation Committee meetings. We incurred $242,810 in fees to FWC during fiscal 2013 (compared to $347,541 during fiscal 2012), all for work that was directly in support of the Compensation Committee and execution of the Committee’s responsibilities under its charter.

The Compensation Committee also sought and received advice from our outside legal counsel, DLA Piper LLP. Our human resources department supported the Compensation Committee in its work, collaborated with FWC and DLA Piper, conducted analyses and managed our compensation and benefit programs.

The Amounts of Compensation Our NEOs Received For Fiscal 2013

At its September 2012 meeting, the Compensation Committee approved the fiscal 2013 base salary amounts and ACIP target amounts as a percentage of base salary for our executive officers. Based on its consideration of competitive practices and discussions with the CEO and FWC, the Compensation Committee maintained the same base salary and ACIP target amounts from fiscal 2012 for fiscal 2013. The Committee observed that base salaries and ACIP target amounts were appropriate in the context of competitive practices at that time and that the design of our ACIP program provided reasonable opportunities to earn additional cash compensation. Maintaining base salary amounts was not a negative reflection of the performance of the Company or the individual NEOs.

The Compensation Committee determined the NEOs’ ACIP earnings and long-term incentive equity awards for fiscal 2013. Specific details on these amounts are provided in the following sections. Figure 11 provides an overview of the contribution of each pay component to the total compensation amounts disclosed in the Fiscal 2013 Summary Compensation Table (excluding Mr. Keitel). A few relationships to note include:

•	Of the CEO’s total compensation, 73% is in the form of long-term compensation (the grant date fair value of PSUs and RSUs) and 90% is variable (ACIP earnings, PSUs and RSUs ); and

•	Among the other NEOs’ total compensation, an average of 78% is in the form of long-term compensation and 90% is variable.

Figure 11: Contribution of Each Pay Component to Total Compensation for Fiscal 2013 (1)(2)

(1)	Excludes Mr. Keitel because he stepped down from his role as CFO in March 2013.

(2)	Sums may not equal totals due to rounding.

(3)	Excludes special, one-time payments related to Mr. Davis’s employment offer.

How Our Company Performance Affected Our CEO’s and Other NEOs’ Compensation

Fiscal 2013 financial performance and ACIP earnings

During the first quarter of fiscal 2013, the Compensation Committee, after consultation with the CEO and review by the Board of Directors, established Non-GAAP revenues and Non-GAAP operating income objectives for the fiscal 2013 ACIP. Figure 12 illustrates the double-digit growth in our Non-GAAP financial objectives compared to the prior fiscal year results. The fiscal 2013 objectives reflected 23% and 18% growth over fiscal 2012 Non-GAAP revenues and Non-GAAP operating income, respectively. These growth objectives were above the 90th percentile of our peer companies’ financial performance results. We believe that this demonstrates the Compensation Committee’s desire to set financial performance objectives that genuinely reflect high performance. The most directly comparable GAAP financial measures and information reconciling these Non-GAAP financial measures to our financial results prepared in accordance with GAAP are included in Appendix 3.

Figure 12:  Non-GAAP Revenues and Operating Income Targets and Actual Results

(1)	Fiscal 2011 Non-GAAP revenues and Non-GAAP operating income were adjusted to exclude certain items for calculating financial performance.

To maximize tax deductibility, amounts earned under the terms of the fiscal 2013 ACIP are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The Compensation Committee applied negative discretion in determining the ACIP earnings for each NEO that were less than the maximum amounts it established for Section 162(m) purposes.

Figure 13 illustrates the calculation of the performance-adjusted ACIP amount that is the foundation upon which the Compensation Committee determines the ACIP earned amounts for each NEO, and Figure 14 discloses the calculations for determining the fiscal 2013 performance-adjusted amounts and earned amounts for each NEO.

Figure 13:  Process for Determining ACIP Amounts (1)

(1)	Sums may not equal totals due to rounding.

Figure 14:  Fiscal 2013 ACIP Target, Performance Adjusted and Earned Amounts

Name	ACIP Target Award ($)	x	Incentive Multiple	=	Performance Adjusted Amount ($)	Earned Amount Awarded by Compensation Committee ($)	Variance of Earned Amount vs. Performance Adjusted Amount
Paul E. Jacobs	3,000,035		1.16		3,480,001	3,480,000	0.0%
Steven M. Mollenkopf	1,141,008		1.16		1,323,570	1,325,000	0.1%
Derek K. Aberle	900,016		1.16		1,056,065	1,045,000	-1.0%
George S. Davis (1)	510,417		1.16		592,084	590,000	-0.4%
Donald J. Rosenberg	742,502		1.16		861,303	860,000	-0.2%
William E. Keitel (2)	671,394		1.16		778,817	775,000	-0.5%

(1)	Mr. Davis’s ACIP target amount was prorated to reflect his partial year of employment with Qualcomm during fiscal 2013.

(2)	Mr. Keitel’s ACIP target amount was prorated to reflect his partial year of service as CFO and as Senior Advisor during fiscal 2013.

Consistent with past practice, we applied a relative weighting of 40% to Non-GAAP revenues and 60% to Non-GAAP operating income to emphasize the relative importance of operating income on stockholder value creation. We use Non-GAAP financial objectives because they:

•	Are the key metrics we use to manage the business;

•	Focus the executive team on the performance and efficiency of our core reporting businesses, including our QCT, QTL and QWI segments;

•	Provide a direct link between decisions and outcomes; and

•	Are key factors that influence stockholder value.

These Non-GAAP objectives exclude the Qualcomm Strategic Initiatives (QSI) segment and certain share-based compensation, acquisition-related items and tax items because we view such items as unrelated to the operating activities and performance of our ongoing core businesses, which is consistent with the focus of the ACIP.

The Compensation Committee considered fiscal 2013 Non-GAAP revenues and Non-GAAP operating income when it determined the fiscal 2013 ACIP amounts for the CEO and other NEOs. Our financial performance resulted in an Incentive Multiple of 1.16, which is reflected in Figure 13 that discloses actual Non-GAAP results.

The Compensation Committee is authorized under the fiscal 2013 ACIP to adjust reported Non-GAAP revenues and Non-GAAP operating income for calculating financial performance on which fiscal 2013 cash incentives were determined. Adjustments are intended to eliminate the distorting effect of certain unusual income or expense items on year-over-year growth percentages if the Compensation Committee determines, in its discretion, that the items do not reflect a fair measurement of our operating performance. The Compensation Committee did not make any such adjustments for fiscal 2013.

Long-Term Financial and TSR Performance and Fiscal 2013 Equity Awards

The Compensation Committee granted equity awards during the fourth quarter of fiscal 2013. Within the context of the nearly completed fiscal year, the Compensation Committee was able to consider anticipated absolute and relative financial performance, absolute and relative total shareholder returns, and anticipated year-over-year growth for fiscal 2014. Further, since equity compensation is the largest part of our NEOs’

annual compensation, granting awards after the annual meeting of stockholders (which takes place during the second quarter of the fiscal year) allowed consideration of stockholders’ “Say-on-Pay” feedback. By changing the timing of equity award grants to near the end of the fiscal year, the equity award amounts are more clearly aligned with performance for the fiscal year in which the awards are granted and with the feedback provided by stockholders through the advisory vote.

The Compensation Committee considered the following financial and TSR performance results in determining equity awards for the CEO and other NEOs:

•	Our fiscal 2013 financial performance exceeded the objectives for the year;

•	Our revenues and operating income growth for 1- and 3-year periods were at or above the 95th percentile among our peer companies. (See Figures 15 and 16. The Company and peer company data reflected in these figures was reported in the Standard & Poor’s Compustat reports as of March 2013, the time at which FWC prepared the peer company selection analysis used by the Compensation Committee.);

Figure 15: 1-Year Relative Financial Growth	Figure 16: 3-Year Relative Financial Growth

•	We believe our absolute 1-and 3-year TSRs do not reflect the financial growth we have experienced in recent years. At September 30, 2013, the last trading day of the month in which fiscal 2013 ended, our 1-and 3-year TSRs were 9.8% and 16.2%, respectively. This TSR does not align with our financial performance growth rates; and

•	Compared to our peer companies, our relative 1- and 3-year TSRs ranked 16th out of 20 and 12th out of 20, respectively.

The Compensation Committee noted the disparities between our financial results and TSR performance. The Compensation Committee acknowledged the Company’s sustained, record-breaking financial performance, strong relative growth among its peer companies and market leadership in high-tier mobile devices. With regard to TSR, the Compensation Committee noted that, while some stockholders and third-party advisory firms may emphasize TSR as the preferred measure of stockholder value creation, it may also be a volatile metric in that it is calculated by stock price (and reinvested dividends, if any) on two specific dates. Relative TSR may also be distorted if there were, among the peers, companies that had experienced stock price declines or no growth followed by accelerated price appreciation relative to consistent, less volatile companies.

Figure 17 sets forth the grant date fair values of the PSUs and RSUs awarded to our NEOs in fiscal 2013. The ongoing awards represent the amounts the Compensation Committee considers appropriate for annual total direct compensation, and the special awards represent the amounts the Compensation Committee considered appropriate to recognize Messrs. Mollenkopf’s and Aberle’s contributions to our record-breaking financial performance and to certain strategic initiatives.

Figure 17: Fiscal 2013 PSU and RSU Awards

		Fiscal 2013 Equity Awards
Name	Fiscal 2012 Aggregate Grant Date Fair Value ($)	Grant Date Fair Value of Ongoing PSU Award ($) (1)	Grant Date Fair Value of Ongoing RSU Award ($) (2)	Grant Date Fair Value of Special PSU Award ($) (1)	Grant Date Fair Value of Special RSU Award ($) (3)(4)	Total Aggregate Grant Date Fair Value ($)
Paul E. Jacobs	14,999,985	8,100,020	6,900,049	-	-	15,000,069
Steven M. Mollenkopf (5)	11,999,974	4,860,000	4,140,029	1,620,040	1,380,010	12,000,079
Derek K. Aberle (5)	9,000,026	3,240,020	2,760,020	1,080,007	920,006	8,000,053
George S. Davis (6)	-	2,700,046	2,300,016	-	6,500,048	11,500,110
Donald J. Rosenberg	4,400,011	2,430,030	2,070,048	-	-	4,500,078

(1)	The PSUs cliff-vest on September 27, 2015.

(2)	Except for Mr. Davis, the RSUs vest in equal amounts on November 20, 2013, 2014 and 2015. Mr. Davis’s RSUs vest in equal amounts on September 29, 2014, 2015 and 2016.

(3)	Except for Mr. Davis, the RSUs vest in equal amounts on November 20, 2014, 2015 and 2016.

(4)	Mr. Davis received a new hire grant of RSUs in March 2013 that vest in equal amounts on March 11, 2014, 2015 and 2016.

(5)	Fiscal 2012 amounts include promotion grants of PSUs and RSUs with aggregate grant date fair values of $5 million for Mr. Mollenkopf and $4 million for Mr. Aberle.

(6)	Mr. Davis was not a Qualcomm employee in fiscal 2012.

The fiscal 2013 equity grants to the CEO, the other NEOs and the other executive officers reflected a combination of Performance Stock Units (PSUs) and Restricted Stock Units (RSUs), with a majority of the equity awards in the form of PSUs. The PSUs and RSUs are consistent with our long-term incentive program because they align the interests of our NEOs and our stockholders by rewarding absolute and relative stock price performance, and they provide additional retention value. Awarding PSUs and RSUs to our executive officers and other employees also enables us to address certain strategic compensation objectives, such as:

•	Reducing our equity burn rate (the number of shares subject to equity awards granted during the year divided by total shares outstanding), while we increase our staffing levels and maintain a broad-based equity program in which substantially all of our employees are eligible to receive equity awards; and

•	Reducing our overhang (the number of outstanding unexercised stock options and unvested PSUs and RSUs).

The number of shares distributed through our PSU program is based on both relative and absolute TSR. For fiscal 2013, we modified the structure of the PSU program. Prior programs (granted in fiscal 2010, 2011 and 2012) were structured to award a variable number of shares of our common stock based on the comparison of our TSR relative to the NASDAQ-100 TSR. For example, if the ratio of Qualcomm’s TSR to the NASDAQ-100 TSR was 1.00, the program would award 100% of the target PSUs. If the ratio was 1.33, the program would award 200% of the target PSUs. The comparison is now in terms of our TSR percentile rank among the companies comprising the NASDAQ-100 at the end of each of two measurement periods. For example, if our TSR is at the

60th percentile, the program would award 100% of the target PSUs, and if the TSR is at the 90th percentile, the program would award 200% of the target PSUs. Below the 33rd percentile, no PSUs would be earned. The fiscal 2013 PSU award structure is set forth below in Figure 18. We modified the basis for comparison because:

•	We believe the percentile rank comparison provides a more readily communicated and understood structure; and

•	As the more prevalent design structure, it facilitates comparisons to other programs.

We continue to use the NASDAQ-100 as the basis of comparison because it:

•	Represents a broader capital market with which we compete for talent and capital investments;

•	Represents the broad range of our business operations, which include licensing of intellectual property and sales of products and services; and

•	Is both objectively determined and readily available, and our performance compared to the index can be evaluated by an independent, third party.

Figure 18:  Fiscal 2013 PSU Award Structure

We noted in the proxy statement for the 2013 annual meeting that the change in timing of granting equity awards caused the Compensation Committee to consider an alternative to the 3-year annual vesting schedule used for prior awards so that the change in the timing of the grants did not result in a delay of the vesting of equity awards. The change in timing resulted in a 22-month period (rather than the historical 12-month period) between grants of equity awards (from November 2011 to September 2013) for our NEOs (except Mr. Davis, who joined Qualcomm in March 2013). Accordingly, the Compensation Committee reduced the PSU performance period from the 36-month period established in prior PSU programs to a 24-month performance period from the grant date (i.e., from the beginning of fiscal 2014 (9/30/2013) through the end of fiscal 2015 (9/27/2015)). Any PSUs earned will cliff vest on September 27, 2015, following completion of the performance period and will be distributed following certification by the Compensation Committee. This generally aligns the vest date with what would have been the vest date had the PSUs been granted under the former schedule.

Other features of the fiscal 2013 PSU program include:

•	Our TSR for the performance period must be positive to earn more than the target award amount. The total award amount earned may not exceed the target amount if our TSR for the performance period is negative. This feature limits compensation for positive relative performance against the peer group, when stockholders may incur a loss on their investment over the period (as may occur in a volatile or depressed securities market).

•	The performance period has two separate measurement periods of 18 and 24 months. Both measurement periods begin on September 30, 2013 (the first day of fiscal 2014). Measurement Period 1 concludes on March 29, 2015, and Measurement Period 2 concludes on September 27, 2015. Separate measurement periods encourage and reward sustained and continuous growth throughout the performance period and align our executive officers’ interests with our stockholders’ interests.

•	The PSUs will not vest until the end of the performance period and include dividend equivalent rights. The dividend equivalents will accrue, in the form of additional shares of common stock, on earned shares with vesting and distribution consistent with the vesting and distribution of the underlying shares. No dividends are paid on unvested and unearned PSUs.

The RSU program design for fiscal 2013 was intended to qualify the RSUs for tax deductibility under Section 162(m) of the Internal Revenue Code. The Compensation Committee established (1) an adjusted GAAP operating income goal for the first nine months of fiscal 2013, (2) a service condition that required the executive officer be employed by Qualcomm from the beginning of fiscal 2013 through the date on which the RSUs were granted (i.e., September 29, 2013) and (3) a maximum grant date fair value that each recipient would be eligible to receive provided the operating income goal and recipient service requirements had been satisfied. The 3-year service period for vesting purposes began on October 1, 2012 (the first day of fiscal 2013). The RSUs vest annually in three equal tranches commencing in November 2013. The special RSUs granted to Messrs. Aberle and Mollenkopf were also intended to qualify for tax deductibility under Section 162(m). For the special RSUs, the Compensation Committee established an adjusted GAAP operating income goal for the first nine months of fiscal 2014 that the Company must meet or exceed in order for the RSUs to vest and a service condition that requires that the executive officer be employed by Qualcomm on the vesting dates set forth in footnote 3 of Figure 17.

In establishing compensation amounts for fiscal 2013, the Compensation Committee excluded from consideration the ACIP amounts for fiscal 2012 and the amounts realized or realizable from prior equity awards because we award cash incentives for fiscal year performance, and equity awards are forward-looking long-term incentives granted as part of the direct compensation that the Compensation Committee establishes each year. The Compensation Committee believes that reducing equity award grant values because of prior gains and ownership could penalize our executive officers for their long-term service and past performance and for exceeding our stock ownership guidelines.

Compensation for Dr. Paul E. Jacobs, Chairman and Chief Executive Officer

Figure 19:  Compensation for Dr. Paul E. Jacobs – Fiscal 2011 - 2013

Our CEO’s total compensation has been relatively consistent for fiscal 2011 through 2013. His total compensation for fiscal 2013 was approximately 1% less than fiscal 2012 while our Non-GAAP revenues and Non-GAAP operating income grew by 30% and 22%, respectively, and our TSR was up 10% during fiscal 2013.

The Compensation Committee considered the following as part of its determination of the ACIP earnings and equity awards for Dr. Jacobs.

•	He led the Company to record Non-GAAP revenues, Non-GAAP operating income and MSM integrated circuit shipments. Additionally, we continued our commitment of returning capital to stockholders in the form of cash dividends and repurchases of our common stock and introduced a new $5 billion stock repurchase program.

•	He successfully positioned Qualcomm for growth again in fiscal 2014 as we continued to invest in and execute on our strategic priorities, including our broad licensing program and industry-leading Snapdragon and 3G/LTE integrated circuit roadmap. He continued to strengthen relationships with key industry players and a broad range of global operators, especially in the emerging regions of China, India and Brazil. Additionally, we supported advocacy efforts on corporate tax reform, high-skilled immigration reform, spectrum policy and funding basic research.

•	Our capabilities and capacity for continued growth and success lie in our values (innovation, execution and partnership), leadership, employee development, engagement and retention and in our culture of high performance, ethical standards and code of business conduct. We were named to Fortune Magazines’ 100 Best Companies to Work for in America for the 15th consecutive year.

•	Relative to our peer companies, we sustained upper-quartile financial growth and below-median TSR for both 1- and 3-year periods.

Accordingly, the Compensation Committee approved the following amounts:

•	Fiscal 2013 ACIP earnings of $3.5 million, which were 2% above the amount he received for fiscal 2012.

•	A combination of PSUs and RSUs with an aggregate grant date fair value of $15.0 million. The Compensation Committee considered the fact that TSR percentile rankings were not as high relative to operating measures and approved fiscal 2013 equity awards with the same aggregate grant date fair value as he received in fiscal 2012.

Dr. Jacobs’s total direct compensation (salary, ACIP earnings and aggregate grant date fair value of equity awards) was essentially the same as he received in fiscal 2012, and his total compensation, as reported in the Fiscal 2013 Summary Compensation Table, was 1% less than in fiscal 2012 because of reduced amounts of All Other Compensation.

Figures 20 and 21 show the percentile ranking of our CEO’s total compensation relative to our peer companies’ 1-year percentile ranking for revenue growth and operating income, respectively. Our Company’s financial growth was in the top (fourth) quartile yet our CEO’s total compensation was in the third quartile. The same relationships were found for 3-year average total compensation and 3-year revenue and operating income growth (which are not displayed here). The Company and peer company data reflected in these figures was reported in the Standard & Poor’s Compustat reports as of March 2013, the time at which FWC prepared the peer company selection analysis used by the Compensation Committee.

Figure 20: Qualcomm and Peer Companies CEOs’ 1-Year Total Compensation Percentile Ranking Relative to 1-Year Revenues Growth	Figure 21: Qualcomm and Peer Companies CEOs’ 1-Year Total Compensation Percentile Ranking Relative to 1-Year Operating Income Growth

Compensation for Mr. Steven M. Mollenkopf, President and Chief Operating Officer

Figure 22:  Compensation for Mr. Steven M. Mollenkopf – Fiscal 2011 – 2013

The Compensation Committee considered the following as part of its determination of the ACIP earnings and equity awards for Mr. Mollenkopf.

•	In his role as President & COO, Mr. Mollenkopf provided leadership and oversight to our QCT and QTL segments. Our QCT segment exceeded its revenue, earnings and units objectives for the fiscal year, and our QTL segment grew its licensee base and achieved record revenue and earnings.

•	Mr. Mollenkopf developed and executed strategies to enhance our business operations and strengthen relationships with key customers and partners.

•	Mr. Mollenkopf continued to provide guidance related to the development of new products and expansion of new industry segments.

Accordingly, the Compensation Committee approved the following amounts:

•	Fiscal 2013 ACIP earnings of $1.3 million, which were 2% above the amount he received for fiscal 2012.

•	A combination of ongoing PSUs and RSUs with an aggregate grant date fair value of $9.0 million, which represents a 29% increase from the aggregate grant date fair value of the ongoing equity awards he received in fiscal 2012. In addition, the Compensation Committee granted Mr. Mollenkopf a special award of PSUs and RSUs with an aggregate grant date fair value of $3.0 million to recognize his contributions to fiscal 2013 financial performance and strategic initiatives.

Excluding special awards, Mr. Mollenkopf’s total direct compensation for fiscal 2013 was 22% above the fiscal 2012 amount primarily due to the $2.0 million increase in aggregate grant date fair value of ongoing awards of PSUs and RSUs he received, and his total compensation, as reported in the Fiscal 2013 Summary Compensation Table, was essentially the same as he received in fiscal 2012.

Compensation for Mr. Derek K. Aberle, EVP & Group President

Figure 23:  Compensation for Mr. Derek K. Aberle – Fiscal 2012 – 2013 (1)

(1)	Mr. Aberle was not an NEO in fiscal 2011.

The Compensation Committee considered the following as part of its determination of the ACIP earnings and equity awards for Mr. Aberle.

•	In his role as EVP & Group President, Mr. Aberle led the QTL segment to another year of record revenues and earnings and led the negotiations of significant license and patent agreements. He also provided strategic guidance and oversight of our new licensing opportunities.

•	Mr. Aberle provided leadership in our Company’s strategy to sharpen the focus on our portfolio businesses to maximize technology, product and service investments, including the sale of our North and Latin American operations of Omnitracs and strategic leadership of our display and mobile health initiatives.

•	Mr. Aberle also provided leadership and guidance in our initiatives to influence patent reform and intellectual property rights policy and enforcement.

Accordingly, the Compensation Committee approved the following amounts:

•	Fiscal 2013 ACIP earnings of $1.1 million, which were 5% less than the amount he received for fiscal 2012.

•	A combination of ongoing PSUs and RSUs with an aggregate grant date fair value of $6.0 million, which represents a 20% increase from the aggregate grant date fair value of the ongoing equity awards he received in fiscal 2012. In addition, the Compensation Committee granted Mr. Aberle a special award of PSUs and RSUs with an aggregate grant date fair value of $2.0 million to recognize his contributions to fiscal 2013 financial performance and strategic initiatives.

Excluding special equity awards, Mr. Aberle’s total direct compensation for fiscal 2013 was 14% above the fiscal 2012 amount primarily due to the $1.0 million increase in aggregate grant date fair value of ongoing PSUs and RSUs he received, and his total compensation, as reported in the Fiscal 2013 Summary Compensation Table, was 10% less than he received in fiscal 2012.

Compensation for Mr. George S. Davis, EVP & Chief Financial Officer

Figure 24:  Compensation for Mr. George S. Davis – Fiscal 2013

Mr. Davis joined Qualcomm in March 2013 as our EVP & CFO. His offer of employment included a base salary of $700,000, an RSU award with a grant date fair value of $6.5 million that vests in three equal installments on the first, second and third anniversaries of the grant date and a $1.0 million new hire bonus. The Compensation Committee considered the following as part of its determination of the ACIP earnings and equity awards for Mr. Davis.

•	In his role as CFO, Mr. Davis provided leadership and oversight to our record-breaking financial performance.

•	He provided leadership and oversight to our investor relations organization. He led an investor outreach initiative to gain more in-depth insight into and understanding of their investment views of the Company. We upheld best practices on earnings conference calls, analyst meetings and financial disclosures.

•	He continued our excellence in the quality of our accounting and reporting practices, including transparent and robust disclosures and quarterly SEC reports filed simultaneously with our earnings releases. In addition, we continued to participate in the Internal Revenue Service Compliance Assurance Program, a process where we endeavor to agree on the treatment of all tax issues prior to our tax return being filed.

•	Mr. Davis provided leadership and guidance to the portfolio businesses review and helped guide negotiation teams and on the process for the sale of our North and Latin American operations of Omnitracs and our India spectrum assets.

Accordingly, the Compensation Committee approved the following amounts:

•	Fiscal 2013 ACIP earnings of $590,000, which represents the performance-adjusted ACIP amount prorated for his partial year of service as CFO during fiscal 2013.

•	A combination of PSUs and RSUs with an aggregate grant date fair value of $5.0 million.

Compensation for Mr. Donald J. Rosenberg, EVP, General Counsel and Corporate Secretary

Figure 25:  Compensation for Mr. Donald J. Rosenberg – Fiscal 2011 – 2013

The Compensation Committee considered the following as part of its determination of the ACIP earnings and equity awards for Mr. Rosenberg.

•	He oversaw continued excellence in the quality of our litigation management, discovery management practices and protection of our intellectual property.

•	We continued to implement new procedures and upgraded software to increase the quality and efficiency of patent filing and prosecuting processes and continued to reduce the backlog of unfiled patent applications despite an increase in invention submissions. We also continued to optimize the strength of our worldwide patent portfolio.

•	Mr. Rosenberg also provided leadership and guidance in our initiatives to influence patent reform and intellectual property rights policy and enforcement.

Accordingly, the Compensation Committee approved the following amounts:

•	Fiscal 2013 ACIP earnings of $860,000, which were 1% above the amount he received for fiscal 2012.

•	A combination of PSUs and RSUs with an aggregate grant date fair value of $4.5 million, which was 2% above the aggregate grant date fair value of the ongoing equity awards he received in fiscal 2012.

Mr. Rosenberg’s total direct compensation for fiscal 2013 was 2% above the amount he received for fiscal 2012, and his total compensation, as reported in the Fiscal 2013 Summary Compensation Table, was essentially the same as he received in fiscal 2012.

Compensation for Mr. William E. Keitel, Former EVP and Chief Financial Officer

Figure 26:  Compensation for Mr. William E. Keitel – Fiscal 2011—2013

Mr. Keitel stepped down from his role as CFO in March 2013 and retired from Qualcomm in November 2013. In March 2013, he assumed the role of Senior Advisor to assist in the transition of CFO responsibilities and to complete other projects. At that time, the Compensation Committee reduced his base salary from $710,000 to $500,000, reduced his target ACIP percent from 125% to 100% and approved a method for prorating his target ACIP amount to account for his service in each role. The Compensation Committee considered the following as part of its determination of the ACIP earnings for Mr. Keitel.

•	He partnered with Qualcomm’s executive leadership to develop the fiscal 2013 annual operating plan for continued strong growth in revenues, operating income and cash flows.

•	During his service as CFO, he continued our excellence in the quality of our accounting and reporting practices, including transparent and robust disclosures and quarterly SEC reports filed simultaneously with our earnings releases. In addition, we continued to participate in the Internal Revenue Service Compliance Assurance Program, a process where we endeavor to agree on the treatment of all tax issues prior to our tax return being filed.

•	He provided leadership and oversight to our investor relations organization. We upheld best practices on earnings conference calls, analyst meetings and financial disclosures.

Accordingly, the Compensation Committee approved fiscal 2013 ACIP earnings of $775,000, which represents the performance-adjusted ACIP amount prorated for his partial year of service as CFO and as Senior Advisor.

Compensation Decisions for the NEOs for Fiscal 2014

In November 2013, the Compensation Committee approved fiscal 2014 base salary and ACIP targets (as a percentage of base salary) for our executive officers.

•	The base salary and ACIP target increases reflect the Compensation Committee’s consideration of current competitive practices and its intent that while base salaries should be competitive, increases in earnings opportunities should emphasize variable compensation components. To ensure continued competitive total cash compensation opportunities, the Compensation Committee approved the base salary and target ACIP amounts set forth in Figure 27.

Figure 27:  Fiscal 2014 Base Salary and ACIP Targets

	Base Salary		ACIP Target %		ACIP Target $		Target Total Cash
Name	2013	2014	2013	2014	2013	2014	2013	2014
Paul E. Jacobs	$1,200,000	$1,250,000	250%	250%	$3,000,035	$3,125,000	$4,200,000	$4,375,000
Steven M. Mollenkopf	815,000	865,000	140%	150%	1,141,008	1,297,500	1,956,000	2,162,500
Derek K. Aberle	720,000	750,000	125%	130%	900,016	975,000	1,620,000	1,725,000
George S. Davis	700,000	725,000	125%	130%	510,417	942,500	1,210,417	1,667,500
Donald J. Rosenberg	675,000	700,000	110%	110%	742,502	770,000	1,417,500	1,470,000

Effective December 12, 2013, in connection with Mr. Mollenkopf’s appointment to the position of Chief Executive Officer-elect, the Compensation Committee increased his 2014 base salary to $1.1 million and increased his 2014 ACIP target percentage to 200% of his base salary. Also on December 12, 2013, the Compensation Committee granted Mr. Mollenkopf two promotion grants of restricted stock units (RSUs). The promotion grants consist of (i) special retention RSUs with a grant date fair value of $20 million, which will vest in three equal installments on the third, fourth and fifth anniversaries of the date of grant, and (ii) additional RSUs with a grant date fair value of $30 million, which will vest annually in five equal installments with the first installment vesting on December 12, 2014. This latter grant is a “multi-year” grant, which front-loaded the annual RSU grants that the Compensation Committee anticipated that it would have granted to Mr. Mollenkopf in his role as CEO over the next five years.

COMPENSATION PROGRAM BEST PRACTICES

The preceding discussion and analysis of the components and total compensation for our CEO and other NEOs reflects what we believe to be compensation program best practices. We listed these best practices in Proposal 3, the Advisory vote on executive compensation and in the Executive Summary of the CD&A. In this section, we provide a more thorough description of these best practices.

We emphasize performance-based equity awards. In fiscal 2013, a majority of the long-term incentive awards granted to our CEO, the other NEOs and other executive officers were in the form of performance-based awards that align the interests of our stockholders and executive officers. The awards included a mix of performance stock units (PSUs) and restricted stock units (RSUs).

A significant portion of our NEOs’ compensation varies with Company performance. On average, 77% of our NEOs’ fiscal 2013 target compensation was attributable to the aggregate grant date fair value of long-term incentive equity awards, and 90% of their fiscal 2013 target compensation was variable in the form of ACIP amounts and long-term incentive equity awards.

We have a balanced approach to incentive programs. We have a balance of short-term (Non-GAAP revenues and Non-GAAP operating income) and long-term (relative TSR) performance measures. We have a balance of time horizons for our ongoing incentive awards, including an annual cash incentive program (ACIP), overlapping multi-year PSU performance periods with interim measurement periods, and RSUs that generally require three years of service to become fully vested.

We have limits on the amounts of variable compensation that may be earned. We limit the potential ACIP amounts that the NEOs may earn to 2.0 times the target amount. We limit the potential number of shares of our common stock that our NEOs may earn under the PSU program to 2.0 times the target amount.

We have a risk management process. We perform annual risk assessments for our executive compensation program. This review includes an assessment by the Compensation Committee’s independent compensation consultant, FWC.

We have stock ownership guidelines. Our stock ownership guidelines for our executive officers, including our NEOs, help ensure that they maintain an equity stake in the Company, and by doing so, appropriately link their interests with those of other stockholders. Only shares actually owned and deferred stock units under the Qualcomm Non-Qualified Deferred Compensation (QNQDC) Plan count toward the stock ownership requirement. Outstanding unexercised stock options and unvested PSUs and RSUs do not count toward the requirement.

•	Dr. Jacobs and Messrs. Mollenkopf, Aberle and Rosenberg have met their ownership guidelines.

•	Mr. Davis will be required to meet his ownership guideline in March 2018, on the fifth anniversary of his date of employment with Qualcomm.

If an NEO has not met the guidelines by the deadline, we require that the NEO retain at least 50% of the net shares remaining after required tax withholdings upon payment of any full-value award or upon stock option exercise until they meet the minimum guideline. The guidelines are as follows:

Figure 28:  Stock Ownership Guidelines for Executive Officers

Role	Multiple of Base Salary
CEO	6x
President	3x
All other executive officers	2x

We do not provide tax gross-up for executive perquisites. We do not provide tax gross-up payments on executive perquisites, such as financial planning reimbursements, except for benefits provided in a policy applicable to all eligible employees, such as relocation.

We have a cash incentive compensation repayment (“clawback”) policy. We require an executive officer, including an NEO, to repay to us the amount of any annual cash incentive that an executive officer received to the extent that:

•	The amount of such payment was based on the achievement of certain financial results that were subsequently the subject of a restatement that occurred within 12 months of such payment;

•	The executive officer had engaged in theft, dishonesty or intentional falsification of documents or records that resulted in the obligation to restate our financial results; and

•	A lower annual cash incentive would have been paid to the executive officer based upon the restated financial results.

The Compensation Committee is responsible for the interpretation and enforcement of this clawback policy. We plan to amend this policy as needed to comply with the additional requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) after the SEC adopts new regulations implementing those requirements.

Our insider trading policy includes a prohibition on pledging of our common stock. Our insider trading policy for executive officers and non-employee directors prohibits the pledging of our common stock and transactions involving “short-swing” profits, short sales and derivatives, including put and call options.

Our compensation arrangements for the NEOs do not include severance agreements or employment contracts, and our equity acceleration in the event of a change-in-control is “double-trigger.” We employ almost all U.S.-based employees, including all our NEOs, “at will” without severance agreements or employment contracts. This is consistent with our objective of providing compensation related to individual contributions that improve our market leadership, competitive advantage and stockholder value. It enables our Board to terminate employment with discretion as to the terms and conditions of any separation. Our CEO and other NEOs do not have guaranteed arrangements for cash compensation or severance upon a change-in-control or excise tax gross-up for change-in-control payments. In the event of a change-in-control in which the acquirer assumed outstanding unvested equity awards, the vesting of an NEO’s awards would accelerate only if the NEO was involuntarily terminated or the NEO voluntarily resigns “for good reason” during a specified period after the change-in-control (i.e., “double-trigger” treatment of unvested awards).

We do not have a pre-defined severance plan. We do not have a pre-defined severance plan covering the involuntary termination of employees, including the NEOs. We do not accelerate unvested stock options, RSUs or PSUs in the event of an involuntary “for cause” termination. Such terminations may involve theft, dishonesty, falsification, actions that are detrimental to the Company, conviction of a criminal act that impairs the performance of duties required by the Company or violation of a material Company policy.

Figure 29 summarizes the treatment of unvested stock options, PSUs and RSUs following involuntary terminations without cause and the “double-trigger” provisions for terminations after a change-in-control.

Figure 29: Treatment of Unvested Equity Awards in Certain Termination Situations

Termination Situation	Stock Options	RSUs	PSUs

Involuntary terminations without cause.	10% of the total amount granted is automatically accelerated, and up to an additional 10% may be accelerated using a pre-defined formula, subject to execution of a general release of claims.	All unvested awards are forfeited.

All unvested PSUs are forfeited. The Compensation Committee, in its sole discretion, may waive the automatic forfeiture of all or any portion of the award. This is consistent with the above-mentioned practice that allows our Board to terminate employment with discretion as to the terms and conditions of separation.

Involuntary terminations without cause or voluntary resignation for good reason after a change-in-control.	“Double-trigger” treatment of unvested awards: If, within 24 months after a change in control, the recipient is involuntarily terminated for any reason other than for cause or if the recipient voluntarily resigns “for good reason” (as defined in the award agreements), then vesting of stock options and RSUs is accelerated in full.		Accelerate the vesting of PSUs that remain outstanding after a change-in-control. The number of shares of stock that may be issued will be prorated using a pre-defined formula.

We Design and Administer Compensation Programs So That They Are Tax Efficient

A goal of the Compensation Committee is to comply with the requirements of Internal Revenue Service Code (IRC) Sections 162(m) and 409A.

Section 162(m)

IRC Section 162(m) places a $1 million annual limit on the amount that a public company may deduct for compensation paid to the CEO and the other three most highly compensated NEOs, excluding the CFO. The $1 million limit does not apply if the compensation meets Section 162(m) requirements for performance-based compensation. Compliance with Section 162(m) did not influence the allocation of compensation among base salary, target annual cash incentives and long-term incentives for fiscal 2013. From time to time, we may pay compensation to our Section 162(m) covered officers that may not be tax deductible if there are compelling business reasons to do so.

•	We designed and administered our fiscal 2013 ACIP as cash-denominated performance units granted under the 2006 LTIP to be eligible for tax deductions to the extent permitted by the relevant tax regulations, including Section 162(m).

•	Only actual shares distributed that are above the target PSU amount will qualify as deductible compensation under Section 162(m).

•	The RSUs granted to our executive officers in fiscal 2013 are structured to satisfy the performance-based compensation exception of the Section 162(m) limit on deductible compensation.

Section 409A

Under IRC Section 409A, a nonqualified deferred compensation plan (such as our QNQDC Plan) must comply with certain requirements related to the timing of deferral and distribution decisions. Otherwise amounts deferred under the plan could be included in gross income when earned and be subject to additional penalty taxes. We administer the QNQDC Plan and equity awards in accordance with Section 409A requirements. Nonqualified stock options are generally exempt from Section 409A if the options satisfy certain requirements. PSUs and RSUs are also generally exempt from Section 409A.

Other Components of the Executive Compensation Program

When we introduced the summary of the key components of our compensation program for NEOs, we noted that additional aspects of our executive compensation program would be summarized in this section.

•	Figure 30 highlights the components that are available to U.S.-Based Executive Level Employees.

•	Figure 31 highlights the components that are available to all U.S.-Based Employees.

Figure 30:  Components of Our Compensation Program Available to U.S.-Based Executive-Level Employees

Component	Form and Purpose	Comment

Nonqualified deferred compensation program Company match (QNQDC Plan)

Company match on employees’ deferred contributions up to a predefined formula maximum amount. Provide a competitive, non-qualified, tax-efficient defined contribution retirement program for employees deemed to be “highly compensated.”

We do not have a pension plan or other defined benefit retirement program. See the “Fiscal 2013 Nonqualified Deferred Compensation” table for a description of the Company match program.

Financial planning reimbursement	Reimbursement of actual expenses incurred for financial, estate and tax planning. Attract and retain executive-level employees. Assist NEOs with managing their time.	Annual maximum reimbursement of up to $12,500 for the Chairman and CEO and the President and up to $8,000 for the other NEOs.

Additional life insurance	Additional coverage, above the amount provided to all employees. Attract and retain executive-level employees.	The additional coverage is $1 million for the Chairman and CEO and $750,000 for the other NEOs.

Use of corporate aircraft for personal travel	Imputed taxable income for W-2 reporting and incremental cost to the Company for reporting the perquisite in this proxy statement. Facilitate flexible travel arrangements and provide security.	In fiscal 2013, we implemented a timesharing program that limits the amount of compensation reported to $250,000 for the CEO and $650,000 for all NEOs in the aggregate.

Figure 31:  Components of Our Compensation Program Available to All U.S.-Based Employees

Component	Form and Purpose	Comment

Tax qualified deferred compensation	401(k) Plan. Provide a tax-efficient retirement savings opportunity. Attract and retain employees.	The 401(k) Plan is a voluntary, tax-qualified deferred compensation plan. We match employee contributions in cash using a tiered structure in order to encourage participation among all employees.

Employee Stock Purchase Plan (ESPP)	Qualcomm stock. Encourage long-term stock ownership and align employee and stockholder interests. Attract and retain employees.

The tax-qualified, voluntary ESPP is available to all U.S.-based employees. We also make a non-tax-qualified ESPP available to employees based in other countries provided we are able to comply with local regulations. Purchases through payroll deductions are limited to $12,500 in fair market value (FMV) of the stock per 6-month offering period (determined on the first day of each offering period). The purchase price is equal to 85% of the lower of: (1) the FMV on the first day of the offering period or (2) the FMV on the last day of the offering period.

Charitable contribution match	Matching cash paid to the charitable organization. Encourage and extend employees’ support of cultural, educational and community non-profit organizations.

We match 100% of employee contributions, up to pre-defined maximum amounts, to qualified tax-exempt non-profit organizations, excluding organizations that further religious doctrine, exclusionary organizations and/or political non-profit organizations. The maximum annual amount we will match is based on the employee’s job level. We will match up to $125,000 for our Chairman and CEO, Vice Chairman and President and up to $100,000 annually for the other NEOs.

In addition to the programs identified above, we offer a supplemental dental and vision program that provides limited coverage above the basic dental and vision plans to senior-level, U.S.-based employees. The purpose of this program is to attract and retain experienced talent.

Summary of PSU Programs.

Our PSU programs provide for a variable number of shares of common stock based on the relative performance of our TSR compared to that of the NASDAQ-100. In this section, we provide a summary of the key design features of our PSU programs, the payout multiples for completed measurement periods, and for each NEO except Mr. Davis, the shares earned and the values of shares earned for completed measurement periods. Mr. Davis joined Qualcomm in March 2013 and thus did not participate in the programs prior to fiscal 2013. Figure 32 provides an overview of the key design features of all four PSU programs.

Figure 32:  Overview of PSU Program Key Design Features

	Fiscal 2010	Fiscal 2011	Fiscal 2012	Fiscal 2013

Status as of 12/31/13	Completed	Completed	1st and 2nd measurement periods completed.	Awards approved by Compensation Committee
Performance Period	11/2/2009 – 10/31/2012	11/1/2010 – 10/31/2013	9/26/2011 – 9/26/2014	9/30/2013 – 9/27/2015
Interim Measurement Periods End Dates	1. 4/29/2011 2. 10/31/2011 3. 4/30/2012 4. 10/31/2012	1. 4/30/2012 2. 10/31/2012 3. 4/30/2013 4. 10/31/2013	1. 3/29/2013 2. 9/27/2013 3. 3/28/2014 4. 9/26/2014	1. 3/29/2015 2. 9/27/2015

Maximum Award	125% of target award if relative TSR is 150% or above the NASDAQ-100	200% of target award if relative TSR is 133% or above the NASDAQ-100		200% of target award if relative TSR is at or above the 90th percentile among NASDAQ-100
Target Award	100% of the target award if relative TSR is 100% of the NASDAQ-100	100% of the target award if relative TSR is 100% of the NASDAQ-100		100% of target award if relative TSR is at the 60th percentile among NASDAQ-100
Threshold Award	n/a	33% of target award if relative TSR is 66% of the NASDAQ-100		33% of target award if relative TSR is at the 33rd percentile among NASDAQ-100
Minimum Award	75% of target award if relative TSR is 50% or below the NASDAQ-100	0% if relative TSR is less than 66% of the NASDAQ-100		0% of target award if relative TSR is below the 33rd percentile among NASDAQ-100
Absolute TSR Provision	None	If our TSR for the 3-year period is negative then the total award may not exceed the target amount so that high relative performance is not over-rewarded in a down market.
Dividend Equivalents	None

Provides dividend equivalent rights that accrue, in the form of additional shares of our common stock, on earned units, but are not paid out on unearned performance awards and that vest at the same time as the underlying earned PSUs.

The fiscal 2010, 2011 and 2012 PSU programs included four measurement periods of 18-, 24-, 30- and 36-months. We allocated 25% of the target PSU award disclosed in the “Fiscal 2013 Grants of Plan-Based Awards” table for the respective fiscal year proxy statement to each measurement period. Our TSR was compared to that of the NASDAQ-100 at the end of each measurement period, and an award was determined according to the relevant payout schedule. The number of shares of our common stock earned for a completed measurement period is considered “banked” but could be adjusted if our absolute TSR for the entire performance period was negative. The number of shares of our common stock to be distributed to each participant at the end of the three-year performance period is the sum of the shares earned for each of the four measurement periods and may include dividend equivalents as described above.

The fiscal 2010 and 2011 PSU programs are 100% complete, and earned shares, including dividend equivalents on earned shares for the 2011 program, are vested and settled. The fiscal 2012 program is 50% complete, and no earned shares or dividend equivalents are vested yet. The percentages of target awards earned for each measurement period that was complete as of December 31, 2013 are presented in Figure 33 and the PSU award amounts, shares earned and the values of the shares earned as of the end of fiscal 2013 are presented in Figure 34.

Figure 33:  Summary of Percent of Target Award Earned for Completed Measurement Periods

	Earned Awards
	Percent of Target Award Earned
Fiscal Year of Grant	1st Measurement Period	2nd Measurement Period	3rd Measurement Period	4th Measurement Period	Total
2012	112.0%	90.0%	TBD	TBD	TBD
2011	139.0%	112.0%	127.0%	96.0%
2010	98.0%	97.0%	100.5%	96.0%	98.0%

Figure 34:  Summary of PSU Awards and Earned Shares for Completed Measurement Period (1)

Name	Fiscal Year of Grant	Target Shares Granted (#)	Grant Date Fair Value of Target Shares ($)	Shares Earned through Completed Measurement Periods (#)	Value of Shares Earned at September 29, 2013 ($)
Paul E. Jacobs	2012	125,523	8,099,999	63,389	4,271,151
	2011	145,300	7,458,249	172,181	11,601,556
	2010	153,980	6,983,378	150,711	10,154,907
Steven M. Mollenkopf (2)	2012	58,577	3,779,974	29,582	1,993,235
	2012	41,841	2,700,000	21,130	1,423,739
	2011	51,415	2,639,132	60,928	4,105,329
	2010	52,270	2,370,575	51,161	3,447,228
Derek K. Aberle (2)	2012	41,841	2,700,000	21,130	1,423,739
	2012	33,473	2,160,013	16,905	1,139,059
	2011	46,945	2,409,687	55,632	3,748,484
	2010	49,120	2,227,715	48,078	3,239,496
Donald J. Rosenberg	2012	36,820	2,375,995	18,595	1,252,931
	2011	44,705	2,294,708	52,977	3,569,590
	2010	50,380	2,284,859	49,312	3,322,643
William E. Keitel	2012	41,841	2,700,000	21,130	1,423,739
	2011	52,530	2,696,365	62,249	4,194,338
	2010	58,570	2,656,296	57,328	3,862,761

(1)	Excludes Mr. Davis because he joined Qualcomm in fiscal 2013.

(2)	In fiscal 2012, the Compensation Committee granted to Messrs. Mollenkopf and Aberle both annual, ongoing equity awards and special, one-time equity awards (comprised of both PSUs and RSUs) to recognize their promotions to President & COO and EVP & Group President, respectively. These annual, ongoing PSUs cliff vest at completion of the 3-year performance period. These one-time, special equity awards vest on the third, fourth and fifth anniversaries of the grant dates.

COMPENSATION RISK MANAGEMENT

The Compensation Committee engaged its independent compensation consultant, FWC, to collaborate with Qualcomm’s human resources staff to conduct an assessment of potential risks that may arise from our compensation programs. Based on this assessment, the Compensation Committee concluded that our policies and practices do not encourage excessive and unnecessary risk taking that would be reasonably likely to have a material adverse effect on Qualcomm. The assessment included executive, non-executive and sales incentive programs and focused on the variable components of cash incentives and equity awards. Our compensation programs are designed and administered through a corporate total rewards management office and are substantially identical among business units, corporate functions and global locations (with modifications to comply with local regulations as appropriate). The risk-mitigating factors considered in this assessment included:

•	The alignment of pay philosophy, peer group companies and compensation amounts relative to competitive practices to support our business objectives;

•	Effective balance of cash and equity, short- and long-term performance periods, limits on performance-based award schedules and Company financial metrics with individual performance factors and Compensation Committee and management discretion; and

•	Ownership guidelines, a clawback policy, an insider trading policy, an equity award approval authorization policy and independent Compensation Committee oversight.

COMPENSATION TABLES AND NARRATIVE DISCLOSURES

The following tables, narratives and footnotes describe the total compensation and benefits awarded to, earned by, or paid to our NEOs for fiscal 2013.

SUMMARY COMPENSATION TABLE

Salary. Salaries for NEOs as presented in this table may include vacation match payments payable under our vacation policy. Some portion of the NEOs’ salaries may have been deferred pursuant to the Qualcomm Non-Qualified Deferred Compensation (QNQDC) Plan (see “Fiscal 2013 Nonqualified Deferred Compensation” table).

Bonus. The amounts in this column represent amounts received under our patent award program and/or for new hire bonuses. We disclose annual cash incentives in the “Non-Equity Incentive Plan Compensation” column.

Stock Awards. Stock awards granted to NEOs include annual grants and may include special grants for new hires, promotions and/or retention. The amounts in this column represent the estimated grant date fair values of PSUs and RSUs granted during the fiscal year. The estimated RSU grant date fair values were determined based on the fair value of our common stock on the date of grant. The estimated PSU grant date fair values were determined based on a Monte Carlo simulation (which probability weights multiple potential outcomes). The amounts are not indicative of whether the NEO has or will realize the estimated fair value or any financial benefits from the award. See the “Fiscal 2013 Grants of Plan-Based Awards” table for details on the PSUs granted to the NEOs during fiscal 2013.

Non-Equity Incentive Plan Compensation. The amounts in this column represent cash awards under our annual cash incentive plan (ACIP). The relevant performance period was fiscal 2013. The Compensation Committee approved the ACIP amounts at the end of fiscal 2013; the NEOs received payment of their fiscal 2013 ACIP amounts in November 2013. See the “Compensation Discussion and Analysis” (CD&A) section and the “Fiscal 2013 Grants of Plan-Based Awards” table and related narrative for a description of the ACIP. Some portion of the NEOs’ ACIP amounts may have been deferred pursuant to our QNQDC Plan (see “Fiscal 2013 Nonqualified Deferred Compensation” table).

All Other Compensation. See the “Fiscal 2013 All Other Compensation” table for an itemized account of all other compensation reported in the Fiscal 2013 Summary Compensation Table.

FISCAL 2013 SUMMARY COMPENSATION TABLE (1)(2)

Name and Principal Position	Year	Salary ($)	Bonus ($) (6)	Stock Awards ($) (7)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Paul E. Jacobs, Chairman and Chief Executive Officer	2013	1,200,014	8,325	15,000,069	3,480,000	760,532	20,448,940
	2012	1,189,246	2,775	14,999,985	3,400,000	1,138,867	20,730,873
	2011	1,150,591	7,125	14,322,329	5,500,000	742,288	21,722,333
George S. Davis, Executive Vice President and Chief Financial Officer (3)	2013	363,463	1,000,000	11,500,110	590,000	192,023	13,645,596
	2012	-	-	-	-	-	-
	2011	-	-	-	-	-	-
William E. Keitel,	2013	600,971	-	-	775,000	345,956	1,721,927
Executive Vice President and Senior Advisor (Former Chief	2012	731,934	-	5,000,014	1,000,000	306,556	7,038,504
Financial Officer) (4)	2011	684,632	-	5,177,902	1,600,000	254,303	7,716,837
Derek K. Aberle, Executive Vice President and Group President (5)	2013	728,321	-	8,000,053	1,045,000	284,061	10,057,435
	2012	720,548	-	9,000,026	1,100,000	308,884	11,129,458
	2011	-	-	-	-	-	-
Steven M. Mollenkopf, President and Chief Operating Officer	2013	815,006	1,500	12,000,079	1,325,000	166,481	14,308,066
	2012	805,582	-	11,999,974	1,300,000	143,960	14,249,516
	2011	801,706	-	5,067,850	2,000,000	68,614	7,938,170
Donald J. Rosenberg, Executive Vice President General Counsel and Corporate Secretary	2013	675,002	-	4,500,078	860,000	256,411	6,291,491
	2012	668,270	-	4,400,011	850,000	274,153	6,192,434
	2011	641,925	-	7,639,369	1,350,000	208,890	9,840,184

(1)	We did not grant any stock option awards to our NEOs during fiscal 2013. As a result, the “Option Awards” column has been omitted from the Fiscal 2013 Summary Compensation Table.

(2)	We do not offer a pension plan or other defined benefit retirement plan to our NEOs. We do not provide above-market or preferential earnings on deferred compensation, nor do we provide dividends on stock in the QNQDC Plan at a rate higher than dividends on our common stock. As a result, the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column has been omitted from the Fiscal 2013 Summary Compensation Table.

(3)	Mr. Davis joined Qualcomm as EVP and CFO in March 2013.

(4)	The 2013 amounts represent compensation for Mr. Keitel through March 11, 2013 as Executive Vice President and CFO and from March 11, 2013 through September 29, 2013 as Executive Vice President and Senior Advisor. Mr. Keitel’s salary was decreased in March 2013 when he stepped down from his role as CFO.

(5)	Mr. Aberle was not an NEO in fiscal 2011.

(6)	The amounts for Dr. Jacobs and Mr. Mollenkopf represent bonuses received under our patent award program, and the amount for Mr. Davis represents his new hire bonus.

(7)	Fiscal 2013 amounts in this column represent the estimated grant date fair values of PSUs and RSUs granted during the fiscal year. The RSU grant date fair values were determined based on the closing price of our common stock on the date of grant. The estimated PSU grant date fair values were determined using a Monte Carlo simulation (which probability weights multiple potential outcomes). For additional information on the valuation assumptions, refer to “Note 1—Basis of Presentation” of Qualcomm’s consolidated financial statements included in Appendix 1. If we assume that the highest level of performance conditions will be achieved with respect to the PSUs (and thus the maximum number of shares will be issued under the PSUs), using the fair value of our common stock on the grant date for such shares, the fiscal 2013 stock awards would be as follows: $23,100,089 for Dr. Jacobs; $14,200,158 for Mr. Davis; $12,320,079 for Mr. Aberle; $18,480,119 for Mr. Mollenkopf; and $6,930,108 for Mr. Rosenberg.

ALL OTHER COMPENSATION

Perquisites and Other Personal Benefits. Perquisites and personal benefits for a named executive officer are excluded if the total value of all of his perquisites and personal benefits is less than $10,000. If the total value of all perquisites and personal benefits for a named executive officer is $10,000 or more, then each perquisite or personal benefit, regardless of its amount, is identified by type. Each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that named executive officer is identified and quantified.

Nonqualified Deferred Compensation. The amounts disclosed represent the dollar values of common stock used to match up to 8% of the aggregate of the participant’s base salary plus ACIP amounts deferred on a pre-tax basis under the QNQDC Plan. The dollar values are based on the average of the fair market value of the stock over the 200 trading days preceding the match date.

Charitable Match. The amounts disclosed represent our matching contributions for NEO contributions to qualified, tax-exempt non-profit organizations.

Company Match on 401(k) Contributions. The amounts disclosed represent the cash value of our matches to employee contributions to the 401(k) plan.

Life Insurance Premiums. The amounts disclosed represent the premiums paid for group term life insurance greater than $50,000 and executive life insurance.

Payment of HSR Act Fees. During fiscal 2013, Dr. Jacobs submitted a filing under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, (the HSR Act), based on the acquisitions of our common stock through the vesting of previously granted RSUs and PSUs. The Compensation Committee reviewed the legal requirements under the HSR Act, the stock acquisitions triggering the filing requirement and the practices of other public companies with respect to HSR Act filings. Based on this review, the Compensation Committee approved the payment by the Company of the HSR Act filing fee otherwise payable by Dr. Jacobs. The Compensation Committee determined that this payment was appropriate because of the unavailability of an HSR Act exemption for acquisitions of stock by officers and directors and because the filing obligations arose as a direct result of Dr. Jacobs’s position as an officer of the Company.

Tax Gross-Ups. We pay tax liabilities associated with certain perquisites and other personal benefits that are provided in a policy applicable to all eligible employees, such as relocation.

FISCAL 2013 ALL OTHER COMPENSATION

Name	Perquisites and Other Personal Benefits ($) (1)	Nonqualified Deferred Compensation Plan Match ($)	Charitable Match ($) (2)	Company Matching 401k Contributions ($)	Life Insurance Premiums ($)	Payment of HSR Act Fees ($)	Tax Gross- Ups ($) (3)	All Other Compensation Total ($)
Paul E. Jacobs	123,000	451,511	124,800	6,525	9,696	45,000	-	760,532
George S. Davis	90,798	-	43,170	4,520	5,943	-	47,592	192,023
William E. Keitel	28,734	165,281	129,218	5,357	17,366	-	-	345,956
Derek K. Aberle	66,804	175,492	33,100	5,425	3,240	-	-	284,061
Steven M. Mollenkopf	36,800	65,061	54,350	5,425	4,845	-	-	166,481
Donald J. Rosenberg	19,680	144,002	65,370	5,975	21,384	-	-	256,411

(1)

The amounts in this column include: Dr. Jacobs – $87,658 for the personal use of our corporate aircraft and $35,342 for other insurance premiums and financial planning; Mr. Davis – $86,679 for relocation and

$4,119 for other insurance premiums; Mr. Keitel – for financial planning, other insurance premiums and the personal use of our corporate aircraft; Mr. Aberle – $40,099 for the personal use of our corporate aircraft and $26,705 for financial planning, other insurance premiums, home office costs and personal travel and entertainment; Mr. Mollenkopf – for the personal use of our corporate aircraft, financial planning and other insurance premiums; and Mr. Rosenberg – for financial planning, other insurance premiums and the personal use of our corporate aircraft. Under certain circumstances, NEOs may utilize our corporate aircraft for personal use. In those instances, the value of the benefit is based on the aggregate incremental cost to the Company. Incremental cost is calculated based on the variable costs to the Company, including fuel costs, mileage, certain maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and certain other miscellaneous costs. Fixed costs that do not change based on usage, such as pilot salaries, are excluded. In 2013, the Company and Dr. Jacobs entered into aircraft time-sharing agreements pursuant to which Dr. Jacobs may use certain Company aircraft for his personal use and reimburse the Company for the expenses of each flight operated under such an agreement up to the maximum amount permitted under Federal Aviation Administration rules. Dr. Jacobs has discretion over which flights are operated under a time-sharing agreement. The amounts shown for Dr. Jacobs’s personal use of our corporate aircraft reflect the total aggregate incremental costs to the Company of his personal use of our corporate aircraft, less any payments made by Dr. Jacobs to the Company under a time-sharing agreement.

(2)	The amounts in this column include (i) matching contributions we made in fiscal 2013 for contributions made by an NEO in fiscal 2012 as follows: $40,120 for Mr. Keitel, $13,700 for Mr. Mollenkopf and $18,235 for Mr. Rosenberg; and (ii) $500 in matching contributions we made in fiscal 2014 for contributions made by Mr. Aberle in fiscal 2013.

(3)	The amount in this column represents the estimated tax liability associated with relocation costs incurred by Mr. Davis.

GRANTS OF PLAN-BASED AWARDS

Annual Cash Incentive Plan (ACIP). The Compensation Committee approved a target ACIP amount, expressed as a percentage of base salary, for each NEO. The target ACIP amount was the earnings opportunity for the NEO if we achieved 100% of our financial objectives for Non-GAAP revenues and Non-GAAP operating income. We structured the ACIP to provide different earnings opportunities at different levels of financial performance. The table below shows the relationship between various levels of our financial performance and the potential ACIP amount.

Potential Non-Equity Incentive Plan Payout and Associated Financial Performance Levels

Potential Payout Level	Weighted Financial Performance Ratio (1)	ACIP Incentive Multiple (2)
Maximum	125%	2.0
	110%	1.4
Target	100%	1.0
	90%	0.5
Threshold	80%	0.0

(1)	The Weighted Financial Performance Ratio is the result of actual financial results achieved for the fiscal year divided by the financial objectives established during the first quarter of the fiscal year.

(2)	The ACIP Incentive Multiple is the percentage of the potential ACIP amount relative to the target ACIP amount. The ACIP Incentive Multiple is applied to each NEO’s target ACIP amount to calculate the company-performance-adjusted ACIP amount. For example, if we achieve 125% of our financial objectives, the NEOs’ target ACIP amounts would be multiplied by 2 to determine the NEOs’ ACIP payout.

The ACIP Incentive Multiple increases five percentage points for each one percentage point improvement in the Weighted Financial Performance Ratio from 80% to 100%, and four percentage points for each one percentage point improvement from 100% to 125%. The maximum ACIP Incentive Multiple is 2x and applies to Weighted Financial Performance Ratios of 125% and above. The ACIP is not funded if the Weighted Financial Performance Ratio is below 80%.

Equity Awards. The Compensation Committee approved equity awards granted under the 2006 LTIP. The awards consisted of PSUs and RSUs. The grant dates for both the PSUs and RSUs was the date that the Compensation Committee met and approved the awards.

Restricted Stock Units (RSUs). RSUs were granted under the 2006 LTIP. Except for the RSUs granted to Mr. Davis, the Compensation Committee established (1) an adjusted GAAP operating income goal for the first nine months of fiscal 2013, (2) a service condition that required the executive officer be employed by the Company from the beginning of fiscal 2013 through the date on which the RSUs were granted (September 29, 2013) and (3) a maximum grant date fair value that each recipient is eligible to receive provided the operating income goal and recipient service requirements are satisfied. The RSUs vest annually in three equal tranches with the first tranche vesting on November 20, 2013. For the special RSUs granted to Messrs. Aberle and Mollenkopf to recognize contributions to fiscal 2013 financial performance and strategic initiatives, the Compensation Committee established an adjusted GAAP operating income goal for the first nine months of fiscal 2014 that the Company must meet or exceed in order for the RSUs to vest. These RSUs vest annually in three equal tranches with the first tranche vesting on November 20, 2014. The new hire RSUs granted to Mr. Davis vest in three equal tranches on the first, second and third anniversaries of the grant date (March 11, 2013). The ongoing RSUs granted to Mr. Davis vest in three equal tranches on the first, second and third anniversaries of the grant date (September 29, 2013).

Performance Stock Units (PSUs). The PSUs provide for a variable number of shares of our common stock based on the relative performance of our TSR compared to that of the NASDAQ-100 (see table below). The performance period for the PSUs granted during fiscal 2013 has two separate measurement periods of 18 and 24 months. Both measurement periods began on September 30, 2013 (the first day of fiscal 2014). Measurement Period 1 concludes on March 29, 2015, and Measurement Period 2 concludes on September 27, 2015. The PSUs will not vest until the end of the performance period and include dividend equivalent rights. The dividend equivalent rights will accrue, in the form of additional shares of common stock, on earned shares with vesting and distribution consistent with the vesting and distribution of the underlying shares. No dividends are paid on unvested and unearned PSUs. The total award amount may not exceed the target award amount if our TSR for the performance period is negative. The percent of PSU award amount earned between award levels interpolates linearly with our TSR percentile ranking.

Qualcomm TSR Percentile Ranking among NASDAQ-100	Award Level	Percent of PSU Award Amount Earned
90th percentile and above	Maximum	200%
75th percentile		150%
60th percentile	Target	100%
33rd percentile	Threshold	33%
Less than 33rd percentile	Minimum	0%

FISCAL 2013 GRANTS OF PLAN-BASED AWARDS (1)(2)

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other Stock Awards: Number of shares of stock or units (#)	Grant Date Fair Value of Stock Awards ($) (6)
Paul E. Jacobs	ACIP		30,000	3,000,035	6,000,070
	RSUs	9/29/2013							102,405	6,900,049
	PSUs	9/29/2013				-	135,952	271,904		8,100,020
George S. Davis	ACIP		5,104	510,417	1,020,833
	RSUs (3)	3/11/2013							97,452	6,500,048
	RSUs	9/29/2013							34,135	2,300,016
	PSUs	9/29/2013				-	45,318	90,636		2,700,046
William E. Keitel	ACIP		6,714	671,394	1,342,788
Derek K. Aberle	ACIP		9,000	900,016	1,800,033
	RSUs	9/29/2013							40,962	2,760,020
	RSUs (4)	9/29/2013							13,654	920,006
	PSUs	9/29/2013				-	54,381	108,762		3,240,020
	PSUs (5)	9/29/2013				-	18,127	36,254		1,080,007
Steven M. Mollenkopf	ACIP		11,410	1,141,008	2,282,017
	RSUs	9/29/2013							61,443	4,140,029
	RSUs (4)	9/29/2013							20,481	1,380,010
	PSUs	9/29/2013				-	81,571	163,142		4,860,000
	PSUs (5)	9/29/2013				-	27,191	54,382		1,620,040
Donald J. Rosenberg	ACIP		7,425	742,502	1,485,004
	RSUs	9/29/2013							30,722	2,070,048
	PSUs	9/29/2013				-	40,786	81,572		2,430,030

(1)	Unless indicated otherwise, the Compensation Committee approved all equity grants on the grant dates.

(2)	We did not award any stock options to any NEOs in fiscal 2013. Therefore, we did not include the “All Other Option Awards” or “Exercise or Base Price of Option Awards” columns in this table.

(3)	Represents a new hire RSU grant, which vests annually in three equal tranches with the first tranche vesting one year after the grant date.

(4)	Represents special RSU grants as described in the narrative preceding this table.

(5)	Represents special PSU grants to recognize contributions to fiscal 2013 financial performance and strategic initiatives. These special PSUs have the same terms as the PSUs described in the narrative preceding this table.

(6)	The amounts for RSUs represent the grant date fair values based on the closing stock price of the Company’s stock on the dates of grant. The amounts for PSUs represent the grant date fair value as determined using a Monte Carlo simulation (which probability weights multiple potential outcomes). For additional information on the valuation assumptions, refer to “Note 1—Basis of Presentation” in Qualcomm’s consolidated financial statements included in Appendix 1.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The “Outstanding Equity Awards at Fiscal Year End” table provides information on the current holdings of equity awards by the NEOs. The market value of stock reported is based on the closing price of the Company’s common stock at the end of the fiscal year. All stock options awarded to the NEOs were nonqualified stock options; stock options granted prior to September 10, 2010 are exercisable for ten years from the grant date, and stock options granted on or after September 10, 2010 are exercisable for seven years from the grant date.

OUTSTANDING EQUITY AWARDS AT SEPTEMBER 29, 2013(1)

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)		Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul E.	12/3/2004	600,000		-		43.62	12/2/2014
Jacobs	11/4/2005	900,000		-		44.02	11/3/2015
	11/10/2006	211,218		-		34.83	11/9/2016
	11/12/2007	632,230		-		37.29	11/11/2017
	11/7/2008	9,000		30,500	(5)	35.66	11/6/2018
	11/9/2009	345,843		49,4079	(6)	44.75	11/8/2019
	11/8/2010							50,311	(8)	3,389,933
	11/9/2011							85,904	(9)	5,788,230
	9/29/2013							102,405	(10)	6,900,049
	11/8/2010										227,687	(16)	15,341,583
	11/9/2011										197,903	(17)	13,334,701
	9/29/2013										271,904	(18)	18,320,892
Total		2,698,291	(4)	79,907				238,620		16,078,212	697,494		46,997,176
George S.	3/11/2013							98,508	(11)	6,637,445
Davis	9/29/2013							34,135	(12)	2,300,016
	9/29/2013										90,636	(18)	6,107,054
Total		-		-				132,643		8,937,461	90,636		6,107,054
William E.	11/7/2008	6,250		12,500	(5)	35.66	11/6/2018
Keitel	11/9/2009	-		18,794	(6)	44.75	11/8/2019
	11/8/2010							18,188	(13)	1,225,537
	11/9/2011							28,635	(9)	1,929,433
	11/8/2010										82,316	(16)	5,546,479
	11/9/2011										65,969	(17)	4,444,971
Total		6,250		31,294				46,823		3,154,970	148,285		9,991,450
Derek K.	4/14/2006	32,000		-		51.48	4/13/2016
Aberle	4/27/2007	1,667		-		44.63	4/26/2017
	4/25/2008	14,467		-		43.24	4/24/2018
	9/16/2008	108,000		-		47.92	9/15/2018
	11/7/2008	3,750		7,500	(5)	35.66	11/6/2018
	11/9/2009	47,288		15,763	(6)	44.75	11/8/2019
	11/8/2010							16,255	(13)	1,095,229
	11/9/2011							28,635	(9)	1,929,433
	11/9/2011							34,362	(14)	2,315,278
	9/29/2013							40,962	(10)	2,760,020
	9/29/2013							13,654	(15)	920,007
	11/8/2010										73,566	(16)	4,956,881
	11/9/2011										65,969	(17)	4,444,971
	11/9/2011										52,776	(19)	3,556,073
	9/29/2013										36,254	(18)	2,442,795
	9/29/2013										108,762	(18)	7,328,384
Total		207,172		23,263				133,868		9,019,967	337,327		22,729,104

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven M.	11/7/2008	-	9,834	(5)	35.66	11/6/2018
Mollenkopf	11/9/2009	-	16,769	(6)	44.75	11/8/2019
	9/10/2010	-	46,250	(7)	40.42	9/9/2017
	11/8/2010						17,802	(13)	1,199,476
	11/9/2011						40,089	(9)	2,701,193
	11/9/2011						42,952	(14)	2,894,115
	9/29/2013						61,443	(10)	4,140,029
	9/29/2013						20,481	(15)	1,380,010
	11/8/2010									80,569	(16)	5,428,766
	11/9/2011									92,355	(17)	6,222,902
	11/9/2011									65,969	(19)	4,444,971
	9/29/2013									54,382	(18)	3,664,259
	9/29/2013									163,142	(18)	10,992,508
Total		-	72,853				182,767		12,314,823	456,417		30,753,406
Donald J.	10/19/2007	1,000	-		40.31	10/18/2017
Rosenberg	11/7/2008	94,666	9,334	(5)	35.66	11/6/2018
	11/9/2009	113,181	16,169	(6)	44.75	11/8/2019
	11/8/2010						15,481	(13)	1,043,105
	11/8/2010						71,080	(8)	4,789,404
	11/9/2011						25,199	(9)	1,697,885
	9/29/2013						30,722	(10)	2,070,048
	11/8/2010									70,056	(16)	4,720,355
	11/9/2011									58,052	(17)	3,911,548
	9/29/2013									81,572	(18)	5,496,321
Total		208,847	25,503				142,482		9,600,442	209,680		14,128,224

(1)	There were no unexercised, unearned options at September 29, 2013. Therefore, we did not include the “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” column in this table.

(2)	Represents RSUs that have not vested at fiscal year end and includes dividend equivalent shares that have not vested as follows: 5,330 shares for Dr. Jacobs; 1,056 shares for Mr. Davis; 1,846 shares for Mr. Keitel; 3,655 shares for Mr. Mollenkopf; 2,906 shares for Mr. Aberle; and 5,051 shares for Mr. Rosenberg.

(3)	Represents PSUs that have not vested at fiscal year end and includes dividend equivalent shares that have not vested as follows: 26,718 shares for Dr. Jacobs; 9,406 shares for Mr. Keitel; 13,465 shares for Mr. Mollenkopf; 11,122 shares for Mr. Aberle; and 8,092 shares for Mr. Rosenberg.

(4)	Includes 721,763 options exercisable by a Grantor Retained Annuity Trust for the benefits of Dr. Jacobs and his spouse and 701,753 options exercisable by Dr. Jacobs’s spouse.

Type of Grant	Grant Date	Vesting Rate	Vesting Dates	Conditions
(5) Stock Options	11/7/2008	10% vests on the six-month anniversary of the date of grant and the remaining balance vests monthly thereafter.	5/7/2009 and each month thereafter through 11/7/2013	Continued employment through vesting date required.
(6) Stock Options	11/9/2009	12.5% vests on each six-month anniversary after the date of grant until fully vested four years from the date of grant.	5/9/2010 11/9/2010 5/9/2011 11/9/2011 5/9/2012 11/9/2012 5/9/2013 11/9/2013	Continued employment through vesting date required.
(7) Stock Options	9/10/2010	12.5% vests on each six-month anniversary after the date of grant until fully vested four years from the date of grant.	3/10/2011 9/10/2011 3/10/2012 9/10/2012 3/10/2013 9/10/2013 3/10/2014 9/10/2014	Continued employment through vesting date required.
(8) Restricted Stock Unit	11/8/2010	33-1/3% per year	11/8/2011 11/8/2012 11/8/2013	Continued employment through vesting date required.
(9) Restricted Stock Unit	11/9/2011	33-1/3% per year	11/9/2012 11/9/2013 11/9/2014	Vesting was conditioned on the Compensation Committee’s determination of satisfactory attainment of performance goals for fiscal 2012. Continued employment through vesting date required.
(10) Restricted Stock Unit	9/29/2013	33-1/3% per year	11/20/2013 11/20/2014 11/20/2015	Continued employment through vesting date required.
(11) Restricted Stock Unit	3/11/2013	33-1/3% per year	3/11/2014 3/11/2015 3/11/2016	Continued employment through vesting date required.
(12) Restricted Stock Unit	9/29/2013	33-1/3% per year	9/29/2014 9/29/2015 9/29/2016	Continued employment through vesting date required.
(13) Restricted Stock Unit	11/8/2010	33-1/3% per year	11/8/2011 11/8/2012 11/8/2013	Continued employment through vesting date required.

Type of Grant	Grant Date	Vesting Rate	Vesting Dates	Conditions
(14) Restricted Stock Unit	11/9/2011	33-1/3% per year	11/9/2014 11/9/2015 11/9/2016	Vesting was conditioned on the Compensation Committee’s determination of satisfactory attainment of performance goals for fiscal 2012. Continued employment through vesting date required.
(15) Restricted Stock Unit	9/29/2013	33-1/3% per year	11/20/2014 11/20/2015 11/20/2016	Vesting is conditioned on adjusted GAAP operating income performance for the first nine months of fiscal 2014. Continued employment through vesting date required.
(16) Performance Stock Unit	11/8/2010	100% cliff vesting	10/31/2013

As September 29, 2013, three of the four measurement periods were complete. The number of shares represents the sum of (i) the number of shares earned for the completed measurement periods and (ii) the potential maximum shares that may be earned for the fourth measurement period.

Continued employment through vesting date required.

(17) Performance Stock Unit	11/9/2011	100% cliff vesting	11/9/2014

As of September 29, 2013, two of the four measurement periods were complete. The number of shares represents the sum of (i) the number of shares earned for the completed measurement periods and (ii) the potential maximum number of shares that may be earned for the third and fourth measurement periods.

Continued employment through vesting date required.

(18) Performance Stock Unit	9/29/2013	100% cliff vesting	9/27/2015

As of September 29, 2013, none of the measurement periods were complete. The number of shares represents the potential maximum number of shares that may be earned for the two measurement periods.

Continued employment through vesting date required.

Type of Grant	Grant Date	Vesting Rate	Vesting Dates	Conditions
(19) Performance Stock Unit	11/9/2011	33-1/3% per year	11/9/2014 11/9/2015 11/9/2016

As of September 29, 2013, two of the four measurement periods were complete. The number of shares represents the sum of (i) the number of shares earned for the completed measurement periods and (ii) the potential maximum number of shares that may be earned for the third and fourth measurement periods.

Continued employment through vesting date required.

OPTION EXERCISES AND STOCK AWARDS VESTED DURING FISCAL 2013

The “Option Exercises and Stock Awards Vested During Fiscal 2013” table provides information on stock options exercised by the NEOs and NEO stock awards that vested during fiscal 2013.

Option Exercises and Stock Awards Vested during Fiscal 2013

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Paul E. Jacobs	690,000	20,083,321	240,086	14,294,986
George S. Davis	-	-	-	-
William E. Keitel	466,221	12,553,120	88,469	5,262,463
Derek K. Aberle	91,500	2,485,931	77,379	4,608,687
Steven M. Mollenkopf	197,547	4,413,744	95,468	5,749,853
Donald J. Rosenberg	375,000	8,880,869	76,216	4,534,009

(1)	Amounts include dividend equivalents on vested shares and shares withheld for the payment of taxes.

(2)	This amount represents the dollar value of such shares based on the fair market value of our common stock on the vest date.

NONQUALIFIED DEFERRED COMPENSATION

The “Fiscal 2013 Nonqualified Deferred Compensation” table provides information on the nonqualified deferred compensation of the NEOs.

Under the QNQDC Plan, we match a portion of participants’ contributions to the QNQDC Plan with our common stock (Match Shares). We match up to 16% of the aggregate of the participant’s base salary plus ACIP amounts, less any contributions they make to our 401(k) plan. We match eligible participants’ contributions for a calendar year annually only if he or she is actively employed on the first day of the next calendar year or is terminated without cause during the calendar year and had satisfied the vesting eligibility requirement. The number of shares for the match is based on the average closing price of our common stock during a 200-trading-day period preceding the date on which the matching contributions are credited. All matching amounts vest in full upon an eligible employee’s death, disability, attainment of age 65 while employed with the Company, involuntary termination of employment without Cause or voluntary termination of employment for Good Reason (in both cases within 24 months after a change in control of the Company), or completion of two continuous years of service with the Company commencing with the employee’s date of hire. Cash dividends on shares of our common stock are credited to an eligible employee’s account in the form of cash, which is subject to the same terms and vesting and payment dates as the Match Shares to which they relate. The amounts reported as registrant contributions in the last fiscal year in the table below reflect the cash value of the Match Shares granted in fiscal 2013 for the 2012 calendar year and dividend payments that we made during fiscal 2013. Beginning with contributions made in calendar 2014, the Company match to participants’ contributions will be in the form of cash rather than our common stock.

The amounts reported as total aggregate earnings in the last fiscal year in the table below are the sum of the QNQDC Plan aggregate earnings plus the Match Shares aggregate earnings. The Match Shares aggregate earnings in the last fiscal year reflect the difference in the fair market values of all vested and unvested Match Shares at the end of fiscal 2013 less their fair market values at the end of fiscal 2012 and the Company’s contributions during fiscal 2013.

FISCAL 2013 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
Paul E. Jacobs	879,425	451,511	3,964,759	-	23,468,666
George S. Davis	210,001	-	2,547	-	212,548
William E. Keitel	320,448	165,281	1,907,212	-	10,539,061
Derek K. Aberle	371,203	175,492	360,073	-	3,813,990
Steven M. Mollenkopf	130,000	65,061	39,330	-	1,360,162
Donald J. Rosenberg	289,423	144,002	302,268	-	3,360,765

(1)	All amounts disclosed in this column are also reported in the Fiscal 2013 Summary Compensation Table with some of the amounts included in the “Salary” column for the current year and the remaining amounts included in the “Non-Equity Incentive Plan Compensation” column for the current fiscal year.

(2)	All amounts disclosed in this column are also reported in the Fiscal 2013 Summary Compensation Table under “All Other Compensation.”

(3)	The amounts in this column are not included in the Fiscal 2013 Summary Compensation Table.

(4)	This column includes all amounts in the QNQDC Plan for the NEOs. The following amounts were reported as compensation to the NEOs in our summary compensation tables for previous years (since fiscal 2002): Dr. Jacobs — $10,603,029; Mr. Keitel — $4,679,118; Mr. Aberle — $726,865; Mr. Mollenkopf — $712,560; and Mr. Rosenberg — $1,540,204.

POTENTIAL POST-EMPLOYMENT PAYMENTS

As noted in the CD&A, Qualcomm employs almost all U.S.-based employees, including all of our NEOs, “at will,” without employment contracts or severance agreements. We do not have a pre-defined involuntary termination severance plan or policy for employees, including the NEOs. Our practice in an involuntary termination situation may include the following non-equity benefits:

•	salary continuation dependent on the business reason for the termination;

•	lump-sum payment based on job level and years of service with Qualcomm;

•	paid health care coverage and COBRA payments for a limited time; and

•	outplacement services.

The information in the “Potential Payments Upon Termination or Change-in-Control” table below describes the compensation that would be payable under the various scenarios if the NEO’s employment had terminated on the last day of fiscal 2013.

The following table summarizes the terms of our equity award plans and agreements and nonqualified deferred compensation plan regarding how unvested options, PSUs, RSUs and Match Shares would be treated in the event of death, long-term disability, a change in control, certain involuntary terminations and normal retirement age.

Summary of the Treatment of Unvested Equity Awards and Match Shares

Termination Scenario	Treatment of Unvested Stock Options and RSUs	Treatment of Unvested PSUs	Treatment of Unvested Match Shares in the QNQDC Plan (1)

Death	All unvested stock options and RSUs would become fully vested. Stock options would remain exercisable up to one year from the date of death or the expiration date of the grant, whichever is earlier.	All unvested PSUs would become fully vested, but the number of shares issued would be prorated based on a pre-established formula described in the applicable award agreement.	All unvested Match Shares would become fully vested.

Long-Term Disability (LTD)	Stock options would continue to vest per its original vesting schedule. Stock options would remain exercisable until the expiration date of the grant. All unvested RSUs would become fully vested.	All unvested PSUs would become fully vested, but the number of shares issued would be prorated based on a pre-established formula described in the applicable award agreement.	All unvested Match Shares would become fully vested.

Termination Scenario	Treatment of Unvested Stock Options and RSUs	Treatment of Unvested PSUs	Treatment of Unvested Match Shares in the QNQDC Plan (1)

Involuntary Termination

Stock options: 10% of the total amount granted is automatically accelerated, and up to an additional 10% may be accelerated using a pre-established formula as described in the applicable award agreement, subject to execution of a general release of claims and if the involuntary termination is not for cause. The accelerated vested stock options could then be exercised up to six months after termination, but in no event later than the expiration date of such options.

RSUs: All unvested RSUs are forfeited.

		All unvested PSUs are forfeited.	All vested shares would be distributed to the QNQDC Plan participant. There would be no accelerated vesting of unvested shares.

Voluntary Termination

Stock options: All vested stock options may be exercised for the number of days set forth in the terms of the applicable award agreement(s), but in no event later than the expiration date of such stock options. All unvested stock options are forfeited.

Note: Retirement provision applies to stock options if retirement eligible at termination.

RSUs: All unvested RSUs are forfeited.

		All unvested PSUs are forfeited. Note: Retirement provision applies if retirement eligible at termination.	All vested shares would be distributed to the QNQDC Plan participant. There would be no accelerated vesting of unvested shares.

Termination Scenario	Treatment of Unvested Stock Options and RSUs	Treatment of Unvested PSUs	Treatment of Unvested Match Shares in the QNQDC Plan (1)

Retirement (2)

Stock Options: All vested stock options may be exercised at any time prior to the expiration of 12 months, but in no event later than the expiration date of such options. All unvested stock options are forfeited.

RSUs: All unvested RSUs are forfeited.

		All unvested PSUs would become fully vested, but the number of shares issued would be prorated based on a pre-established formula described in the applicable award agreement.	All unvested Match Shares would become fully vested.

(1)	Match Shares are fully vested upon the completion of two years of continuous service with Qualcomm.

(2)	Retirement (for stock options, RSU and PSUs) is the date on which a participant has attained the age of 60 years and has completed 10 years of continuous service with the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL (1)

			Equity Awards
Name	Termination Scenario	Accrued Vacation ($) (2)	Stock Options ($) (3)(4)(5)(6)	Performance Stock Units/Restricted Stock Units ($) (5)(7)(8)	Total ($)
Paul E. Jacobs	Death	160,473	2,085,540	41,750,742	43,996,755
	LTD	-	2,085,540	41,750,742	43,836,282
	Change-in-Control	-	2,085,540	41,642,241	43,727,781
	Involuntary Termination	160,473	208,561	-	369,034
	Voluntary Termination	160,473	-	-	160,473
	Retirement	160,473	-	25,564,028	25,724,501
George S. Davis	Death	5,593	-	10,464,225	10,469,818
	LTD	-	-	10,464,225	10,464,225
	Change-in-Control	-	-	8,937,461	8,937,461
	Involuntary Termination	5,593	-	-	5,593
	Voluntary Termination	5,593	-	-	5,593
	Retirement	5,593	-	-	5,593
William E. Keitel	Death	54,585	821,808	10,532,520	11,408,913
	LTD	-	821,808	10,532,520	11,354,328
	Change-in-Control	-	821,808	12,091,671	12,913,479
	Involuntary Termination	54,585	82,194	-	136,779
	Voluntary Termination	54,585	-	8,936,700	8,991,285
	Retirement	54,585	-	8,936,700	8,991,285
Derek K. Aberle	Death	138,464	594,617	20,713,404	21,446,485
	LTD	-	594,617	20,713,404	21,308,021
	Change-in-Control	-	594,617	20,280,885	20,875,502
	Involuntary Termination	138,464	59,478	-	197,942
	Voluntary Termination	138,464	-	-	138,464
	Retirement	138,464	-	11,260,919	11,399,383
Steven M. Mollenkopf	Death	121,017	1,938,317	27,366,938	29,426,272
	LTD	-	1,938,317	27,366,938	29,305,255
	Change-in-Control	-	1,938,317	26,196,171	28,134,488
	Involuntary Termination	121,017	193,853	-	314,870
	Voluntary Termination	121,017	-	-	121,017
	Retirement	121,017	-	13,881,349	14,002,366
Donald J. Rosenberg	Death	99,452	661,979	17,338,086	18,099,517
	LTD	-	661,979	17,338,086	18,000,065
	Change-in-Control	-	661,979	17,310,708	17,972,687
	Involuntary Termination	99,452	66,219	-	165,671
	Voluntary Termination	99,452	-	-	99,452
	Retirement	99,452	-	7,710,265	7,809,717

(1)	Match Shares are fully vested upon the completion of two years of continuous service with the Company. All of the NEOs fulfilled the continuous service requirement as of September 29, 2013, and all of the Match Shares credited to their accounts are vested. The potential amount of payment upon termination or change-in-control related to the QNQDC Plan is provided in the “Fiscal 2013 Nonqualified Deferred Compensation” table,” and as a result, we did not include these amounts in this table.

(2)	All U.S.-based employees, including the NEOs, are entitled to payouts of accrued vacation upon termination, including death. These amounts are as of September 29, 2013.

(3)	Amounts related to the death, LTD and change-in-control termination scenarios are based on the intrinsic value of unvested options that would have become exercisable on September 29, 2013 based on the fair market value of the stock on such date.

(4)	Amounts related to the termination scenario of involuntary termination that is not for cause are based on the intrinsic value of 10% of unvested options assuming acceleration on September 29, 2013.

(5)	For the change-in-control termination scenario, we have assumed 100% acceleration of unvested restricted stock units. For the performance stock units, we assumed a prorated amount earned during the measurement period in which the change-in-control occurs based on the maximum amount, plus any amounts previously earned. The valuation of unvested units is presented as of September 29, 2013.

(6)	The share-based compensation expense recorded for accounting purposes may differ from the intrinsic value as disclosed in this column.

(7)	Amounts related to the voluntary termination scenario include amounts payable to NEOs that are retirement eligible under the applicable plan and award agreements at September 29, 2013.

(8)	For the retirement scenario, we have assumed that all of the NEOs were retirement eligible under the applicable plan and award agreements at September 29, 2013.

DIRECTOR COMPENSATION

The Compensation Committee reviews our non-employee director compensation practices annually, including consideration of an analysis of reported non-employee director compensation practices at the same peer companies used for the Compensation Committee’s evaluation of NEO compensation. The analysis, prepared by FWC, includes prevalent practices for retainers, fees, equity-based compensation and stock ownership guidelines. The analysis conducted for fiscal 2013 affirmed that our structural provisions continue to be aligned with best practices as follows:

•	No fees are provided for Board meeting attendance.

•	Where applicable, directors receive an annual award of deferred stock units (DSUs) that are defined under a fixed-value formula, have vesting terms of approximately one year, include a mandatory three-year holding period from the grant date, and settle three years from the date of grant. Directors based in certain non-U.S. locations in which DSUs are not available under local tax code receive RSUs that are also defined under a fixed-value formula and have vesting terms of approximately one year but do not have the three-year holding period.

•	Directors are subject to meaningful stock ownership guidelines. As discussed under “Stock Ownership Guidelines,” non-employee directors are required to hold a number of shares of our common stock with a value equal to five times the annual retainer for Board service paid to U.S. residents. Non-employee directors are required to achieve this ownership level within five years of joining the Board (or in the case of non-employee directors serving on the Board on September 18, 2009, by September 18, 2014). Until September 18, 2014, non-employee directors who were serving on September 18, 2009 are required to hold a number of shares of the Company’s common stock with a value equal to three times the annual cash retainer for Board service paid to U.S. residents. All of our non-employee directors have met this guideline except for Drs. Hockfield and Ros, and Messrs. Randt and Rubinstein, who have not served on the Board for five years and thus are not yet required to meet this guideline. In addition to the preceding ownership guidelines, all directors are expected to own shares of our common stock within one year of joining the Board. All of our non-employee directors have met this guideline except for Mr. Randt, who has not served on the Board for one year and thus is not yet required to meet this guideline.

The following narratives, tables and notes describe the total compensation and benefits for our non-employee directors for fiscal 2013.

Annual retainer. Directors who are U.S. residents receive an annual retainer of $100,000 paid in equal installments at the end of each calendar quarter. Directors who are non-U.S. residents receive an annual retainer of $120,000 in consideration of the increased travel time, also paid in equal installments at the end of each calendar quarter. If available under the applicable tax code, directors may elect to receive all, or a portion of, the annual retainer in cash and/or in DSUs granted under the 2006 LTIP. The number of DSUs received is based on the fair market value of our common stock (as defined by the 2006 LTIP) on the last trading day of the last month of the calendar quarter. The DSUs vest immediately but are subject to a three-year holding period and generally settle three years from the grant date, unless the director elects to defer further.

Board committee Chair retainer. The Chairs of the audit and compensation committees receive annual retainers of $25,000. The Compensation Committee increased the annual retainer for the Chairs of the governance and finance committees from $10,000 to $15,000, effective January 1, 2013.

Presiding director retainer. The Compensation Committee added a $25,000 annual retainer for the presiding director, effective January 1, 2013.

Meeting fees. Directors receive $1,500 for each committee meeting attended (in person or telephonic attendance). Directors do not receive a fee for attending Board meetings. Directors Emeriti receive $2,000 for each Board meeting attended in person ($1,000 for telephonic attendance).

Equity compensation. The Compensation Committee approves annual DSU awards to each director that resides in the U.S. and Spain. Annual RSU awards are granted to directors that reside in jurisdictions where DSUs are not permitted. The grant date is the date of the annual stockholders’ meeting, and the number of DSUs and RSUs awarded is determined by dividing $200,000 by the closing price of our common stock on the grant date. Directors who join the Board between annual stockholders’ meetings receive DSUs or RSUs with a value on the grant date reduced (from the $200,000 that would have been awarded for a full year of service) on a pro rata basis to reflect the partial year of service until the next annual stockholders’ meeting. The DSUs vest at the subsequent annual meeting (generally a one-year cliff vesting) and are settled in shares of our common stock three years following the grant date (or later if voluntarily elected by the director). The RSUs vest in April of the calendar year following the grant date so as to defer the taxable event to the following tax year. A director may elect to receive a partial cash payment to pay estimated taxes upon vest. The DSUs and RSUs include dividend equivalent rights. The dividend equivalent rights accrue in the form of additional shares of our common stock with vesting and distribution at the same time as the underlying DSUs and RSUs.

Nonqualified deferred compensation earnings. Directors may defer any cash portion of their retainer and meeting fees under the QNQDC Plan. Directors who contribute to the QNQDC Plan are not eligible to receive Match Shares or any interest that is above the market rate. The amounts reported in the table below are the investment earnings on the deferred cash portion.

All other compensation. See the “Fiscal 2013 Director All Other Compensation” table for an itemized account of all other compensation.

FISCAL 2013 DIRECTOR COMPENSATION (1)

Name	Fees Earned or Paid in Cash ($) (4)(5)	Stock Awards ($)(6)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (7)	Total ($)
Barbara T. Alexander	140,500	200,036	-	50,000	390,536
Stephen M. Bennett (2)	52,875	-	-	2,000	54,875
Donald G. Cruickshank	153,000	200,036	-	50,000	403,036
Raymond V. Dittamore	139,875	200,036	-	10,000	349,911
Susan Hockfield	107,500	200,036	-	12,150	319,686
Thomas W. Horton	106,000	200,036	-	50,000	356,036
Robert E. Kahn (2)	47,000	-	57,238	50,000	154,238
Sherry Lansing	132,000	200,036		50,000	382,036
Duane A. Nelles	119,125	200,036	-	50,000	369,161
Clark T. Randt, Jr. (3)	-	-	-	-	-
Francisco Ros	127,500	200,036	-	5,000	332,536
Jonathan J. Rubinstein	50,000	150,007	-	50,000	250,007
Brent Scowcroft	107,500	200,036	-	50,000	357,536
Marc I. Stern	126,375	200,036	118,706	50,000	495,117

(1)	We did not award any stock options or provide any non-equity incentive plan compensation to any directors in fiscal 2013. Therefore, we did not include the “Option Awards” or “Non-Equity Incentive Plan Compensation” columns in this table.

(2)	Mr. Bennett and Dr. Kahn concluded their service as members of the Board at our 2013 annual meeting of stockholders on March 5, 2013.

(3)	Mr. Randt joined the Board on October 6, 2013, and therefore did not receive any compensation in fiscal 2013.

(4)	Amounts include the value of DSUs issued in lieu of payment of cash retainer fees pursuant to elections by Ms. Alexander and Messrs. Bennett and Stern. DSUs awarded to Ms. Alexander are fully vested and will be settled in three years. DSUs awarded to Mr. Bennett were fully vested and settled after he concluded his Board service at our 2013 annual meeting of stockholders. DSUs awarded to Mr. Stern are fully vested and will be settled upon his retirement from the Board.

(5)	Amounts for Messrs. Nelles and Rubinstein are paid to their respective consulting companies.

(6)	These amounts represent the fair value of the awards as determined based on the fair market value of our common stock on the date of grant.

(7)	The “Fiscal 2013 Director All Other Compensation” table provides detail regarding these amounts.

The following table shows the number of outstanding stock options and the aggregate number of outstanding RSU and DSU awards held by each of our non-employee directors as of September 29, 2013.

Name	Number of Outstanding Options (#)	Number of Outstanding RSUs/DSUs (#) (1)
Barbara T. Alexander	40,000	12,722
Donald G. Cruickshank	10,000	21,844
Raymond V. Dittamore	20,000	20,583
Susan Hockfield	-	5,143
Thomas W. Horton	2,500	9,975
Sherry Lansing	7,334	9,975
Duane A. Nelles	-	9,975
Clark T. Randt, Jr.	-	-
Francisco Ros	-	9,975
Jonathan J. Rubinstein	-	2,374
Brent Scowcroft	18,000	9,975
Marc I. Stern	20,000	15,469

(1)	The information in this column includes dividend equivalent rights and amounts deferred under the director compensation program. See the narrative above under “Director Compensation” for detailed information on RSUs and DSUs granted to our non-employee directors.

ALL OTHER COMPENSATION

Perquisites and Other Personal Benefits. Perquisites and personal benefits for a director are excluded if the total value of all of his or her perquisites and personal benefits is less than $10,000. If the total value of all perquisites and personal benefits for a director is $10,000 or more, then each perquisite or personal benefit, regardless of its amount, is identified by type. Each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that director is identified and quantified. We offer a new cellular phone to each director each year as a personal benefit, and these amounts are included as perquisites if required to be disclosed as provided above. All of the above apply to Directors Emeriti as well.

Charitable gifts matching program. We will match 100%, up to $50,000 annually, of a director’s or Director Emeritus’s contribution to a qualified, eligible IRS recognized non-profit organization.

FISCAL 2013 DIRECTOR ALL OTHER COMPENSATION

Name and Principal Position	Perquisites and Other Personal Benefits ($)	Charitable Matching Grant ($) (3)	Other ($)	All Other Compensation Total ($)
Barbara T. Alexander	-	50,000	-	50,000
Stephen M. Bennett (1)	-	2,000	-	2,000
Donald G. Cruickshank	-	50,000	-	50,000
Raymond V. Dittamore	-	10,000	-	10,000
Susan Hockfield	-	12,150	-	12,150
Thomas W. Horton	-	50,000	-	50,000
Robert E. Kahn (1)	-	50,000	-	50,000
Sherry Lansing	-	50,000	-	50,000
Duane A. Nelles	-	50,000	-	50,000
Clark T. Randt, Jr. (2)	-	-	-	-
Francisco Ros	-	5,000	-	5,000
Jonathan J. Rubinstein	-	50,000	-	50,000
Brent Scowcroft	-	50,000	-	50,000
Marc I. Stern	-	50,000	-	50,000

(1)	Mr. Bennett and Dr. Kahn concluded their service as members of the Board at our 2013 annual meeting of stockholders on March 5, 2013.

(2)	Mr. Randt joined the Board on October 6, 2013, and therefore did not receive any compensation in fiscal 2013.

(3)	Amounts include matching contributions we made in fiscal 2014 for contributions made by the director in fiscal 2013 as follows: $200 for Dr. Hockfield.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its general oversight of Qualcomm’s financial reporting processes. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee. During each fiscal year, the Audit Committee reviews the Company’s consolidated financial statements, internal control over financial reporting, audit matters and reports from management. In connection with these reviews, the Audit Committee meets with management and the independent public accountants (PricewaterhouseCoopers LLP) at least once each quarter. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. These meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the independent public accountants, internal auditors, management personnel and legal counsel.

As part of its review of audit matters, the Audit Committee supervises the relationship between the Company and its independent public accountants, including: having direct responsibility for their appointment, compensation and retention; reviewing the nature, and type of their services; approving their audit and non-audit services; reviewing the plan for and results of the annual integrated audit and quarterly reviews of the Company’s consolidated financial statements; and confirming the independence of the independent public accountants. Together with senior members of the Company’s management team, the Audit Committee reviews the plans of the internal auditors, the results of internal audit examinations and evaluations by management and the Company’s independent public accountants of the Company’s internal control over financial reporting and the quality of the Company’s financial reporting. Although the Audit Committee has the sole authority to appoint the independent public accountants, the Audit Committee will continue its longstanding practice of recommending that the Board ask the stockholders to ratify the appointment of the independent public accountants at the annual meeting.

In addition, the Audit Committee reviews key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal control over financial reporting. As part of this process, the Committee continues to monitor the scope and adequacy of the Company’s internal auditing program, including reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews and discusses the quarterly and annual audited consolidated financial statements with management, the Company’s internal auditors and the Company’s independent public accountants prior to their issuance. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which is responsible for establishing and maintaining adequate internal control over financial reporting, preparing the consolidated financial statements and other reports and maintaining policies relating to legal and regulatory compliance, ethics and conflicts of interest. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the annual consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed with the independent public accountants the matters required to be discussed by Auditing Standard No. 16, “Communication with Audit Committees,” including a discussion with management and the independent public accountants about the quality (and not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates, judgments and the transparency of disclosures in the Company’s consolidated financial statements. In addition, the Audit Committee reviewed and discussed with PricewaterhouseCoopers LLP matters related to its independence, including a review of audit and non-audit fees and the written disclosures in the letter from PricewaterhouseCoopers to the Committee required by applicable requirements of the Public Company

Accounting Oversight Board regarding the independent public accountant’s communication with the Audit Committee concerning independence. The Audit Committee concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.

Taking all these reviews and discussions into account, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Qualcomm’s Annual Report on Form 10-K for fiscal year 2013 for filing with the SEC.

AUDIT COMMITTEE

Raymond V. Dittamore, Chair

Barbara T. Alexander

Donald G. Cruickshank

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly submitted before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A copy of our Annual Report on Form 10-K for fiscal 2013 as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained by stockholders without charge by request to Investor Relations, 5775 Morehouse Drive, San Diego, California 92121-1714 or by calling 858-658-4813 (or toll-free at 866-658-4813) and may be accessed on our website at http://investor.qualcomm.com/sec.cfm?DocType=Annual&Year=.

By Order of the Board of Directors,

Donald J. Rosenberg

Executive Vice President,

General Counsel and Corporate Secretary

January 16, 2014

APPENDIX 1:  FINANCIAL INFORMATION

The following is certain financial information that was originally filed with the Securities and Exchange Commission (SEC) on November 6, 2013 as part of our Annual Report on Form 10-K for the fiscal year ended September 29, 2013. We have not undertaken any updates or revision to such information since the date it was originally filed with the SEC. Accordingly, you are encouraged to review such financial information together with any subsequent information we have filed with the SEC and other publicly available information. The words “Qualcomm,” “we,” “our,” “ours” and “us” used in this financial information refer only to QUALCOMM Incorporated and its subsidiaries and not any other person or entity.

This financial information contains forward-looking statements regarding our business, financial condition, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this financial information. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements.

Although the forward-looking statements reflect our good faith judgment, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from those referred to herein due to a number of important factors, including but not limited to risks associated with the commercial deployment of CDMA, OFDMA and other technologies, continuing growth in our customers’ and licensees’ sales of products and services based on these technologies and our ability to continue to drive customer demand for our products and services based on these technologies; competition; our dependence on a small number of customers and licensees; the continued and future success of our licensing programs; attacks on our licensing business model, including current and future legal proceedings or actions of governmental or quasi-governmental bodies or standards or industry organizations; the enforcement and protection of our intellectual property rights; the commercial success of our new technologies, products and services; claims by third parties that we infringe their intellectual property; our dependence on a limited number of third-party suppliers; our stock price and earnings volatility; government regulations and policies; strategic transactions and investments; global economic conditions that impact the mobile communications industry; foreign currency fluctuations; and failures in our products or services or in the products of our customers, including those resulting from security vulnerabilities, defects or errors; as well as other risks detailed from time-to-time in our SEC reports, including our Annual Report on Form 10-K for the fiscal year ended September 29, 2013.

We incorporated in 1985 under the laws of the state of California. In 1991, we reincorporated in the state of Delaware. We operate and report using a 52-53 week fiscal year ending on the last Sunday in September. Our 52-week fiscal years consist of four equal quarters of 13 weeks each, and our 53-week fiscal years consist of three 13-week fiscal quarters and one 14-week fiscal quarter. The financial results for our 53-week fiscal years and our 14-week fiscal quarters will not be exactly comparable to our 52-week fiscal years and our 13-week fiscal quarters. Both of the fiscal years ended September 29, 2013 and September 25, 2011 included 52 weeks. The fiscal year ended September 30, 2012 included 53 weeks.

Market Information

Our common stock is traded on the NASDAQ Global Select Market under the symbol “QCOM.” The following table sets forth the range of high and low sales prices of our common stock for the fiscal periods indicated, as reported by NASDAQ. Such quotations represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

	High ($)	Low ($)
2012
First quarter	57.97	46.40
Second quarter	67.00	54.01
Third quarter	68.87	54.85
Fourth quarter	64.45	53.09
2013
First quarter	64.72	57.29
Second quarter	68.50	60.22
Third quarter	67.66	59.46
Fourth quarter	70.37	59.02

At November 4, 2013, there were 8,067 holders of record of our common stock. On November 4, 2013, the last sale price reported on the NASDAQ Global Select Market for our common stock was $69.57 per share.

Dividends

On March 6, 2012, we announced an increase in our quarterly dividend from $0.215 to $0.25 per share of common stock. On March 5, 2013, we announced an increase in our quarterly dividend from $0.25 to $0.35 per share of common stock. Cash dividends paid on outstanding common stock announced in fiscal 2012 and 2013 were as follows (in millions, except per share data):

	Per Share	Total	Cumulative by Fiscal Year
2012
First quarter	$0.215	$362	$362
Second quarter	0.215	366	728
Third quarter	0.250	429	1,157
Fourth quarter	0.250	426	1,583

	$0.930	$1,583

2013
First quarter	$0.250	$428	$428
Second quarter	0.250	431	859
Third quarter	0.350	604	1,463
Fourth quarter	0.350	592	2,055

	$1.200	$2,055

On October 24, 2013, we announced a cash dividend of $0.35 per share of common stock, payable on December 19, 2013 to stockholders of record as of December 2, 2013. We intend to continue to pay quarterly dividends subject to capital availability and our view that cash dividends are in the best interests of our stockholders. Future dividends may be affected by, among other items, our views on potential future capital requirements, including those relating to research and development, creation and expansion of sales distribution channels and investments and acquisitions, legal risks, stock repurchase programs, debt issuance, changes in federal and state income tax law and changes to our business model.

Share-Based Compensation

We primarily issue restricted stock units under our equity compensation plans, which are part of a broad-based, long-term retention program that is intended to attract and retain talented employees and directors and align stockholder and employee interests.

Our 2006 Long-Term Incentive Plan (2006 Plan) provides for the grant of both incentive and non-qualified stock options, restricted stock units, stock appreciation rights, restricted stock, performance units and shares and other stock-based awards. Restricted stock units generally vest over periods of three years from the date of grant. Stock options are granted at a price not less than the fair market value of the stock on the date of grant. Stock options vest over periods not exceeding five years and are exercisable for up to 10 years from the grant date. The Board of Directors may terminate the 2006 Plan at any time.

Additional information regarding our share-based compensation plans and plan activity for fiscal 2013, 2012 and 2011 is provided in the notes to our consolidated financial statements in this Annual Report in “Notes to Consolidated Financial Statements, Note 6. Employee Benefit Plans” and in our 2014 Proxy Statement under the heading “Equity Compensation Plan Information.”

Issuer Purchases of Equity Securities

Issuer purchases of equity securities during the fourth quarter of fiscal 2013 were:

	Total Number of Shares Purchased	Average Price Paid Per Share (1)	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs (2)	Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs (2)
	(In thousands)		(In thousands)	(In millions)
July 1, 2013, to July 28, 2013	8,655	$60.92	8,655	$3,435
July 29, 2013 to August 25, 2013	22,572	65.64	22,572	1,954
August 26, 2013 to September 29, 2013	19,460	67.45	19,460	4,850

Total	50,687	65.53	50,687	$4,850

(1)	Average Price Paid Per Share excludes cash paid for commissions.

(2)	On September 11, 2013, we announced a new repurchase program authorizing us to repurchase up to $5.0 billion of our common stock. The stock repurchase program has no expiration date. This stock repurchase program replaced the previous $5.0 billion stock repurchase program announced on March 5, 2013. At September 29, 2013, $4.9 billion remained available for repurchase.

Performance Measurement Comparison of Stockholder Return

The following graph compares total stockholder return on our common stock since September 28, 2008 to two indices: the Standard & Poor’s 500 Stock Index (S&P 500) and the NASDAQ-100 Index (NASDAQ-100). The S&P 500 tracks the aggregate price performance of the equity securities of 500 United States companies selected by Standard & Poor’s Index Committee to include companies in leading industries and to reflect the United States stock market. The NASDAQ-100 tracks the aggregate price performance of the 100 largest domestic and international non-financial securities listed on the NASDAQ Stock Market based on market capitalization.

The total return for our stock and for each index assumes the reinvestment of gross dividends and is based on the returns of the component companies. We began paying dividends on our common stock on March 31, 2003. Our common stock is traded on the NASDAQ Global Select Market and is a component of each of the S&P 500 and the NASDAQ-100.

Comparison of Cumulative Total Return on Investment Since

September 28, 2008(1)

(1)	Shows the cumulative total return on investment assuming an investment of $100 (including reinvestment of dividends) in our common stock, the S&P 500 and the NASDAQ-100 on September 28, 2008. All returns are reported as of our fiscal year end, which is the last Sunday in September.

Our closing stock price on September 27, 2013, the last trading day of our 2013 fiscal year, was $67.38 per share.

Selected Financial Data

The following data should be read in conjunction with the annual consolidated financial statements, related notes and other financial information appearing elsewhere herein.

	Years Ended (1)
	September 29, 2013	September 30, 2012	September 25, 2011	September 26, 2010	September 27, 2009
	(In millions, except per share data)
Statement of Operations Data:
Revenues	$24,866	$19,121	$14,957	$10,982	$10,387
Operating income	7,230	5,682	5,026	3,727	2,542
Income from continuing operations	6,845	5,283	4,555	3,520	1,792
Discontinued operations, net of income taxes	—	776	(313)	(273)	(200)
Net income attributable to Qualcomm	6,853	6,109	4,260	3,247	1,592
Per Share Data:
Basic earnings (loss) per share attributable to Qualcomm:
Continuing operations	$3.99	$3.14	$2.76	$2.15	$1.08
Discontinued operations	—	0.45	(0.19)	(0.17)	(0.12)
Net income	3.99	3.59	2.57	1.98	0.96
Diluted earnings (loss) per share attributable to Qualcomm:
Continuing operations	3.91	3.06	2.70	2.12	1.07
Discontinued operations	—	0.45	(0.18)	(0.16)	(0.12)
Net income	3.91	3.51	2.52	1.96	0.95
Dividends per share announced	1.20	0.93	0.81	0.72	0.66
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$29,406	$26,837	$20,913	$18,402	$17,742
Total assets	45,516	43,012	36,422	30,572	27,445
Loans and debentures (2)	—	1,064	994	1,086	—
Capital lease obligations	17	60	170	221	187
Other long-term liabilities (3)	533	366	450	540	665
Total stockholders’ equity	36,087	33,545	26,972	20,858	20,316

(1)	Our fiscal year ends on the last Sunday in September. The fiscal years ended September 29, 2013, September 25, 2011, September 26, 2010 and September 27, 2009 each included 52 weeks. The fiscal year ended September 30, 2012 included 53 weeks.

(2)	Loans and debentures were included in liabilities held for sale in the consolidated balance sheet as of September 30, 2012.

(3)	Other long-term liabilities in this balance sheet data exclude capital lease obligations and unearned revenues. Capital lease obligations are included in other liabilities in the consolidated balance sheets.

Business Overview

We continue to lead the development and commercialization of a digital communication technology called CDMA (Code Division Multiple Access), and we own significant intellectual property applicable to products that implement any version of CDMA including patents, patent applications and trade secrets. The mobile communications industry generally recognizes that a company seeking to develop, manufacture and/or sell products that use CDMA technology will require a patent license from us. CDMA is one of the main technologies currently used in digital wireless communications networks (also known as wireless networks). CDMA and TDMA (Time Division Multiple Access), of which GSM (Global System for Mobile Communications) is the primary commercial form, are the primary digital technologies currently used to transmit a wireless device user’s voice or data over radio waves using a public cellular wireless network.

We also continue our leading role in the development and commercialization of OFDMA (Orthogonal Frequency Division Multiple Access) -based technologies for which we own substantial intellectual property. Sales of multimode CDMA and LTE, which stands for “Long Term Evolution” and is an OFDMA-based standard for cellular wireless communication applications, wireless devices have grown significantly during the past several years.

In addition to licensing portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, we design, manufacture, have manufactured on our behalf and market products and services based on CDMA, OFDMA and other digital communications technologies. Our products principally consist of integrated circuits (also known as chips or chipsets) and system software used in mobile devices and in wireless networks. We also sell other products and services, which include: integrated circuits for use in wired devices, particularly broadband gateway equipment, desktop computers, televisions, set-top boxes and Blu-ray players; content enablement services to wireless operators; development, other services and related wireless communications products used by the United States government; location awareness and commerce services; and software and hardware development services.

The Mobile Communications Industry

Mobile technology has seen significant growth and adoption since the first mobile phone call took place in 1973. The International Telecommunication Union (ITU) estimated that 90% of the world’s population lived in areas served by mobile network coverage as of 2010. As of September 30, 2013, there were approximately 6.8 billion cellular connections worldwide, comprised of approximately 3.2 billion unique individual cellular account holders, also known as subscribers (GSMA Intelligence estimates as of November 4, 2013). Information regarding wireless technologies used by the mobile industry is provided in the section entitled Wireless Technologies in this Annual Report.

Key trends shaping the evolution and growth of the mobile industry include the expanding role of mobile as the leading computing platform and the shift from primarily voice-centric feature phones to data-centric smartphones; the evolution of technologies aimed at accommodating the increase of data usage; the use of wireless technologies for machine-to-machine (M2M) applications; and the advent of new mobile devices, applications and services that provide new user experiences.

Mobile Computing. Due to the processing power and “always on” connectivity available in advanced mobile devices, consumers are opting to use their smartphones and tablets to perform tasks previously reserved for their personal computers, such as email, web-browsing, gaming and social networking. That preference is reflected in sales trends. More than twice as many smartphones and tablets were shipped globally in 2012 as compared to personal computers (Gartner and IDC, September 2013). Additionally, in 2012, semiconductor industry revenues for mobile phones surpassed those for personal computers for the first time (Gartner, April 2013).

While some feature phones support Internet connectivity and other basic computing functions, the mobile industry is seeing a shift to smartphones. Global smartphone shipments reached approximately 700 million units in 2012, representing a year-over-year increase of approximately 44%, and smartphone shipments are projected to reach approximately 1.8 billion in 2017 (Gartner, September 2013). Growth is expected to be particularly strong in emerging regions, with a projected compound annual growth rate of smartphone shipments of approximately 30% between 2012 and 2017 (Gartner, September 2013). For many people, particularly in emerging regions where income levels may make purchasing a personal computer out of reach, the smartphone or tablet may be the first and only device that will be used to access the Internet and perform other computing functions.

As smartphone and tablet shipments achieve increasing scale, the chipsets powering these devices are becoming an increasingly important differentiator to industry participants. To compete effectively, suppliers are seeking to strike a balance between performance, form factor (size and design) and battery life of devices. To achieve that, there is a trend toward chipsets that integrate many of the essential components of the mobile device into a unified and optimized system-on-a-chip (SOC), which includes a modem, a central processor (CPU), a graphics processing unit (GPU), multimedia support and other components that work together.

Meeting the Needs for Increased Data. The large-scale adoption of smartphones and other connected devices is creating a significant increase in demand for data services. To meet this demand, mobile operators are deploying 3G/4G (third generation/fourth generation) networks and investing in a variety of strategies to increase the capacity and performance of their networks.

The total number of 3G and multimode 3G/4G connections worldwide reached approximately 2.3 billion as of September 30, 2013, accounting for only approximately 34% of total cellular connections (GSMA Intelligence estimates as of November 4, 2013). Looking ahead, approximately 4.5 billion 3G and multimode 3G/4G connections are projected by 2017 (GSMA Intelligence estimates as of November 4, 2013). Globally, during the third calendar quarter of 2013, on average more than one million new 3G and multimode 3G/4G connections were being added every day (GSMA Intelligence estimates as of November 4, 2013). In emerging regions, 3G and multimode 3G/4G cellular connections account for more than three times the number of fixed broadband connections (GSMA Intelligence and WBIS, October 2013).

Additional data demands are being placed on the networks as mobile technology is incorporated into new connected devices in a growing number of sectors including the consumer electronics, automotive, health and life sciences and utilities sectors. We refer to this as the “Internet of Everything.”

To meet the increased demand for data, which we refer to as “the 1000x data challenge,” network operators are expected to deploy a variety of strategies (in addition to deploying 3G/4G technologies) aimed at increasing the performance and capacity of their networks. One key strategy is network densification, such as complementing existing cellular networks by deploying smaller sized, lower-power cellular base stations, commonly referred to as small cells.

Another key focus is on more efficient use of spectrum. Some relief from network congestion caused by the demand for data is expected to come from the proliferation of peer-to-peer communications in which devices communicate directly with other devices without having to access the cellular network. Additional efficiencies are expected to come from the continuing evolution of 3G/4G and Wi-Fi technologies and the use of broadcast capabilities made possible by LTE broadcast technology.

New User Capabilities. There is a growing emphasis on finding ways to provide the ability to efficiently access, sense and control digital content and services. The evolution of mobile technology is expected to augment our senses, in effect creating what we refer to as the “digital 6th sense.” The industry is working on a variety of fronts toward this vision by investing in increased computing capabilities, enhanced connectivity and new ways for users to interact with technology. Among the areas of focus are peer-to-peer connectivity technologies, augmented reality and context awareness.

Wireless Technologies

The growth in the use of wireless devices worldwide, such as smartphones and tablets, and demand for data services and applications requires continuous innovation to further improve the user experience, enable new services and increase network capacity, make use of different frequency bands and enable dense network deployments. To meet these requirements, different wireless communications technologies continue to evolve. For over two decades, we have invested and continue to invest heavily in research and development of many of these cellular wireless communication technologies, including CDMA and OFDMA. As a result, we have developed and acquired (and continue to develop and acquire) significant related intellectual property. This intellectual property has been incorporated into the most widely accepted and deployed wireless communications technology standards, and we have licensed it to wireless device and infrastructure manufacturers (more than 250 licensees, including all leading manufacturers). Most of the cellular wireless technologies can be grouped into three categories.

TDMA-based. TDMA-based technologies are characterized by their access method allowing several users to share the same frequency channel by dividing the signal into different time slots. Most of these systems are classified as 2G (second generation) technology.

The main examples of TDMA-based technologies are GSM (deployed worldwide), IS-136 (deployed in the Americas) and Personal Digital Cellular (PDC) (deployed in Japan). Compared to the earlier generations of analog technologies, these digital communications technologies provided for significantly enhanced efficiency within a fixed spectrum, resulting in increased voice capacity. These technologies also enable enhanced services, such as SMS (short message service) texting service, as well as low-speed data services. GSM has evolved to support mobile packet data transmission, such as GPRS (General Packet Radio Service) and EDGE (Enhanced Data Rates for Global Evolution).

According to GSMA Intelligence estimates as of November 4, 2013, there were approximately 4.4 billion GSM connections worldwide, representing approximately 65% of total cellular connections.

CDMA-based. CDMA-based technologies are characterized by their access method allowing several users to share the same frequency and time by allocating different orthogonal codes to individual users. Most of the CDMA-based technologies are classified as 3G (third generation) technology.

There are a number of variants of CDMA-based technologies deployed around the world, in particular CdmaOne, Cdma2000, EV-DO (Evolution Data Optimized), WCDMA (Wideband CDMA) and TD-SCDMA (Time Division - Synchronous CDMA) (deployed exclusively in China). Similar to other digital communications technologies, CDMA-based technologies provided vastly improved capacity for voice and low-rate data services as compared to analog technologies. The following are the CDMA-based technologies and their standards revisions:

•	CDMA2000 revisions A through E

•	1xEV-DO revisions A through C

•	WCDMA/HSPA releases 4 through 12

•	TD-SCDMA releases 4 through 12

To date, these technologies have seen many revisions, and they continue to evolve, progressively offering higher capacity and data rates, improved user experiences and new applications and services. As these technologies continue to evolve, new features are being defined in their relevant standardization bodies, the 3rd Generation Partnership Project 2 (3GPP2) for CDMA2000 and 1xEV-DO and the 3rd Generation Partnership Project (3GPP) for WCDMA and TD-SCDMA.

For simplicity, the releases of these technologies are often combined and given “marketing” or “trade” names that also indicate their benefits. One example is the 3GPP releases: Releases 5 and 6 together are called “HSPA- High Speed Packet Access.” The releases from 7 to 10 are called HSPA+, indicating that they provide performance improvements over HSPA. We refer to releases 11 and beyond as HSPA+ Advanced, again indicating improvements beyond the ones that HSPA+ offers.

The naming convention also applies to the releases of CDMA2000, whose successive releases are grouped and referred to as CDMA2000 1X, 1x Advanced, as well as to 1xEV-DO, whose releases are called as EV-DO Rev. A, Rev. B and DO Advanced.

CDMA technologies ushered in a significant increase in broadband data services and continue to grow rapidly. According to GSMA Intelligence estimates as of November 4, 2013, there were approximately 2.2 billion CDMA-based connections worldwide. As of the fourth quarter of calendar 2012, the first phases of 1x Advanced and DO Advanced, as well as up to the eighth release of HSPA+, were commercially launched.

OFDMA-based. OFDMA-based technologies are characterized by their access method allowing several users to share the same frequency and time by allocating different subcarriers to individual users. Most of the OFDMA-based technologies are classified as 4G (fourth generation) technology.

The primary OFDMA-based technology is LTE and is incorporated in 3GPP specifications starting from release 8. LTE has two modes, FDD (frequency division duplex) and TDD (time division duplex) to support paired and unpaired spectrum, respectively, and is being developed by 3GPP. The principal benefit of LTE is its ability to leverage wide swaths of spectrum (bandwidths of 10 MHz or more). LTE is designed to seamlessly interwork with 3G through multimode 3G/4G devices. Currently, LTE relies on 2G/3G for voice services across the network, as well as for ubiquitous data services outside LTE coverage area, and on 4G for data services inside the coverage area.

LTE’s releases are often combined and given “marketing” or “trade” names that also indicate their benefits. The name LTE covers releases 8 and 9. Releases 10 and beyond are referred to as LTE Advanced. According to GSMA Intelligence estimates as of November 4, 2013, there were 144 million global 3G/4G multimode connections. The first step of LTE Advanced, referred to as carrier aggregation, was commercially launched in June 2013.

Other Wireless Technologies. There are other non-cellular wireless technologies that have also been broadly adopted in mobile cellular devices.

Wireless Local Area Networks. Wireless local area networks (WLAN, also known as Wi-Fi) link two or more devices using a wireless technology method and usually provide connectivity through an access point. WLAN systems have been standardized by the Institute of Electrical and Electronics Engineers (IEEE) standards committee in the various versions of 802.11, which include advanced features, such as multiple in/multiple out (MIMO), support for large bandwidth and support for different frequency bands and higher order modulation.

Bluetooth. Bluetooth is a wireless personal area network that provides wireless connectivity between devices over short distances ranging from a few centimeters to a few meters. Bluetooth technology provides wireless connectivity to a wide range of fixed or mobile consumer electronics devices. Bluetooth functionalities are standardized by the Bluetooth Special Interest Group in various versions of the specification (from 1.0 to 4.0), which include different functionalities, such as enhanced data rate or low energy.

Location positioning technologies. Location positioning technologies use satellite systems to provide accurate location of devices and primarily work outdoors, when devices have a clear view of the sky. Cell site assistance with location determination in addition to satellite system determination improves in-building performance. The device location can be used for navigation systems as well as location-based services (e.g., search results based on the location of the device). There are many satellite constellations in use or under development today. Global Positioning System (GPS) developed by the United States, GLONASS (Global Navigation Satellite System) developed by Russia and BeiDou developed by China are some examples of location position technology.

Corporate Structure

We operate our businesses through our parent company, QUALCOMM Incorporated, and multiple direct and indirect subsidiaries. We have developed our corporate structure in order to address various legal, regulatory, tax, contractual compliance, operations and other matters.

At the beginning of fiscal 2013, we completed a corporate reorganization in which certain assets of QUALCOMM Incorporated, as well as the stock of certain of its direct and indirect subsidiaries, were contributed to its wholly-owned subsidiary Qualcomm Technologies, Inc. (QTI). QTL continues to be operated by QUALCOMM Incorporated, which continues to own the vast majority of our patent portfolio. Substantially all of our products and services businesses, including QCT, and substantially all of our engineering, research and development functions, are operated by QTI and its subsidiaries. Neither QTI nor any of its subsidiaries has any right, power or authority to grant any licenses or other rights under or to any patents owned by QUALCOMM Incorporated.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

In addition to historical information, the following discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ materially from those referred to herein due to a number of factors, including but not limited to risks described in the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K.

Recent Developments

Revenues for fiscal 2013 were $24.9 billion, with net income attributable to Qualcomm of $6.9 billion, which primarily resulted from the following key items:

•	We shipped approximately 716 million Mobile Station Modem (MSM) integrated circuits for CDMA- and OFDMA-based wireless devices, an increase of 21%, compared to approximately 590 million MSM integrated circuits in fiscal 2012.

•	Total reported device sales were approximately $231.2 billion, an increase of approximately 23%, compared to approximately $187.3 billion in fiscal 2012. (1)

Against this backdrop, the following recent developments occurred during fiscal 2013 with respect to key elements of our business or our industry:

•	Worldwide cellular connections grew by approximately 6% to reach approximately 6.8 billion. (2)

•	Worldwide 3G connections (all CDMA-based) grew by approximately 18% to approximately 2.2 billion, which was approximately 32% of total cellular subscriptions, including approximately 0.5 billion CDMA2000 1X/1xEV-DO subscriptions and approximately 1.7 billion WCDMA/HSPA/TD-SCDMA subscriptions. (2)

(1)	Total reported device sales is the sum of all reported sales in U.S. dollars (as reported to us by our licensees) of all licensed CDMA-based, OFDMA-based and CDMA/OFDMA multimode subscriber devices (including handsets, modules, modem cards and other subscriber devices) by our licensees during a particular period (collectively, 3G/4G devices). Not all licensees report sales the same way (e.g., some licensees report sales net of permitted deductions, including transportation, insurance, packing costs and other items, while other licensees report sales and then identify the amount of permitted deductions in their reports), and the way in which licensees report such information may change from time to time. Total reported device sales for a particular period may include prior period activity that was not reported by the licensee until such particular period.

(2)	According to GSMA Intelligence estimates as of November 4, 2013, for the quarter ended September 30, 2013 (estimates excluded Wireless Local Loop).

Our Business and Operating Segments

We design, manufacture, have manufactured on our behalf and market digital communications products and services based on CDMA, OFDMA and other technologies. We derive revenues principally from sales of integrated circuit products, fixed license fees (payable in one or more installments) and ongoing royalties for use of our intellectual property, and fees for messaging and other services and related hardware sales, software development and licensing, and related services and software hosting services. Costs and expenses primarily consist of cost of equipment and services revenues and research and development and selling, general and administrative expenses.

We conduct business primarily through four reportable segments: QCT, QTL, QWI and QSI. Our reportable segments are operated by QUALCOMM Incorporated and its direct and indirect subsidiaries. At the beginning of fiscal 2013, we completed a corporate reorganization in which certain assets of QUALCOMM Incorporated, as well as the stock of certain of its direct and indirect subsidiaries, were contributed to its wholly-owned subsidiary Qualcomm Technologies, Inc. (QTI). QTL continues to be operated by QUALCOMM Incorporated, which continues to own the vast majority of our patent portfolio. Substantially all of our products and services businesses, including QCT, and substantially all of our engineering, research and development functions, are operated by QTI and its subsidiaries. Neither QTI nor any of its subsidiaries has any right, power or authority to grant any licenses or other rights under or to any patents owned by QUALCOMM Incorporated.

QCT (Qualcomm CDMA Technologies) is a leading developer and supplier of integrated circuits and system software based on CDMA, OFDMA and other technologies for use in voice and data communications, networking, application processing, multimedia and global positioning system products. QCT’s integrated circuit products and system software are sold to or licensed to manufacturers that use our products in wireless devices, particularly mobile phones, tablets, laptops, data modules, handheld wireless computers and gaming devices, access points and routers, data cards and infrastructure equipment, and in wired devices, particularly broadband gateway equipment, desktop computers, televisions, set-top boxes and Blu-ray players. The MSM integrated circuits, which include the Mobile Data Modem, Qualcomm Single Chip and Qualcomm Snapdragon processor devices, perform the core baseband modem functionality in wireless devices providing voice and data communications, as well as multimedia applications and global positioning functions. In addition, our Snapdragon processors provide advanced application and graphics processing capabilities. QCT’s system software enables the other device components to interface with the integrated circuit products and is the foundation software enabling manufacturers to develop devices utilizing the functionality within the integrated circuits. QCT revenues comprised 67%, 63% and 59% of total consolidated revenues in fiscal 2013, 2012 and 2011, respectively.

QCT utilizes a fabless production business model, which means that we do not own or operate foundries for the production of silicon wafers from which our integrated circuits are made. Integrated circuits are die cut from silicon wafers that have been assembled into packages or modules and have completed the final test manufacturing processes. We rely on independent third-party suppliers to perform the manufacturing and assembly, and most of the testing, of our integrated circuits based primarily on our proprietary designs and test programs. Our suppliers are also responsible for the procurement of most of the raw materials used in the production of our integrated circuits. We employ both turnkey and two-stage manufacturing models to purchase our integrated circuits. Turnkey is when our foundry suppliers are responsible for delivering fully assembled and tested integrated circuits. Under the two-stage manufacturing model, we purchase wafers and die from semiconductor manufacturing foundries and contract with separate third-party suppliers for probe, assembly and test services.

QTL (Qualcomm Technology Licensing) grants licenses or otherwise provides rights to use portions of our intellectual property portfolio, which, among other rights, includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, including, without limitation, products implementing CDMA2000, WCDMA, CDMA TDD (including TD-SCDMA), GSM/GPRS/EDGE and/or OFDMA standards and their derivatives. QTL licensing revenues are comprised of license fees as well as royalties based on sales by licensees of products incorporating or using our intellectual property. License fees are fixed amounts paid in one or more installments. Royalties are generally based upon a percentage of the wholesale (i.e., licensee’s) selling price of complete licensed products, net of certain permissible deductions (e.g., certain shipping costs, packing costs, VAT, etc.). QTL recognizes royalty revenues based on royalties reported by licensees during the quarter and when other revenue recognition criteria are met. Licensees, however, do not report and pay royalties owed for sales in any given quarter until after the conclusion of that quarter. QTL revenues comprised 30%, 33% and 36% of total consolidated revenues in fiscal 2013, 2012 and 2011, respectively. The vast majority of such revenues were generated through our licensees’ sales of CDMA2000- and WCDMA-based products, such as feature phones and smartphones.

QWI (Qualcomm Wireless & Internet), which includes our Omnitracs, QIS, QGOV and QRS divisions, generates revenues primarily through sales of products, services (including software development) and software aimed at the support and delivery of wireless applications. Omnitracs sells integrated wireless systems and services to transportation and logistics companies to manage their assets and workforce. On August 21, 2013, we entered into a definitive agreement under which we agreed to sell the North and Latin American operations of Omnitracs to a U.S.-based private equity firm for $800 million in cash, subject to the terms and conditions of the definitive agreement. The transaction is subject to customary closing conditions, including receipt of regulatory approvals, and is expected to close in the first quarter of fiscal 2014. We expect to record the gain on sale, net of income taxes, as a discontinued operation upon close. However, the revenues and operating results were not presented as a discontinued operation in any fiscal period because they were immaterial. QIS (Qualcomm Internet Services) provides content enablement services for the wireless industry, including its Brew, Plaza and other products and services. QIS also provides QChat push-to-talk and other software products and services for wireless operators. QGOV (Qualcomm Government Technologies) provides development and other services and related products involving wireless communications technologies to government agencies and their contractors. QRS (Qualcomm Retail Solutions) builds and manages software applications that enable certain mobile location-awareness and commerce services. QWI revenues comprised 2%, 3% and 4% of total consolidated revenues in fiscal 2013, 2012 and 2011, respectively.

QSI (Qualcomm Strategic Initiatives) makes strategic investments that we believe may open new or expand opportunities for our technologies, support the design and introduction of new products and services for voice and data communications or possess unique capabilities or technology. Many of these strategic investments are in early-stage companies. QSI also holds wireless spectrum. As part of our strategic investment activities, we intend to pursue various exit strategies from each of our QSI investments at some point in the future. During the third quarter of fiscal 2013, we deconsolidated subsidiaries that were established to operate a wireless network in India using broadband wireless access spectrum (the BWA subsidiaries) due to events that resulted in a change in control of these subsidiaries. The former BWA subsidiaries were merged into one entity on August 5, 2013, and on October 17, 2013, all of our interest in the remaining former subsidiary was sold.

Nonreportable segments are comprised of our QMT (Qualcomm MEMS Technologies) division and other display, wireless technology and service initiatives that include, but are not limited to: low power consumption, high optical performance flat display modules; medical device connectivity and related data management; augmented reality; and device-to-device communication. QMT continues to develop an interferometric modulator (IMOD) display technology based on micro-electro-mechanical-systems (MEMS) structure combined with thin film optics.

Discontinued Operations

On March 27, 2011, the FLO TV business and network were shut down. On December 27, 2011, we completed the sale of substantially all of our 700 MHz spectrum for $1.9 billion, and as a result, we recognized a gain in discontinued operations of $1.2 billion during fiscal 2012. The results of the discontinued FLO TV operations were as follows (in millions):

	Year Ended
	September 30, 2012	September 25, 2011
Revenues	$—	$5

Income (loss) from discontinued operations	$1,203	$(507)
Income tax (expense) benefit	(427)	194

Discontinued operations, net of income taxes	$776	$(313)

Looking Forward

The deployment of 3G networks has enabled increased voice capacity and higher data rates than prior generation networks, thereby supporting more minutes of use and a wide range of mobile broadband data applications for handsets, 3G connected computing devices and other consumer electronics. According to the Global mobile Suppliers Association (GSA), as of October 2013, to complement their existing 3G networks, more than 220 wireless operators have deployed and more than 420 wireless operators are planning to deploy OFDMA-based technology, often called 4G, in new wireless spectrum to gain additional capacity for data services. As a result, we expect continued growth in the coming years in consumer demand for 3G and 3G/4G multimode products and services around the world.

As we look forward to the next several months, the following items are likely to have an impact on our business:

•	The worldwide transition from 2G to 3G and 3G/4G networks is expected to continue, including the further expansion of 3G in emerging regions, such as China. We expect that the growth of low-tier smartphone products will contribute to such expansion.

•	We expect consumer demand for advanced 3G and 3G/4G multimode devices, including smartphones and data-centric devices, to continue at a strong pace.

•	We expect that CDMA-based device prices will continue to vary broadly due to the increased penetration of smartphones combined with active competition throughout the world at all price tiers. Additionally, varying rates of economic growth by region and stronger growth of CDMA-based device shipments in emerging regions, as compared to developed regions, are expected to continue to impact the average and range of selling prices of CDMA-based devices.

•	We continue to invest significant resources toward advancements to 3G, 3G/4G and 4G LTE (an OFDMA-based standard) technologies, audio and video codecs, wireless baseband chips, our converged computing/communications (Snapdragon) chips, multimedia products, software and services. We are also investing across a broad spectrum of opportunities that leverage our existing technical and business expertise to deploy new business models and enter into new industry segments, such as our IMOD and other display technologies; 3G/LTE and Wi-Fi products designed for implementation of small cells and the 1000x data challenge; wireless charging; proximity-based communications; very high speed connectivity; mobile location awareness and commerce; mobile health; wearable technology; gaming; and products for the connected home, the digital 6th sense and the Internet of Everything.

In addition to the foregoing business and market-based matters, we continue to devote resources to working with and educating participants in the wireless value chain as to the benefits of our business model in promoting a highly competitive and innovative wireless industry. However, we expect that certain companies may continue to be dissatisfied with the need to pay reasonable royalties for the use of our technology and not welcome the success of our business model in enabling new, highly cost-effective competitors to their products. We expect that such companies will continue to challenge our business model in various forums throughout the world.

Further discussion of risks related to our business is presented in the Risk Factors included in this Annual Report.

Critical Accounting Estimates

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, valuation of intangible assets and investments, income taxes and litigation. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Although we believe that our estimates and the assumptions supporting our assessments are reasonable, actual results that differ from our estimates could have a significant adverse effect on our operating results and financial position. We believe that the following significant accounting estimates may involve a higher degree of judgment and complexity than others.

Revenue Recognition. We derive revenue principally from sales of integrated circuit products and licensing of our intellectual property. The timing of revenue recognition and the amount of revenue actually recognized in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of our deliverables and obligations.

We license or otherwise provide rights to use portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. Licensing revenues include license fees (payable in one or more installments) and ongoing royalties based on licensees’ sales of products incorporating or using our licensed intellectual property. License fees are recognized over the estimated period of benefit of the license to the licensee, typically 5 to 15 years. From time to time, licensees will not report royalties timely due to legal disputes or other reasons, and when this occurs, the timing and comparability of royalty revenues could be affected.

Valuation of Intangible Assets and Investments. Our business acquisitions typically result in the recording of goodwill and other intangible assets, and the recorded values of those assets may become impaired in the future. We also acquire intangible assets in other types of transactions. At September 29, 2013, our goodwill and other intangible assets, net of accumulated amortization, were $4.0 billion and $2.6 billion, respectively. The determination of the value of such intangible assets requires management to make estimates and assumptions that affect our consolidated financial statements. For intangible assets purchased in a business combination, the estimated fair values of the assets received are used to establish their recorded values. For intangible assets acquired in a non-monetary exchange, the estimated fair values of the assets transferred (or the estimated fair values of the assets received, if more clearly evident) are used to establish their recorded values, unless the values of neither the assets received nor the assets transferred are determinable within reasonable limits, in which case the assets received are measured based on the carrying values of the assets transferred. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value. An estimate of fair value can be affected by many assumptions that require significant judgment. For example, the income approach generally requires assumptions related to the appropriate business model to be used to estimate cash flows, total addressable market, pricing and share forecasts, competition, technology obsolescence, future tax rates and discount rates. Our estimate of the fair value of certain assets may differ materially from that determined by others who use different assumptions or utilize different business models. New information may arise in the future that affects our fair value estimates and could result in adjustments to our estimates in the future, which could have an adverse impact on our results of operations.

Goodwill and other indefinite-lived intangible assets are tested annually for impairment and in interim periods if certain events occur indicating that the carrying amounts may be impaired. Long-lived assets, such as property and equipment and intangible assets subject to amortization, are reviewed for impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Our judgments regarding the existence of impairment indicators and future cash flows related to goodwill and other intangible assets are based on operational performance of our businesses, market conditions and other factors. Although there are inherent uncertainties in this assessment process, the estimates and assumptions we use, including estimates of future cash flows, volumes, market penetration and discount rates, are consistent with our internal planning. If these estimates or their related assumptions change in the future, we may be required to record an impairment charge on a portion or all of our goodwill and other intangible assets. Furthermore, we cannot predict the occurrence of future impairment-triggering events nor the impact such events might have on our reported asset values. Future events could cause us to conclude that impairment indicators exist and that goodwill or other intangible assets associated with our acquired businesses are impaired. Any resulting impairment loss could have an adverse impact on our financial position and results of operations. During fiscal 2013 and 2012, we recorded $158 million and $54 million, respectively, in impairment charges resulting from revisions to our estimates of expected cash flows for certain long-lived assets of our QMT division as we continue to pursue our licensing model.

We hold investments in marketable securities, including U.S. treasury and government-related securities, corporate bonds and notes, mortgage- and asset-backed securities, auction rate securities, common and preferred stock and equity and debt funds. The fair value of these investments totaled $23.3 billion at September 29, 2013, with increases and decreases in fair value generally recorded through stockholders’ equity as other comprehensive income or loss. We record impairment charges through the statement of operations when we believe an investment has experienced a decline that is other than temporary. The determination that a decline is other than temporary is subjective and influenced by many factors. In addition, the fair values of our strategic investments may be subject to substantial quarterly and annual fluctuations and to significant market volatility. Adverse changes in market conditions or poor operating results of investees could result in losses or an inability to recover the carrying value of the investments, thereby requiring impairment charges. When assessing these investments for an other-than-temporary decline in value, we consider such factors as, among other things, how significant the decline in value is as a percentage of the original cost; how long the market value of the investment has been below its original cost; the extent of the general decline in prices or an increase in the default or recovery rates of securities in an asset class; negative events such as a bankruptcy filing or a need to raise capital or seek financial support from the government or others; the performance and pricing of the investee’s securities in relation to the securities of its competitors within the industry and the market in general; and analyst recommendations, as applicable. We also review the financial statements of the investee to determine if the investee is experiencing financial difficulties. If we determine that a security price decline is other than temporary, we record an impairment loss, which could have an adverse impact on our results of operations. During fiscal 2013, 2012 and 2011, we recorded $72 million, $71 million and $39 million, respectively, in net impairment losses on our investments in marketable securities.

Income Taxes. Our income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service (IRS) and other tax authorities. In addition, the calculation of our tax liabilities involves uncertainties in the application of complex tax regulations. We recognize liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While we believe we have appropriate support for the positions taken on our tax returns, we regularly assess the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of our provision for income taxes. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known. We are participating in the IRS Compliance Assurance Process program whereby we endeavor to agree with the IRS on the treatment of all issues prior to filing our federal return. A benefit of participation in this program is that post-filing adjustments by the IRS are less likely to occur.

We regularly review our deferred tax assets for recoverability and establish a valuation allowance based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and the implementation of tax-planning strategies. At September 29, 2013, net deferred tax assets were $1.6 billion, which included a valuation allowance of $51 million. If we are unable to generate sufficient future taxable income in certain tax jurisdictions, or if there is a material change in the time period within which the underlying temporary differences become taxable or deductible, we could be required to increase the valuation allowance against our deferred tax assets, which could result in an increase in our effective tax rate and an adverse impact on operating results.

We can only use net operating losses to offset taxable income of certain legal entities in certain tax jurisdictions. At September 29, 2013, we had unused federal, state and foreign net operating losses of $131 million, $604 million and $75 million, respectively. Based upon our assessments of projected future taxable income and losses and historical losses incurred by these entities, we expect that the future taxable income of the entities in these tax jurisdictions will not be sufficient to utilize the net operating losses we have incurred through fiscal 2013. Therefore, we have provided a $32 million valuation allowance for these net operating losses. Significant judgment is required to forecast the timing and amount of future taxable income in certain jurisdictions. Adjustments to our valuation allowance based on changes to our forecast of taxable income are reflected in the period the change is made.

Our QCT segment’s non-United States headquarters is located in Singapore. We obtained tax incentives in Singapore, including a tax exemption for the first five years, provided that we meet specified employment and incentive criteria, and as a result of expiration of these incentives, our Singapore tax rate will increase in fiscal 2017 and again in fiscal 2027.

We consider the operating earnings of certain non-United States subsidiaries to be indefinitely invested outside the United States based on estimates that future domestic cash generation will be sufficient to meet future domestic cash needs. We have not recorded a deferred tax liability of approximately $7.6 billion related to the United States federal and state income taxes and foreign withholding taxes on approximately $21.6 billion of undistributed earnings of foreign subsidiaries indefinitely invested outside the United States. Should we decide to repatriate the foreign earnings, we would have to adjust the income tax provision in the period we determined that the earnings will no longer be indefinitely invested outside the United States.

Litigation. We are currently involved in certain legal proceedings, and we intend to continue to vigorously defend ourselves. However, the unfavorable resolution of one or more of these proceedings could have a material adverse effect on our business, results of operations, financial condition or cash flows. We estimate the range of liability related to pending litigation where the amount and range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. Where a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the claim. As additional information becomes available, we assess the potential liability related to our pending litigation and revise our estimates. Revisions in our estimates of the potential liability could materially impact our results of operations.

Results of Operations

Revenues (in millions)	Year Ended
	September 29, 2013	September 30, 2012	September 25, 2011	2013 vs. 2012 Change	2012 vs. 2011 Change
Equipment and services	$16,988	$12,465	$9,223	$4,523	$3,242
Licensing	7,878	6,656	5,734	1,222	922

	$24,866	$19,121	$14,957	$5,745	$4,164

The increases in equipment and services revenues in fiscal 2013 and 2012 were primarily due to increases in QCT revenues of $4.58 billion and $3.25 billion, respectively. The increases in licensing revenues in fiscal 2013 and 2012 were primarily due to increases in QTL revenues of $1.23 billion and $905 million, respectively.

QCT and QTL segment revenues related to the products of Samsung Electronics and Hon Hai Precision Industry Co., Ltd/Foxconn, its affiliates and other suppliers to Apple Inc. comprised 43% and 38% of total consolidated revenues in fiscal 2013 and 2012, respectively. QCT and QTL segment revenues from Samsung Electronics and HTC comprised 26% of total consolidated revenues in fiscal 2011.

Revenues from customers in China, South Korea and Taiwan comprised 49%, 20% and 11%, respectively, of total consolidated revenues for fiscal 2013, as compared to 42%, 22%, and 14%, respectively, for fiscal 2012, and 32%, 19% and 17%, for fiscal 2011. We distinguish revenues from external customers by geographic areas based on the location to which our products, software or services are delivered or, for QTL licensing revenues, the invoiced addresses of our licensees.

Costs and Expenses (in millions)	Year Ended
	September 29, 2013	September 30, 2012	September 25, 2011	2013 vs. 2012 Change	2012 vs. 2011 Change
Cost of equipment and services (E&S) revenues	$9,820	$7,096	$4,877	$2,724	$2,219
Cost as % of E&S revenues	58%	57%	53%

The decreases in margin percentage in fiscal 2013 and 2012 were primarily attributable to decreases in QCT gross margin percentage. Our margin percentage may continue to fluctuate in future periods depending on the mix of products sold and services provided, competitive pricing, new product introduction costs and other factors.

	Year Ended
	September 29, 2013	September 30, 2012	September 25, 2011	2013 vs. 2012 Change	2012 vs. 2011 Change
Research and development	$4,967	$3,915	$2,995	$1,052	$920
% of revenues	20%	20%	20%
Selling, general, and administrative	$2,518	$2,270	$1,945	$248	$325
% of revenues	10%	12%	13%
Other	$331	$158	$114	$173	$44

The dollar increases in research and development expenses in fiscal 2013 and 2012 were primarily attributable to increases of $904 million and $741 million, respectively, in costs related to the development of CDMA-based 3G, OFDMA-based 4G LTE and other technologies for integrated circuit and related software products and to expand our intellectual property portfolio and increases of $97 million and $149 million, respectively, in share-based compensation. Remaining dollar increases were related to research and development of other new product and licensing initiatives.

The dollar increase in selling, general and administrative expenses in fiscal 2013 was primarily attributable to a $113 million increase in employee-related expenses, a $56 million increase in selling and marketing expenses, a $40 million increase in patent-related expenses and a $29 million increase in depreciation and amortization expense, partially offset by a decrease of $23 million in share-based compensation. The dollar increase in selling, general and administrative expenses in fiscal 2012 was primarily attributable to a $96 million increase in employee-related expenses, a $77 million increase in costs related to litigation and other legal matters, a $65 million increase in share-based compensation, a $45 million increase in selling and marketing expenses and a $28 million increase in patent-related expenses, partially offset by a $55 million decrease in charitable contributions (primarily related to the establishment and initial funding of the Qualcomm Charitable Foundation in fiscal 2011).

Other expenses in fiscal 2013 were comprised of a $173 million charge resulting from the ParkerVision verdict against us and a $158 million impairment charge resulting from revisions to our estimates of expected cash flows for certain long-lived assets of our QMT division as we continue to pursue our licensing model. Other expenses in fiscal 2012 were comprised of an $81 million charge related to a payment made to the Indian government concurrent with the issuance of the BWA spectrum license, a $54 million impairment charge related to certain long-lived assets of our QMT division and $23 million in goodwill impairment charges related to our QRS division. Other expenses in fiscal 2011 were comprised of a $114 million goodwill impairment charge related to our QRS division.

Net Investment Income (in millions)	Year Ended
	September 29, 2013	September 30, 2012	September 25, 2011	2013 vs. 2012 Change	2012 vs. 2011 Change
Interest and dividend income	$697	$609	$500	$88	$109
Interest expense	(23)	(90)	(114)	67	24
Net realized gains on marketable securities	317	342	335	(25)	7
Net realized gains on other investments	52	27	2	25	25
Impairment losses on marketable securities and other investments	(85)	(83)	(52)	(2)	(31)
Net gains (losses) on derivative instruments	—	84	(3)	(84)	87
Net gains on deconsolidation of subsidiaries	12	—	—	12	—
Equity in net losses of investees	(6)	(9)	(7)	3	(2)

	$964	$880	$661	$84	$219

The increases in interest and dividend income resulted from higher average balances of cash, cash equivalents and marketable securities in fiscal 2013 and 2012 and higher interest rates in fiscal 2012 compared to fiscal 2011. The decreases in interest expense resulted from capitalizing a portion of interest starting in fiscal

2012 related to the former BWA subsidiaries, which were deconsolidated in fiscal 2013. Net gains on derivative instruments in fiscal 2012 primarily resulted from changes in the fair value of put options sold in connection with our stock repurchase program that expired in fiscal 2012.

Income Tax Expense (in millions)	Year Ended
	September 29, 2013	September 30, 2012	September 25, 2011	2013 vs. 2012 Change	2012 vs. 2011 Change
Income tax expense	$1,349	$1,279	$1,132	$70	$147
Effective tax rate	16%	19%	20%	(3)%	(1)%

The following table summarizes the primary factors that caused our annual effective tax rates to be less than the United States federal statutory rate:

	Year Ended
	September 29, 2013	September 30, 2012	September 25, 2011
Expected income tax provision at federal statutory tax rate	35%	35%	35%
State income tax provision, net of federal benefit	—%	—%	5%
Benefits from foreign income taxed at other than U.S. rates	(17%)	(16%)	(19%)
Benefits related to the research and development tax credit	(2%)	(1%)	(3%)
Change in valuation allowance	—%	1%	1%
Other	—%	—%	1%

Effective tax rate	16%	19%	20%

The effective tax rate for fiscal 2013 reflected a tax benefit of $64 million related to fiscal 2012 resulting from the retroactive extension of the United States research and development tax credit. Additionally, the effective tax rate for fiscal 2013 as compared to fiscal 2012 reflected increased foreign earnings taxed at less than the United States federal rate.

The effective tax rate for fiscal 2012 as compared to fiscal 2011 reflected a reduction in our effective state tax rate as a result of California tax legislation previously enacted, partially offset by increased earnings taxed at the United States tax rate. The annual effective tax rate for fiscal 2012 only reflected the United States federal research and development credit generated through December 31, 2011, the date on which the credit expired.

The effective tax rate for fiscal 2011 reflected tax benefits of $44 million related to an agreement reached on a component of our fiscal 2006 through fiscal 2010 state tax returns and $32 million related to fiscal 2010 resulting from the retroactive extension of the United States federal research and development tax credit.

Our Segment Results (in millions)

The following should be read in conjunction with the fiscal 2013, 2012 and 2011 financial results for each reporting segment. See “Notes to Consolidated Financial Statements, Note 8. Segment Information.”

	QCT	QTL	QWI	QSI
2013
Revenues	$16,715	$7,554	$613	$—
EBT (1)	3,189	6,590	(8)	56
EBT as a % of revenues	19%	87%	(1%)
2012
Revenues	$12,141	$6,327	$633	$—
EBT (1)	2,296	5,585	(15)	(170)
EBT as a % of revenues	19%	88%	(2%)
2011
Revenues	$8,859	$5,422	$656	$—
EBT (1)	2,056	4,753	(152)	(132)
EBT as a % of revenues	23%	88%	(23%)

(1)	Earnings (loss) before taxes.

QCT Segment. The increases in QCT revenues in fiscal 2013 and 2012 of $4.57 billion and $3.28 billion, respectively, were primarily due to increases in equipment and services revenues. Equipment and services revenues, mostly related to sales of MSM and accompanying RF and PM integrated circuits, were $16.49 billion, $11.91 billion and $8.65 billion in fiscal 2013, 2012 and 2011, respectively. The increases in equipment and services revenues in fiscal 2013 and 2012 resulted primarily from increases of $2.09 billion and $651 million, respectively, related to the net effects of changes in product mix and lower average selling prices of such products, increases of $2.05 billion and $1.71 billion, respectively, related to higher unit shipments and increases of $212 million and $803 million, respectively, related to sales of connectivity products. Approximately 716 million, 590 million and 483 million MSM integrated circuits were sold during fiscal 2013, 2012 and 2011, respectively.

QCT EBT as a percentage of revenues remained flat in fiscal 2013 as compared to fiscal 2012. During fiscal 2013, QCT revenues increased 38% relative to a combined increase of 26% in research and development expenses and selling, general and administrative expenses, partially offset by a decrease in gross margin percentage. The decrease in QCT EBT as a percentage of revenues in fiscal 2012 was primarily due to a decrease in gross margin percentage, partially offset by an increase of 37% in QCT revenues relative to a combined increase of 33% in research and development expenses and selling, general and administrative expenses. QCT gross margin percentage decreased in fiscal 2013 as a result of the net effects of lower average selling prices and unfavorable product mix, partially offset by a decrease in average unit costs. QCT gross margin percentage decreased in fiscal 2012 as a result of the net effects of lower average selling prices, unfavorable product mix and higher product support costs, partially offset by a decrease in average unit costs. The higher product support costs in fiscal 2012 primarily related to increased expenses incurred to facilitate additional supply of 28 nanometer integrated circuits.

QCT inventories increased by 34% in fiscal 2013 from $973 million to $1.30 billion primarily due to certain higher value MSM products and an increase in work-in-process and finished goods related to growth of the business.

QTL Segment. The increases in QTL revenues in fiscal 2013 and 2012 of $1.23 billion and $905 million, respectively, were primarily due to increases in sales of CDMA-based devices by licensees. The net increase in

QTL revenues in fiscal 2012 also included the effect of $401 million in revenues recorded in fiscal 2011 in connection with settlement agreements entered into with two licensees. The decrease in QTL EBT as a percentage of revenues during fiscal 2013 was attributable to an increase of 19% in revenues relative to an increase of 29% in costs and expenses primarily due to increased allocation of patent expenses in connection with the corporate reorganization and increased research and development expenses.

QWI Segment. The decrease in QWI revenues in fiscal 2013 was primarily due to a decrease of $13 million in QIS revenues. The decrease in QWI revenues in fiscal 2012 was primarily due to a $25 million decrease in Omnitracs revenues. QWI costs and expenses in fiscal 2012 and 2011 included $23 million and $114 million respectively, of goodwill impairment charges related to our QRS division. The $16 million decrease in QWI EBT during fiscal 2013, excluding the impairment charges, was primarily attributable to a $19 million increase in QRS operating loss (before the impairment charges). The $46 million increase in QWI EBT in fiscal 2012, excluding the impairment charges, was primarily attributable to a $26 million decrease in QRS operating loss (before the impairment charges) and a $25 million decrease in QIS operating loss.

QSI Segment. QSI costs and expenses for fiscal 2012 included $81 million related to a payment made to the Indian government concurrent with the issuance of the BWA spectrum license. The increases in QSI EBT in fiscal 2013 and 2012 of $145 million and $43 million, respectively, excluding this expense, were primarily due to increases of $67 million and $40 million, respectively, in net realized gains on investments and decreases of $60 million and $20 million, respectively, in interest expense as a result of capitalizing interest starting in the third quarter of fiscal 2012 related to the BWA subsidiaries, which were deconsolidated in fiscal 2013.

Liquidity and Capital Resources

Our principal sources of liquidity are our existing cash, cash equivalents and marketable securities, cash generated from operations and proceeds from the issuance of common stock under our stock option and employee stock purchase plans. Cash, cash equivalents and marketable securities were $29.4 billion at September 29, 2013, an increase of $2.6 billion from September 30, 2012. This increase included $1.5 billion in proceeds from the issuance of common stock under our equity compensation plans. Our cash, cash equivalents and marketable securities at September 29, 2013 consisted of $8.1 billion held by United States-based subsidiaries and $21.3 billion held by foreign subsidiaries. Of our cash, cash equivalents and marketable securities at September 29, 2013, $21.2 billion is indefinitely reinvested and would be subject to material tax effects if repatriated. Due to tax considerations, we derive liquidity for operations primarily from domestic cash flow and investments held domestically. Total cash provided by operating activities increased to $8.8 billion during fiscal 2013, compared to $6.0 billion during fiscal 2012.

During fiscal 2013, we repurchased and retired 71,696,000 shares of common stock for $4.6 billion, before commissions. At September 29, 2013, approximately $4.9 billion remained available for repurchase under a new stock repurchase program announced in September, and we currently expect to complete a minimum of $4 billion of stock repurchases during fiscal 2014. The stock repurchase program has no expiration date. We continue to evaluate repurchases as a means of returning capital to stockholders, subject to our periodic determinations that repurchases are in the best interests of our stockholders.

We paid dividends totaling $2.1 billion and $1.6 billion, or $1.20 and $0.93 per common share, during fiscal 2013 and 2012, respectively. On March 5, 2013, we announced an increase in our quarterly dividend from $0.25 to $0.35 per share of common stock. On October 24, 2013, we announced a cash dividend of $0.35 per share of common stock, payable on December 19, 2013 to stockholders of record as of December 2, 2013. We intend to continue to use cash dividends as a means of returning capital to stockholders, subject to capital availability and our view that cash dividends are in the best interests of our stockholders.

Accounts receivable increased 47% during fiscal 2013. Days sales outstanding, on a consolidated basis, were 30 days at September 29, 2013 compared to 29 days at September 30, 2012. The increase in accounts receivable and the related days sales outstanding were primarily due to growth of the business and the effects of timing of shipments and customer payments for receivables related to integrated circuits.

We believe our current cash, cash equivalents and marketable securities and our expected cash flow generated from operations will provide us with flexibility and satisfy our working and other capital requirements over the next fiscal year and beyond based on our current business plans.

•	Our research and development expenditures were $5.0 billion and $3.9 billion in fiscal 2013 and 2012, respectively, and we expect to continue to invest heavily in research and development for new technologies, applications and services for voice and data communications, primarily in the wireless industry.

•	Cash outflows for capital expenditures were $1.0 billion and $1.3 billion in fiscal 2013 and 2012, respectively, including approximately $480 million in fiscal 2012 related to the construction of a new manufacturing facility in Taiwan for our QMT division. We expect to continue to incur capital expenditures in the future to support our business, including research and development activities. Future capital expenditures may be impacted by transactions that are currently not forecasted.

•	Our purchase obligations for fiscal 2014, some of which relate to research and development activities and capital expenditures, totaled $3.3 billion at September 29, 2013.

•	On August 21, 2013, we entered into a definitive agreement under which we agreed to sell the North and Latin American operations of our Omnitracs division for $800 million, subject to closing conditions, including receipt of regulatory approvals. We expect the transaction to close in the first quarter of fiscal 2014.

•	We expect to continue making strategic investments and acquisitions, the amounts of which could vary significantly, to open new opportunities for our technologies, obtain development resources, grow our patent portfolio or pursue new business.

Contractual Obligations / Off-Balance Sheet Arrangements

We have no significant contractual obligations not fully recorded on our consolidated balance sheets or fully disclosed in the notes to our consolidated financial statements. We have no material off-balance sheet arrangements as defined in S-K 303(a)(4)(ii).

At September 29, 2013, our outstanding contractual obligations included (in millions):

Contractual Obligations

Payments Due By Fiscal Period

	Total	2014	2015-2016	2017-2018	Beyond 2018	No Expiration Date
Purchase obligations (1)	$3,558	$3,284	$256	$8	$10	$—
Operating lease obligations	343	89	135	72	47	—
Capital lease obligations (2)	36	1	3	3	29	—
Equity funding commitments (3)	2	—	—	—	—	2
Other long-term liabilities (4)(5)	42	—	26	8	6	2

Total contractual obligations	$3,981	$3,374	$420	$91	$92	$4

(1)	Total purchase obligations include $2.8 billion in commitments to purchase integrated circuit product inventories. Integrated circuit product inventory obligations represent purchase commitments for silicon wafers and assembly and test services. Under our manufacturing relationships with our foundry partners and assembly and test service providers, cancelation of outstanding purchase orders is generally allowed but requires payment of all costs incurred through the date of cancelation.

(2)	Amounts represent future minimum lease payments including interest payments. Capital lease obligations are included in other liabilities in the consolidated balance sheet at September 29, 2013.

(3)	These commitments do not have fixed funding dates and are subject to certain conditions. Commitments represent the maximum amounts to be financed or funded under these arrangements; actual financing or funding may be in lesser amounts or not at all.

(4)	Certain long-term liabilities reflected on our balance sheet, such as unearned revenues, are not presented in this table because they do not require cash settlement in the future. Other long-term liabilities as presented in this table include the related current portions.

(5)	Our consolidated balance sheet at September 29, 2013 included a $208 million noncurrent liability for uncertain tax positions, all of which may result in cash payment. The future payments related to uncertain tax positions have not been presented in the table above due to the uncertainty of the amounts and timing of cash settlement with the taxing authorities.

Additional information regarding our financial commitments at September 29, 2013 is provided in the notes to our consolidated financial statements. See “Notes to Consolidated Financial Statements, Note 7. Commitments and Contingencies.”

Recent Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (FASB) issued guidance on disclosure requirements for items reclassified out of accumulated other comprehensive income. This new guidance requires entities to present (either on the face of the statement of operations or in the notes to the financial statements) the effects on the line items in the statement of operations for amounts reclassified out of accumulated other comprehensive income. The new guidance will be effective for us beginning in the first quarter of fiscal 2014. The adoption of the guidance will impact our financial statement presentation and/or our disclosures but will not impact our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk. We invest a portion of our cash in a number of diversified fixed and floating rate securities, consisting of cash equivalents, marketable debt securities, debt funds and derivative instruments, including interest rate swaps, that are subject to interest rate risk. Changes in the general level of interest rates can affect the fair value of our investment portfolio. If interest rates in the general economy were to rise, our holdings could lose value.

Historically, we presented a table that disclosed certain information (including principal or notional amounts, interest rates and maturities) regarding our interest-bearing instruments. However, given the increased size and diversity in our investment portfolio, we believe that providing a sensitivity analysis provides more meaningful disclosure regarding the impact to our holdings of potential changes in interest rates. As a result, in lieu of the tabular presentation, we are providing a sensitivity analysis that shows the effect of an assumed 100 basis point adverse movement in interest rates across the entire yield curve.

At September 29, 2013, a hypothetical increase in interest rates of 100 basis points on our holdings would have resulted in decreases of $9 million and $443 million in the fair values of our holdings classified as trading (including derivative instruments) and our remaining holdings, respectively. At September 30, 2012, the same hypothetical increase in interest rates would have resulted in decreases of $17 million and $430 million in the fair values of our holdings classified as trading (including derivative instruments) and our remaining holdings, respectively.

Equity Price Risk. We hold a diversified marketable securities portfolio that includes equity securities and fund shares that are subject to equity price risk. We have made investments in marketable equity securities of companies of varying size, style, industry and geography, and changes in investment allocations may affect the price volatility of our investments. A 10% decrease in the market price of our marketable equity securities and fund shares at September 29, 2013 would cause a decrease in the carrying amounts of these securities of $332 million. At September 29, 2013, gross unrealized losses of our marketable equity securities and fund shares were $44 million. Although we consider these unrealized losses to be temporary, there is a risk that we may incur other-than-temporary impairment charges or realized losses on the values of these securities if they do not recover in value within a reasonable period.

Foreign Exchange Risk. We manage our exposure to foreign exchange market risks, when deemed appropriate, through the use of derivative financial instruments, including foreign currency forward and option contracts with financial counterparties. We utilize such derivative financial instruments for hedging or risk management purposes rather than for speculation purposes. Counterparties to our derivative contracts are all major banking institutions. In the event of the financial insolvency or distress of a counterparty to our derivative financial instruments, we may be unable to settle transactions if the counterparty does not provide us with sufficient collateral to secure its net settlement obligations to us, which could have a negative impact on our results. See “Notes to Consolidated Financial Statements, Note 1. The Company and Its Significant Accounting Policies” for a description of our foreign currency accounting policies.

At September 29, 2013, we had a net asset of $37 million related to foreign currency option contracts that were designated as hedges of foreign currency risk on royalties earned from certain licensees on their sales of CDMA-based devices. If our forecasted royalty revenues were to decline by 20% and foreign exchange rates were to change unfavorably by 20% in our hedged foreign currency, we would incur a loss of $1 million.

At September 29, 2013, we had a net liability of $8 million related to foreign currency forward contracts that were designated as hedges of foreign currency risk on intercompany payments of operating expenditures relating to a wholly-owned foreign subsidiary. If our forecasted operating expenditures were to decline by 20% and foreign exchange rates were to change unfavorably by 20% in each of our hedged foreign currencies, we would not incur a loss.

At September 29, 2013, we had a net liability of $14 million related to foreign currency forwards, futures, options and swaps that were not designated as hedging instruments related to our marketable securities portfolios classified as trading. If the foreign exchange rates relevant to these contracts were to change unfavorably by 10% and we do not have an offset foreign currency exposure relating to debt instruments held in our marketable securities portfolios classified as trading, we would incur a loss of $2 million.

Financial assets and liabilities held by consolidated subsidiaries that are not denominated in the functional currency of those entities are subject to the effects of currency fluctuations and may affect reported earnings. As a global company, we face exposure to adverse movements in foreign currency exchange rates. We may hedge currency exposures associated with certain assets and liabilities denominated in nonfunctional currencies and certain anticipated nonfunctional currency transactions. As a result, we could experience unanticipated gains or losses on anticipated foreign currency cash flows, as well as economic loss with respect to the recoverability of investments. While we may hedge certain transactions with non-United States customers, declines in currency values in certain regions may, if not reversed, adversely affect future product sales because our products may become more expensive to purchase in the countries of the affected currencies.

Our analysis methods used to assess and mitigate the risks discussed above should not be considered projections of future risks.

Controls and Procedures

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of our disclosure controls and procedures, as such terms are defined under Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act). Based on this evaluation, our principal executive officer and our principal financial officer concluded that our disclosure controls and procedures were effective as of the end of the period covered by our Annual Report on Form 10-K for the fiscal year ended September 29, 2013.

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under this framework, our management concluded that our internal control over financial reporting was effective as of September 29, 2013.

PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited the consolidated financial statements included in our Annual Report on Form 10-K, has also audited the effectiveness of our internal control over financial reporting as of September 29, 2013, as stated in its report which appears on page A-27.

Inherent Limitations over Internal Controls

Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that:

i.	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;

ii.	provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

iii.	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the consolidated financial statements.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations, including the possibility of human error and circumvention by collusion or overriding of controls. Accordingly, even an effective internal control system may not prevent or detect material misstatements on a timely basis. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting during the fourth quarter of fiscal 2013 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of QUALCOMM Incorporated:

In our opinion, the accompanying consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of QUALCOMM Incorporated and its subsidiaries at September 29, 2013 and September 30, 2012 and the results of their operations and their cash flows for each of the three years in the period ended September 29, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 29, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

San Diego, California

November 6, 2013

QUALCOMM Incorporated

CONSOLIDATED BALANCE SHEETS

(In millions, except per share data)

	September 29, 2013	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$6,142	$3,807
Marketable securities	8,824	8,567
Accounts receivable, net	2,142	1,459
Inventories	1,302	1,030
Deferred tax assets	573	309
Other current assets	572	473

Total current assets	19,555	15,645
Marketable securities	14,440	14,463
Deferred tax assets	1,059	1,412
Assets held for sale	72	1,109
Property, plant and equipment, net	2,995	2,851
Goodwill	3,976	3,917
Other intangible assets, net	2,553	2,938
Other assets	866	677

Total assets	$45,516	$43,012

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,554	$1,298
Payroll and other benefits related liabilities	839	664
Unearned revenues	501	545
Liabilities held for sale	43	1,072
Other current liabilities	2,276	1,723

Total current liabilities	5,213	5,302
Unearned revenues	3,666	3,739
Other liabilities	550	426

Total liabilities	9,429	9,467

Commitments and contingencies (Note 7)

Stockholders’ equity:
Qualcomm stockholders’ equity:
Preferred stock, $0.0001 par value; issuable in series; 8 shares authorized; none outstanding	—	—
Common stock, $0.0001 par value; 6,000 shares authorized; 1,685 and 1,706 shares issued and outstanding, respectively	—	—
Paid-in capital	9,874	11,956
Retained earnings	25,461	20,701
Accumulated other comprehensive income	753	866

Total Qualcomm stockholders’ equity	36,088	33,523
Noncontrolling interests	(1)	22

Total stockholders’ equity	36,087	33,545

Total liabilities and stockholders’ equity	$45,516	$43,012

See accompanying notes.

QUALCOMM Incorporated

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Year Ended
	September 29, 2013	September 30, 2012	September 25, 2011
Revenues:
Equipment and services	$16,988	$12,465	$9,223
Licensing	7,878	6,656	5,734

Total revenues	24,866	19,121	14,957

Costs and expenses:
Cost of equipment and services revenues	9,820	7,096	4,877
Research and development	4,967	3,915	2,995
Selling, general and administrative	2,518	2,270	1,945
Other (Note 2 and 7)	331	158	114

Total costs and expenses	17,636	13,439	9,931

Operating income	7,230	5,682	5,026

Investment income, net (Note 3)	964	880	661

Income from continuing operations before income taxes	8,194	6,562	5,687
Income tax expense	(1,349)	(1,279)	(1,132)

Income from continuing operations	6,845	5,283	4,555
Discontinued operations, net of income taxes (Note 11)	—	776	(313)

Net income	6,845	6,059	4,242
Net loss attributable to noncontrolling interests	8	50	18

Net income attributable to Qualcomm	$6,853	$6,109	$4,260

Basic earnings (loss) per share attributable to Qualcomm:
Continuing operations	$3.99	$3.14	$2.76
Discontinued operations	—	0.45	(0.19)

Net income	$3.99	$3.59	$2.57

Diluted earnings (loss) per share attributable to Qualcomm:
Continuing operations	$3.91	$3.06	$2.70
Discontinued operations	—	0.45	(0.18)

Net income	$3.91	$3.51	$2.52

Shares used in per share calculations:
Basic	1,715	1,700	1,658

Diluted	1,754	1,741	1,691

Dividends per share announced	$1.20	$0.93	$0.81

See accompanying notes.

QUALCOMM Incorporated

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In millions)

	Year Ended
	September 29, 2013	September 30, 2012	September 25, 2011
Net income	$6,845	$6,059	$4,242

Other comprehensive (loss) income, net of income taxes:
Foreign currency translation	(20)	(19)	(9)
Reclassification of foreign currency translation losses included in net income	11	—	—
Noncredit other-than-temporary impairment losses and subsequent changes in fair value related to certain available-for-sale debt securities, net of income taxes of $0, $1 and $10, respectively	(1)	4	(19)
Reclassification of net other-than-temporary losses on available-for-sale securities included in net income, net of income taxes of $26, $26 and $14, respectively	47	47	25
Net unrealized gains (losses) on other available-for-sale securities and derivative instruments, net of income taxes of $24, $357 and $80, respectively	44	652	(145)
Reclassification of net realized gains on available-for-sale securities and derivative instruments included in net income, net of income taxes of $107, $93 and $112, respectively	(195)	(169)	(199)

Total other comprehensive (loss) income	(114)	515	(347)

Total comprehensive income	6,731	6,574	3,895
Comprehensive loss attributable to noncontrolling interests	9	46	21

Comprehensive income attributable to Qualcomm	$6,740	$6,620	$3,916

See accompanying notes.

QUALCOMM Incorporated

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended
	September 29, 2013	September 30, 2012	September 25, 2011
Operating Activities:
Net income	$6,845	$6,059	$4,242
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,017	897	1,061
Gain on sale of wireless spectrum	—	(1,179)	—
Goodwill and long-lived asset impairment charges	192	84	128
Revenues related to non-monetary exchanges	(123)	(122)	(123)
Income tax provision in excess of (less than) income tax payments	268	395	(1,204)
Non-cash portion of share-based compensation expense	1,105	1,035	824
Incremental tax benefit from share-based compensation	(231)	(168)	(183)
Net realized gains on marketable securities and other investments	(369)	(369)	(337)
Net impairment losses on marketable securities and other investments	85	83	52
Other items, net	104	(52)	(2)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(680)	(456)	(140)
Inventories	(300)	(252)	(62)
Other assets	(209)	(240)	(70)
Trade accounts payable	307	371	(26)
Payroll, benefits and other liabilities	752	(341)	572
Unearned revenues	15	253	168

Net cash provided by operating activities	8,778	5,998	4,900

Investing Activities:
Capital expenditures	(1,048)	(1,284)	(593)
Purchases of available-for-sale securities	(13,951)	(15,511)	(10,948)
Proceeds from sales and maturities of available-for-sale securities	13,494	9,858	10,661
Purchases of trading securities	(3,312)	(4,009)	—
Proceeds from sales and maturities of trading securities	3,367	3,060	—
Proceeds from sale of wireless spectrum	—	1,925	—
Acquisitions and other investments, net of cash acquired	(192)	(833)	(3,624)
Other items, net	64	(83)	15

Net cash used by investing activities	(1,578)	(6,877)	(4,489)

Financing Activities:
Borrowings under loans and debentures	534	710	1,555
Repayments of loans and debentures	(439)	(591)	(1,555)
Proceeds from issuance of common stock	1,525	1,714	2,647
Incremental tax benefit from share-based compensation	231	168	183
Repurchases and retirements of common stock	(4,610)	(1,313)	(142)
Dividends paid	(2,055)	(1,583)	(1,346)
Other items, net	(31)	138	176

Net cash (used) provided by financing activities	(4,845)	(757)	1,518

Changes in cash and cash equivalents held for sale	(15)	—	—

Effect of exchange rate changes on cash	(5)	(19)	(14)

Net increase (decrease) in cash and cash equivalents	2,335	(1,655)	1,915
Cash and cash equivalents at beginning of year	3,807	5,462	3,547

Cash and cash equivalents at end of year	$6,142	$3,807	$5,462

See accompanying notes.

QUALCOMM Incorporated

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In millions)

	Common Stock Shares	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Qualcomm Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity
Balance at September 26, 2010	1,612	$6,856	$13,305	$697	$20,858	$—	$20,858
Total comprehensive income (1)	—	—	4,260	(344)	3,916	(21)	3,895
Common stock issued under employee benefit plans and the related tax benefits	72	2,720	—	—	2,720	—	2,720
Repurchase and retirement of common stock	(3)	(142)	—	—	(142)	—	(142)
Share-based compensation	—	848	—	—	848	—	848
Dividends	—	—	(1,361)	—	(1,361)	—	(1,361)
Value of stock awards assumed in acquisition	—	106	—	—	106	—	106
Issuance of subsidiary shares to noncontrolling interests	—	14	—	—	14	42	56
Other	—	(8)	—	—	(8)	—	(8)

Balance at September 25, 2011	1,681	10,394	16,204	353	26,951	21	26,972
Total comprehensive income (1)	—	—	6,109	511	6,620	(46)	6,574
Common stock issued under employee benefit plans and the related tax benefits, net of shares withheld for tax	49	1,772	—	—	1,772	—	1,772
Repurchase and retirement of common stock	(24)	(1,313)	—	—	(1,313)	—	(1,313)
Share-based compensation	—	1,062	—	—	1,062	—	1,062
Dividends	—	—	(1,612)	—	(1,612)	—	(1,612)
Issuance of subsidiary shares to noncontrolling interests	—	44	—	2	46	40	86
Other	—	(3)	—	—	(3)	7	4

Balance at September 30, 2012	1,706	11,956	20,701	866	33,523	22	33,545
Total comprehensive income	—	—	6,853	(113)	6,740	(9)	6,731
Common stock issued under employee benefit plans and the related tax benefits, net of shares withheld for tax	51	1,385	—	—	1,385	—	1,385
Repurchase and retirement of common stock	(72)	(4,610)	—	—	(4,610)	—	(4,610)
Share-based compensation	—	1,142	—	—	1,142	—	1,142
Dividends	—	—	(2,093)	—	(2,093)	—	(2,093)
Issuance of subsidiary shares to noncontrolling interests	—	2	—	—	2	9	11
Deconsolidation of subsidiaries	—	—	—	—	—	(23)	(23)
Other	—	(1)	—	—	(1)	—	(1)

Balance at September 29, 2013	1,685	$9,874	$25,461	$753	$36,088	$(1)	$36,087

(1)	Income (loss) from discontinued operations, net of income taxes (Note 11), was attributable to Qualcomm.

See accompanying notes.

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company and Its Significant Accounting Policies

The Company. QUALCOMM Incorporated, a Delaware corporation, and its subsidiaries (collectively the Company or Qualcomm), develop, design, manufacture and market digital communications products and services. The Company is a leading developer and supplier of integrated circuits and system software based on CDMA (Code Division Multiple Access), OFDMA (Orthogonal Frequency Division Multiple Access) and other technologies for use in voice and data communications, networking, application processing, multimedia and global positioning system products to device and infrastructure manufacturers. The Company grants licenses to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, and receives fixed license fees (payable in one or more installments) as well as ongoing royalties based on sales by licensees of wireless telecommunications equipment products incorporating its patented technologies. The Company sells equipment, software and services to transportation and other companies to wirelessly connect their assets and workforce. The Company provides software products and services for content enablement across a wide variety of platforms and devices for the wireless industry. The Company also makes strategic investments to support the global adoption of its technologies and services.

Principles of Consolidation. The Company’s consolidated financial statements include the assets, liabilities and operating results of majority-owned subsidiaries. In addition, the Company consolidates its investments in certain immaterial less than majority-owned variable interest entities as the Company is the primary beneficiary. The ownership of the other interest holders of consolidated subsidiaries and the variable interest entities is presented separately in the consolidated balance sheets and statements of operations. All significant intercompany accounts and transactions have been eliminated. Certain of the Company’s consolidated subsidiaries are included in the consolidated financial statements one month in arrears to facilitate the timely inclusion of such entities in the Company’s consolidated financial statements.

Financial Statement Preparation. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in the Company’s consolidated financial statements and the accompanying notes. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to the current year presentation.

Fiscal Year. The Company operates and reports using a 52-53 week fiscal year ending on the last Sunday in September. The fiscal years ended September 29, 2013 and September 25, 2011 included 52 weeks. The fiscal year ended September 30, 2012 included 53 weeks.

Cash Equivalents. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents are comprised of money market funds, commercial paper, government agencies’ securities and certain bank time deposits. The carrying amounts approximate fair value due to the short maturities of these instruments.

Marketable Securities. Marketable securities include trading securities, available-for-sale securities, securities for which the Company has elected the fair value option and certain bank time deposits. The classification of marketable securities within these categories is determined at the time of purchase and reevaluated at each balance sheet date. The Company classifies portfolios of debt securities that utilize derivative instruments to acquire or reduce foreign exchange and/or equity, prepayment and credit risk as trading. The Company classifies marketable securities as current or noncurrent based on the nature of the securities and their availability for use in current operations. Marketable securities are stated at fair value. The net unrealized gains or losses on available-for-sale securities are recorded as a component of accumulated

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

other comprehensive income, net of income taxes. The unrealized gains or losses on trading securities and securities for which the Company has elected the fair value option are recognized in net investment income. The realized gains and losses on marketable securities are determined using the specific identification method.

At each balance sheet date, the Company assesses available-for-sale securities in an unrealized loss position to determine whether the unrealized loss is other than temporary. The Company considers factors including: the significance of the decline in value compared to the cost basis; underlying factors contributing to a decline in the prices of securities in a single asset class; how long the market value of the security has been less than its cost basis; the security’s relative performance versus its peers, sector or asset class; expected market volatility, the market and economy in general; analyst recommendations and price targets; views of external investment managers; news or financial information that has been released specific to the investee; and the outlook for the overall industry in which the investee operates.

If a debt security’s market value is below amortized cost and the Company either intends to sell the security or it is more likely than not that the Company will be required to sell the security before its anticipated recovery, the Company records an other-than-temporary impairment charge to net investment income for the entire amount of the impairment. For the remaining debt securities, if an other-than-temporary impairment exists, the Company separates the other-than-temporary impairment into the portion of the loss related to credit factors, or the credit loss portion, and the portion of the loss that is not related to credit factors, or the noncredit loss portion. The credit loss portion is the difference between the amortized cost of the security and the Company’s best estimate of the present value of the cash flows expected to be collected from the debt security. The noncredit loss portion is the residual amount of the other-than-temporary impairment. The credit loss portion is recorded as a charge to net investment income, and the noncredit loss portion is recorded as a component of other accumulated comprehensive income, net of income taxes.

When calculating the present value of expected cash flows to determine the credit loss portion of the other-than-temporary impairment, the Company estimates the amount and timing of projected cash flows, the probability of default and the timing and amount of recoveries on a security-by-security basis. These calculations use inputs primarily based on observable market data, such as credit default swap spreads, historical default and recovery statistics, rating agency data, credit ratings and other data relevant to analyzing the collectibility of the security. The amortized cost basis of a debt security is adjusted for any credit loss portion of the impairment recorded to earnings. The difference between the new cost basis and cash flows expected to be collected is accreted to net investment income over the remaining expected life of the security.

Securities that are accounted for as equity securities include investments in common stock, certain preferred stock, equity mutual and exchange-traded funds and debt funds. For equity securities, the Company considers the loss relative to the expected volatility and the likelihood of recovery over a reasonable period of time. If events and circumstances indicate that a decline in the value of an equity security has occurred and is other than temporary, the Company records a charge to net investment income for the difference between fair value and cost at the balance sheet date. Additionally, if the Company has either the intent to sell the equity security or does not have both the intent and the ability to hold the equity security until its anticipated recovery, the Company records a charge to net investment income for the difference between fair value and cost at the balance sheet date.

Derivatives. The Company’s primary objective for holding derivative instruments is to manage foreign exchange risk for certain foreign currency revenue and operating expenditure transactions. To a lesser extent, the Company also holds derivative instruments in its investment portfolios to manage risk by acquiring or reducing foreign exchange risk, interest rate risk and/or equity, prepayment and credit risk. The Company also uses derivative instruments as part of its stock repurchase program.

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foreign Currency Hedges: The Company manages its exposure to foreign exchange market risks, when deemed appropriate, through the use of derivative instruments, including foreign currency forward and option contracts with financial counterparties. We utilize such derivative financial instruments for hedging or risk management purposes rather than for speculation purposes. Counterparties to the Company’s derivative instruments are all major institutions. The derivative instruments mature between 4 and 28 months. Derivative instruments are recorded at fair value and are included in other current assets, noncurrent assets, other accrued liabilities or other noncurrent liabilities based on their maturity date. Gains and losses arising from the effective portion of foreign currency forward and option contracts that are designated as cash flow hedging instruments are recorded as a component of accumulated other comprehensive income as gains and losses on derivative instruments, net of income taxes. The hedging gains and losses in accumulated other comprehensive income are subsequently reclassified to revenues or costs and expenses, as applicable, in the consolidated statements of operations in the same period in which the underlying transactions affect the Company’s earnings. Gains and losses arising from the ineffective portion of foreign currency forward and option contracts are recorded in net investment income as gains and losses on derivative instruments. The cash flows associated with derivative instruments designated as cash flow or net investment hedging instruments are classified as cash flows from operating activities in the consolidated statements of cash flows, which is the same category as the hedged transaction. The cash flows associated with the ineffective portion of derivatives are classified as cash flows from investing activities in the consolidated statements of cash flows.

The aggregate fair value of the Company’s foreign currency option and forward contracts used to hedge foreign currency risk recorded in total assets was $38 million and $11 million at September 29, 2013 and September 30, 2012, respectively, and the fair value recorded in total liabilities was $9 million and $6 million at September 29, 2013 and September 30, 2012, respectively, all of which were designated as cash flow hedging instruments.

Investment Portfolio Derivatives: The Company also utilizes currency forwards, futures, options and swaps that are not designated as hedging instruments to acquire or reduce foreign exchange risk, interest rate risk and/or equity, prepayment and credit risk in its marketable securities investment portfolios classified as trading. The derivative instruments mature over various periods up to 29 years. Gains and losses arising from changes in the fair values of such contracts are recorded in net investment income as gains and losses on derivative instruments. The cash flows associated with such derivative instruments are classified as cash flows from investing activities in the consolidated statements of cash flows. At September 29, 2013, the fair value of these derivative instruments recorded in total assets was negligible. At September 30, 2012, the fair value of these derivative instruments recorded in total assets was $5 million. At September 29, 2013 and September 30, 2012, the fair value of these derivative instruments recorded in total liabilities was $14 million and $5 million, respectively.

Gross Notional Amounts. The gross notional amounts of the Company’s foreign currency and investment portfolio derivatives by instrument type were as follows (in millions):

	September 29, 2013	September 30, 2012
Options	$609	$1,093
Currency forwards	544	468
Futures	106	115
Swaps	18	190
Other	—	4

	$1,277	$1,870

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The gross notional amounts by currency were as follows (in millions):

	September 29, 2013	September 30, 2012
Japanese yen	$617	$687
Indian rupee	205	119
Euro	161	312
United States dollar	108	375
Canadian dollar	62	105
British pound sterling	46	110
Australian dollar	11	126
Other	67	36

	$1,277	$1,870

Stock Repurchase Program: In connection with the Company’s stock repurchase program, the Company may sell put options that require it to repurchase shares of its common stock at fixed prices. These put options subject the Company to equity price risk. Changes in the fair value of these put options are recorded in net investment income as gains and losses on derivative instruments. The cash flows associated with the put options are classified as cash flows from investing activities in the consolidated statements of cash flows. There were no put options outstanding at September 29, 2013 and September 30, 2012.

Allowances for Doubtful Accounts. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company’s customers to make required payments. The Company considers the following factors when determining if collection of required payments is reasonably assured: customer credit-worthiness, past transaction history with the customer, current economic industry trends, changes in customer payment terms, and bank credit-worthiness for letters of credit. If the Company has no previous experience with the customer, the Company typically obtains reports from various credit organizations to determine that the customer has a history of paying its creditors. The Company may also request financial information, including financial statements or other documents to determine that the customer has the means of making payment. If these factors do not indicate collection is reasonably assured, revenue is deferred until collection becomes reasonably assured, which is generally upon receipt of cash. If the financial condition of the Company’s customers was to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.

Inventories. Inventories are valued at the lower of cost or market (replacement cost, not to exceed net realizable value) using the first-in, first-out method. Recoverability of inventories is assessed based on review of committed purchase orders from customers, as well as purchase commitment projections provided by customers, among other things.

Property, Plant and Equipment. Property, plant and equipment are recorded at cost and depreciated or amortized using the straight-line method over their estimated useful lives. Upon the retirement or disposition of property, plant and equipment, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded. Buildings and building improvements on owned land are depreciated over 30 years and 15 years, respectively. Leasehold improvements and buildings on leased land are amortized over the shorter of their estimated useful lives, not to exceed 15 and 30 years, respectively, or the remaining term of the related lease. Other property, plant and equipment have useful lives ranging from 2 to 25 years. Direct

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

external and internal costs of developing software for internal use are capitalized subsequent to the preliminary stage of development. Leased property meeting certain capital lease criteria is capitalized, and the net present value of the related lease payments is recorded as a liability. Amortization of assets under capital leases is recorded using the straight-line method over the shorter of the estimated useful lives or the lease terms. Maintenance, repairs and minor renewals or betterments are charged to expense as incurred. Interest expense related to the broadband wireless access (BWA) spectrum and related construction of the network infrastructure assets in India by the Company’s former BWA subsidiaries was capitalized beginning in May 2012 through the third quarter of fiscal 2013 when the BWA subsidiaries were deconsolidated (Note 10). Interest capitalized by the former BWA subsidiaries totaled $65 million and $29 million in fiscal 2013 and 2012, respectively.

Goodwill and Other Intangible Assets. Goodwill represents the excess of purchase price over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Acquired intangible assets other than goodwill are amortized over their useful lives unless the lives are determined to be indefinite. For intangible assets purchased in a business combination, the estimated fair values of the assets received are used to establish their recorded values. For intangible assets acquired in a non-monetary exchange, the estimated fair values of the assets transferred (or the estimated fair values of the assets received, if more clearly evident) are used to establish their recorded values, unless the values of neither the assets received nor the assets transferred are determinable within reasonable limits, in which case the assets received are measured based on the carrying values of the assets transferred. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value.

Weighted-average amortization periods for finite-lived intangible assets, by class, were as follows (in years):

	September 29, 2013	September 30, 2012
Wireless spectrum	14	5
Marketing-related	9	9
Technology-based	11	11
Customer-related	2	6
Total finite-lived intangible assets	11	11

Impairment of Goodwill and Other Long-Lived Assets. Goodwill and other indefinite-lived intangible assets are tested annually for impairment in the fourth fiscal quarter and in interim periods if certain events occur indicating that the carrying amounts may be impaired. If a qualitative assessment is used and the Company determines that the fair value of a reporting unit or indefinite-lived intangible asset is more likely than not (i.e., a likelihood of more than 50%) less than its carrying amount, a quantitative impairment test will be performed. If goodwill is quantitatively assessed for impairment, a two-step approach is applied. First, the Company compares the estimated fair value of the reporting unit in which the goodwill resides to its carrying value. The second step, if necessary, measures the amount of such impairment by comparing the implied fair value of goodwill to its carrying value. Other indefinite-lived intangible assets are quantitatively assessed for impairment, if necessary, by comparing their estimated fair values to their carrying values. If the carrying value exceeds the fair value, the difference is recorded as an impairment.

Long-lived assets, such as property, plant and equipment and intangible assets subject to amortization, are reviewed for impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

is measured by comparing the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset or asset group exceeds the estimated fair value of the asset or asset group. Long-lived assets to be disposed of by sale are reported at the lower of their carrying amounts or their estimated fair values less costs to sell and are not depreciated.

Revenue Recognition. The Company derives revenues principally from sales of integrated circuit products, licensing of its intellectual property and software, and sales of messaging, software hosting, software development and other services and related hardware. The timing of revenue recognition and the amount of revenue actually recognized in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of the Company’s deliverables and obligations.

Revenues from sales of the Company’s products are recognized at the time of shipment, or when title and risk of loss pass to the customer and other criteria for revenue recognition are met, if later. Revenues from providing services, including software hosting services, are recognized when earned. Revenues from providing services were less than 10% of total revenues for all periods presented.

The Company licenses or otherwise provides rights to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. Licensees typically pay a fixed license fee in one or more installments and royalties based on their sales of products incorporating or using the Company’s licensed intellectual property. License fees are recognized over the estimated period of benefit of the license to the licensee, typically 5 to 15 years. The Company earns royalties on such licensed products sold worldwide by its licensees at the time that the licensees’ sales occur. The Company’s licensees, however, do not report and pay royalties owed for sales in any given quarter until after the conclusion of that quarter. The Company recognizes royalty revenues based on royalties reported by licensees during the quarter and when other revenue recognition criteria are met.

The Company records reductions to revenues for customer incentive arrangements, including volume-related and other pricing rebates and cost reimbursements for marketing and other activities involving certain of the Company’s products and technologies. The Company recognizes the maximum potential liability at the later of the date at which the Company records the related revenues or the date at which the Company offers the incentive or, if payment is contingent, when the contingency is resolved. In certain arrangements, the liabilities are based on customer forecasts. The Company reverses accruals for unclaimed incentive amounts to revenues when the unclaimed amounts are no longer subject to payment.

Unearned revenues consist primarily of license fees for intellectual property and software product sales with continuing performance obligations.

Concentrations. A significant portion of the Company’s revenues is concentrated with a small number of customers/licensees of the Company’s QCT and QTL segments. Revenues related to the products of two companies comprised 24% and 19% of total consolidated revenues in fiscal 2013 and 20% and 18% of total consolidated revenues in fiscal 2012. Revenues from two companies each comprised 13% of total consolidated revenues in fiscal 2011. Aggregate accounts receivable from two customers/licensees comprised 43% of gross accounts receivable at September 29, 2013. Aggregate accounts receivable from three customers/licensees comprised 48% of gross accounts receivable at September 30, 2012.

Shipping and Handling Costs. Costs incurred for shipping and handling are included in cost of equipment and services revenues at the time the related revenue is recognized. Amounts billed to a customer for shipping and handling are reported as revenue.

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Share-Based Compensation. Share-based compensation expense for equity-classified awards, principally related to restricted stock units (RSUs) and stock options, is measured at the grant date, or at the acquisition date for awards assumed in business combinations, based on the estimated fair value of the award and is recognized over the employee’s requisite service period. Share-based compensation expense is adjusted to exclude amounts related to share-based awards that are expected to be forfeited.

The fair values of RSUs are estimated based on the fair market values of the underlying stock on the dates of grant or dates the RSUs are assumed. If RSUs do not have the right to participate in dividends, the fair values are discounted by the dividend yield. The weighted-average estimated fair values of employee RSUs granted during fiscal 2013, 2012 and 2011 were $64.21, $58.57 and $50.14 per share, respectively. For the majority of RSUs, shares are issued on the vesting dates net of the amount of shares needed to satisfy statutory tax withholding requirements to be paid by the Company on behalf of the employees. As a result, the actual number of shares issued will be fewer than the number of RSUs outstanding. The annual pre-vest forfeiture rate for RSUs granted in fiscal 2013, 2012 and 2011 was estimated to be approximately 3% based on historical experience.

The fair values of employee stock options granted are estimated using the lattice binomial option-pricing model, and the fair values of employee stock options assumed in business combinations are estimated using the Black-Scholes option-pricing model. No stock options were granted or assumed during fiscal 2013. The weighted-average estimated fair values of employee stock options granted during fiscal 2012 and 2011 were $14.70 and $13.17 per share, respectively. The following table presents the weighted-average assumptions (annualized) used to estimate the fair values of employee stock options granted or assumed in the periods presented:

	2012	2011
Volatility	31.5%	30.8%
Risk-free interest rate	1.0%	2.1%
Dividend yield	1.5%	1.5%
Post-vest forfeiture rate	9.0%	9.8%
Suboptimal exercise factor	1.7	1.8

The Company uses the implied volatility of market-traded options in the Company’s stock to determine the expected volatility. The term structure of volatility is used for approximately two years, and the Company uses the implied volatility of the option with the longest time to maturity for periods beyond two years. The risk-free interest rate is based on observed interest rates appropriate for the terms of the Company’s employee stock options. The Company does not target a specific dividend yield for its dividend payments but is required to assume a dividend yield as an input to the binomial model. The dividend yield is based on the Company’s history and expectation of future dividend payouts and may be subject to substantial change in the future. The post-vest forfeiture rate and suboptimal exercise factor are based on the Company’s historical option cancelation and employee exercise information, respectively.

The expected life of employee stock options is a derived output of the lattice binomial model and is impacted by all of the underlying assumptions used by the Company. The weighted-average expected life of employee stock options granted, as derived from the binomial model, was 5.3 years and 5.6 years during fiscal 2012 and 2011, respectively.

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Total share-based compensation expense, related to all of the Company’s share-based awards, was comprised as follows (in millions):

	2013	2012	2011
Cost of equipment and services revenues	$71	$75	$67
Research and development	643	546	397
Selling, general and administrative	391	414	349

Continuing operations	1,105	1,035	813
Related income tax benefit	(217)	(225)	(194)

Continuing operations, net of income taxes	888	810	619

Discontinued operations	—	1	8
Related income tax benefit	—	—	(3)

Discontinued operations, net of income taxes	—	1	5

	$888	$811	$624

The Company recorded $242 million, $270 million and $165 million in share-based compensation expense during fiscal 2013, 2012 and 2011, respectively, related to share-based awards granted during those periods. The remaining share-based compensation expense was primarily related to share-based awards granted in earlier periods and share-based awards assumed. In addition, for fiscal 2013, 2012 and 2011, $231 million, $168 million and $183 million, respectively, were reclassified to reduce net cash provided by operating activities with an offset to net cash provided (used) by financing activities in the consolidated statements of cash flows to reflect the incremental tax benefits from stock options exercised and restricted stock units and other share-based awards that vested in those periods. The amount of compensation cost capitalized related to share-based awards was negligible for all periods presented.

Litigation. The Company is currently involved in certain legal proceedings. The Company records its best estimate of a loss related to pending litigation when the loss is considered probable and the amount can be reasonably estimated. Where a range of loss can be reasonably estimated with no best estimate in the range, the Company records the minimum estimated liability related to the claim. As additional information becomes available, the Company assesses the potential liability related to the Company’s pending litigation and revises its estimates. The Company’s legal costs associated with defending itself are recorded to expense as incurred.

Foreign Currency. Certain foreign subsidiaries use a local currency as the functional currency. Resulting translation gains or losses are recognized as a component of accumulated other comprehensive income.

Transaction gains or losses related to balances denominated in a currency other than the functional currency are recognized in the consolidated statements of operations. Net foreign currency transaction losses included in the Company’s consolidated statements of operations were $4 million, $7 million and $8 million for fiscal 2013, 2012 and 2011, respectively.

Income Taxes. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Tax law and rate changes are reflected in income in the period such changes are enacted. The Company records a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized. The Company includes interest and penalties related to income taxes, including unrecognized tax benefits, within the income tax provision.

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service and other tax authorities. In addition, the calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While the Company believes it has appropriate support for the positions taken on its tax returns, the Company regularly assesses the potential outcomes of examinations by tax authorities in determining the adequacy of its provision for income taxes. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known.

The Company recognizes windfall tax benefits associated with share-based awards directly to stockholders’ equity only when realized. A windfall tax benefit occurs when the actual tax benefit realized by the Company upon an employee’s disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award that the Company had recorded. When assessing whether a tax benefit relating to share-based compensation has been realized, the Company follows the tax law ordering method, under which current year share-based compensation deductions are assumed to be utilized before net operating loss carryforwards and other tax attributes.

Earnings Per Common Share. Basic earnings per common share are computed by dividing net income attributable to Qualcomm by the weighted-average number of common shares outstanding during the reporting period. Diluted earnings per common share are computed by dividing net income attributable to Qualcomm by the combination of dilutive common share equivalents, comprised of shares issuable under the Company’s share-based compensation plans and shares subject to written put options, and the weighted-average number of common shares outstanding during the reporting period. Dilutive common share equivalents include the dilutive effect of in-the-money share equivalents, which are calculated based on the average share price for each period using the treasury stock method. Under the treasury stock method, the exercise price of an award, if any, the amount of compensation cost for future service that the Company has not yet recognized, if any, and the estimated tax benefits that would be recorded in paid-in capital when an award is settled, if any, are assumed to be used to repurchase shares in the current period. The incremental dilutive common share equivalents, calculated using the treasury stock method, for fiscal 2013, 2012 and 2011 were 38,670,000, 40,978,000 and 32,908,000, respectively.

Employee stock options to purchase 355,000, 1,590,000 and 20,224,000 shares of common stock during fiscal 2013, 2012 and 2011, respectively, were outstanding but not included in the calculation of diluted earnings per common share because the effect would be anti-dilutive. Put options outstanding during fiscal 2012 and 2011 were not included in the earnings per common share computation because the put options’ exercise prices were less than the average market price of the common stock while they were outstanding, and therefore, the effect on diluted earnings per common share would be anti-dilutive. No put options were outstanding during fiscal 2013. In addition, other common stock equivalents of 152,000, 1,947,000 and 1,963,000 shares outstanding during fiscal 2013, 2012 and 2011, respectively, were not included in the calculation of diluted earnings per common share because the effect would be anti-dilutive or certain performance conditions were not satisfied at the end of the period.

Comprehensive Income. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments and unrealized gains and losses on marketable securities and

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

derivative instruments. Other comprehensive income includes reclassification adjustments for: foreign currency translation gains and losses recognized in the statements of operations as a result of deconsolidation of subsidiaries; net realized gains and losses recognized in the statements of operations when marketable securities are sold or derivative instruments are settled; and unrealized losses on marketable securities recognized in the statements of operations when they are no longer viewed as temporary. The portion of other-than-temporary impairment losses related to noncredit factors and subsequent changes in fair value included in comprehensive income are shown separately from other unrealized gains or losses on marketable securities.

The components of accumulated other comprehensive income in Qualcomm stockholders’ equity were as follows (in millions):

	September 29, 2013	September 30, 2012
Foreign currency translation	$(115)	$(107)
Noncredit other-than-temporary impairment losses and subsequent changes in fair value related to certain available-for-sale debt securities, net of income taxes	25	29
Net unrealized gains on other available-for-sale securities, net of income taxes	825	942
Net unrealized gains on derivative instruments, net of income taxes	18	2

	$753	$866

At September 29, 2013 and September 30, 2012, accumulated other comprehensive income included $1 million and $7 million, respectively, of other-than-temporary losses on marketable debt securities related to factors other than credit, net of income taxes.

Recent Accounting Pronouncements. In February 2013, the Financial Accounting Standards Board (FASB) issued guidance on disclosure requirements for items reclassified out of accumulated other comprehensive income. This new guidance requires entities to present (either on the face of the statement of operations or in the notes to the financial statements) the effects on the line items in the statement of operations for amounts reclassified out of accumulated other comprehensive income. The new guidance will be effective for the Company beginning in the first quarter of fiscal 2014. The adoption of the guidance will impact the Company’s financial statement presentation and/or disclosure but will not impact its financial position, results of operations or cash flows.

Note 2. Composition of Certain Financial Statement Items

Accounts Receivable (in millions)	September 29, 2013	September 30, 2012
Trade, net of allowances for doubtful accounts of $2 and $1, respectively	$2,066	$1,418
Long-term contracts	27	32
Other	49	9

	$2,142	$1,459

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Inventories (in millions)	September 29, 2013	September 30, 2012
Raw materials	$2	$19
Work-in-process	631	531
Finished goods	669	480

	$1,302	$1,030

Property, Plant and Equipment (in millions)	September 29, 2013	September 30, 2012
Land	$212	$203
Buildings and improvements	1,733	1,392
Computer equipment and software	1,425	1,409
Machinery and equipment	2,013	1,828
Furniture and office equipment	87	80
Leasehold improvements	218	237
Construction in progress	480	774

	6,168	5,923
Less accumulated depreciation and amortization	(3,173)	(3,072)

	$2,995	$2,851

Depreciation and amortization expense related to property, plant and equipment for fiscal 2013, 2012 and 2011 was $515 million, $427 million and $704 million, respectively. The gross book values of property under capital leases included in buildings and improvements were $18 million and $64 million at September 29, 2013 and September 30, 2012, respectively. These capital leases principally related to base station towers and buildings.

At September 29, 2013, buildings and improvements and leasehold improvements that were leased to third parties or held for lease to third parties were negligible. Future minimum rental income on facilities leased to others is expected to be negligible. At September 30, 2012, buildings and improvements and leasehold improvements with a net book value of $13 million were leased to third parties or held for lease to third parties.

Goodwill and Other Intangible Assets. The Company’s reportable segment assets do not include goodwill. The Company allocates goodwill to its reporting units for annual impairment testing purposes. Goodwill was allocable to reporting units included in the Company’s reportable and nonreportable segments, as described in Note 8, as follows (in millions):

	September 29, 2013	September 30, 2012
QCT	$2,875	$2,816
QTL	706	707
QWI	107	128
Nonreportable segments	288	266

	$3,976	$3,917

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During fiscal 2012, the Company’s QMT division (a nonreportable segment) updated its business plan to focus on licensing its next generation interferometric modulator (IMOD) display technology while directly commercializing certain IMOD products. In the course of pursuing its licensing model, the Company considered various alternatives for certain property, plant and equipment. The Company performed interim and subsequent annual goodwill impairment tests in fiscal 2013 and 2012 of the QMT division, which was determined to be a reporting unit for purposes of the goodwill impairment tests, and concluded each time that the fair value of the QMT reporting unit was greater than its carrying value. The Company also assessed the recoverability of QMT’s other long-lived assets. During fiscal 2013 and 2012, as a continuation of evaluating alternatives with respect to certain long-lived assets comprising QMT asset groups, the Company revised its estimates of expected cash flows and recorded impairment charges of $158 million and $54 million, respectively, in other expenses. At September 29, 2013, the carrying values of the QMT division’s goodwill and long-lived asset groups were $133 million and $707 million, respectively.

During fiscal 2012 and 2011, the Company recorded impairment charges of $23 million and $114 million, respectively, in other expenses to write down goodwill related to its QRS division (included in the QWI segment). At September 29, 2013, $17 million of goodwill remained for the QRS division.

The components of other intangible assets, net were as follows (in millions):

	September 29, 2013		September 30, 2012
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Wireless spectrum	$19	$ (8)	$20	$ (3)
Marketing-related	76	(37)	79	(28)
Technology-based	3,964	(1,512)	3,960	(1,158)
Customer-related	87	(36)	101	(33)

	$4,146	$ (1,593)	$4,160	$ (1,222)

All of these intangible assets are subject to amortization, other than acquired in-process research and development with a carrying value of $54 million at September 29, 2013. Amortization expense related to these intangible assets for fiscal 2013, 2012 and 2011 was $499 million, $473 million and $357 million, respectively. Amortization expense related to these intangible assets and acquired in-process research and development, beginning upon the expected completion of the underlying projects, is expected to be $484 million, $444 million, $340 million, $226 million and $193 million for fiscal 2014 to 2018, respectively, and $867 million thereafter.

Other Current Liabilities (in millions)	September 29, 2013	September 30, 2012
Customer incentives and other customer-related liabilities	$1,706	$1,107
Other	570	616

	$2,276	$1,723

Assets and Liabilities Held for Sale. On August 21, 2013, the Company entered into a definitive agreement under which it agreed to sell the North and Latin American operations of its Omnitracs division to a U.S.-based private equity firm for $800 million in cash, subject to the terms and conditions of the definitive agreement. The transaction is subject to customary closing conditions, including receipt of regulatory approvals, and is expected

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

to close in the first quarter of fiscal 2014. As a result, assets (recorded as other current assets and noncurrent assets held for sale) and liabilities (recorded as current liabilities held for sale and other noncurrent liabilities) of $139 million and $43 million, respectively, were classified as held for sale at September 29, 2013. The Company expects to present the gain on the sale, net of income taxes, as a discontinued operation upon close. However, the revenues and operating results of the North and Latin American operations of the Omnitracs division, which comprise substantially all of the Omnitracs division, were not presented as discontinued operations in any fiscal period because they were immaterial. At September 30, 2012, assets and liabilities held for sale of $1.1 billion each were comprised of the assets and liabilities of the Company’s former BWA subsidiaries (Note 10).

Note 3. Investment Income

Investment income, net was comprised as follows (in millions):

	2013	2012	2011
Interest and dividend income	$697	$609	$500
Interest expense	(23)	(90)	(114)
Net realized gains on marketable securities	317	342	335
Net realized gains on other investments	52	27	2
Net impairment losses on marketable securities	(72)	(71)	(39)
Impairment losses on other investments	(13)	(12)	(13)
Net gains (losses) on derivative instruments	—	84	(3)
Net gains on deconsolidation of subsidiaries	12	—	—
Equity in losses of investees	(6)	(9)	(7)

	$964	$880	$661

Net impairment losses on marketable securities related to the noncredit portion of losses on debt securities recognized in other comprehensive income were negligible for all periods presented.

Note 4. Income Taxes

The components of the income tax provision were as follows (in millions):

	2013	2012	2011
Current provision:
Federal	$324	$140	$179
State	15	1	57
Foreign	1,068	934	670

	1,407	1,075	906

Deferred (benefit) provision:
Federal	(32)	208	170
State	6	(16)	62
Foreign	(32)	12	(6)

	(58)	204	226

	$1,349	$1,279	$1,132

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The foreign component of the income tax provision consists primarily of foreign withholding taxes on royalty fees included in United States earnings.

The components of income from continuing operations before income taxes by United States and foreign jurisdictions were as follows (in millions):

	2013	2012	2011
United States	$3,798	$3,525	$2,984
Foreign	4,396	3,037	2,703

	$8,194	$6,562	$5,687

The following is a reconciliation of the expected statutory federal income tax provision to the Company’s actual income tax provision for continuing operations (in millions):

	2013	2012	2011
Expected income tax provision at federal statutory tax rate	$2,868	$2,297	$1,991
State income tax provision, net of federal benefit	26	24	283
Foreign income taxed at other than U.S. rates	(1,362)	(1,045)	(1,074)
Tax credits	(195)	(36)	(151)
Valuation allowance	(3)	55	42
Revaluation of deferred taxes	8	—	69
Other	7	(16)	(28)

	$1,349	$1,279	$1,132

The Company’s QCT segment’s non-United States headquarters is located in Singapore. The Company has obtained tax incentives in Singapore, which are effective through March 2027, that result in a tax exemption for the first five years provided that the Company meets specified employment and investment criteria. The Company’s Singapore tax rate will increase in fiscal 2017 and again in fiscal 2027 as a result of expiration of these incentives. Had the Company established QCT’s non-United States headquarters in Singapore without these tax incentives, the Company’s income tax expense would have been higher and impacted earnings per share attributable to Qualcomm as follows (in millions, except per share amounts):

	2013	2012
Additional income tax expense	$758	$193
Reduction to basic earnings per share	$0.44	$0.11
Reduction to diluted earnings per share	$0.43	$0.11

The revaluation of deferred taxes represents the impact of paying current taxes at a higher state effective tax rate than the effective tax rate that will be in effect when the resulting deferred tax asset or liability is scheduled to reverse. The Company has not recorded a deferred tax liability of approximately $7.6 billion related to the United States federal and state income taxes and foreign withholding taxes on approximately $21.6 billion of undistributed earnings of certain non-United States subsidiaries indefinitely invested outside the United States. Should the Company decide to repatriate the foreign earnings, the Company would have to adjust the income tax provision in the period management determined that the earnings will no longer be indefinitely invested outside the United States.

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company files income tax returns in the United States federal jurisdiction and various state and foreign jurisdictions. The Company is currently a participant in the Internal Revenue Service (IRS) Compliance Assurance Process, whereby the IRS and the Company endeavor to agree on the treatment of all tax issues prior to the tax return being filed. The IRS completed its examination of the Company’s tax return for fiscal 2011 and issued a final revenue agent’s report during the third quarter of fiscal 2013, resulting in no change to the income tax provision. The Company is no longer subject to United States federal income tax examinations for years prior to fiscal 2012. The Company is subject to examination by the California Franchise Tax Board for fiscal years after 2008. The Company is also subject to income taxes in other taxing jurisdictions in the United States and around the world, many of which are open to tax examinations for periods after fiscal 2000. The Company does not expect the impact of any future state or foreign audits to be material.

The Company had deferred tax assets and deferred tax liabilities as follows (in millions):

	September 29, 2013	September 30, 2012
Unearned revenues	$1,305	$1,340
Share-based compensation	497	623
Unrealized losses on marketable securities	293	232
Accrued liabilities and reserves	305	260
Unused net operating losses	91	105
Capitalized start-up and organizational costs	71	78
Tax credits	29	50
Other	49	102

Total gross deferred assets	2,640	2,790
Valuation allowance	(51)	(142)

Total net deferred assets	2,589	2,648

Unrealized gains on marketable securities	(536)	(552)
Intangible assets	(265)	(261)
Property, plant and equipment	(129)	(115)
Other	(27)	(7)

Total deferred liabilities	(957)	(935)

Net deferred assets	$1,632	$1,713

Reported as:
Current deferred tax assets	$573	$309
Non-current deferred tax assets	1,059	1,412
Non-current assets held for sale	2	—
Current deferred tax liabilities (1)	—	(1)
Non-current deferred tax liabilities (1)	(2)	(7)

	$1,632	$1,713

(1)	Current deferred tax liabilities and non-current deferred tax liabilities were included in other current liabilities and other liabilities, respectively, in the consolidated balance sheets.

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At September 29, 2013, the Company had unused federal net operating loss carryforwards of $131 million expiring from 2021 through 2031, unused state net operating loss carryforwards of $604 million expiring from 2014 through 2033, and unused foreign net operating loss carryforwards of $75 million, which expire from 2014 through 2021. At September 29, 2013, the Company had unused tax credits of $25 million in foreign jurisdictions, which begin to expire in 2014. The Company does not expect its federal net operating loss carryforwards and its state income tax credits to expire unused.

The Company believes, more likely than not, that it will have sufficient taxable income after deductions related to share-based awards to utilize the majority of its deferred tax assets. At September 29, 2013, the Company has provided a valuation allowance on certain foreign deferred tax assets, state net operating losses and net capital losses of $21 million, $17 million and $13 million, respectively. The valuation allowances reflect the uncertainties surrounding the Company’s ability to generate sufficient future taxable income in certain foreign and state tax jurisdictions to utilize its net operating losses and the Company’s ability to generate sufficient capital gains to utilize all capital losses.

A summary of the changes in the amount of unrecognized tax benefits for fiscal 2013, 2012 and 2011 follows (in millions):

	2013	2012	2011
Beginning balance of unrecognized tax benefits	$86	$96	$353
Additions based on prior year tax positions	1	—	64
Reductions for prior year tax positions and lapse in statute of limitations	—	(18)	(10)
Additions for current year tax positions	145	10	12
Settlements with taxing authorities	(11)	(2)	(323)

Ending balance of unrecognized tax benefits	$221	$86	$96

The Company does not expect any unrecognized tax benefits recorded at September 29, 2013 to result in cash payment in fiscal 2014. Unrecognized tax benefits at September 29, 2013 included $218 million for tax positions that, if recognized, would impact the effective tax rate. The unrecognized tax benefits differ from the amount that would affect the Company’s effective tax rate primarily because the unrecognized tax benefits were included on a gross basis and did not reflect secondary impacts such as the federal deduction for state taxes, adjustments to deferred tax assets and the valuation allowance that might be required if the Company’s tax positions are sustained. The increase in unrecognized tax benefits in fiscal 2013 was primarily due to tax positions related to transfer pricing. The decrease in unrecognized tax benefits in fiscal 2012 was primarily due to settlement of the Company’s California tax examination for fiscal 2005 through fiscal 2008, which was partially offset by an increase in unrecognized tax benefits generated in fiscal 2012. The Company does not believe that it is reasonably possible that the total amounts of unrecognized tax benefits at September 29, 2013 will significantly increase or decrease in fiscal 2014. Interest expense related to uncertain tax positions was negligible in fiscal 2013, 2012 and 2011. The amount of accrued interest and penalties was negligible at September 29, 2013 and September 30, 2012.

Cash amounts paid for income taxes, net of refunds received, were $1.1 billion, $1.3 billion and $2.1 billion for fiscal 2013, 2012 and 2011, respectively.

Note 5. Capital Stock

Preferred Stock. The Company has 8,000,000 shares of preferred stock authorized for issuance in one or more series, at a par value of $0.0001 per share. In conjunction with the distribution of preferred share

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

purchase rights, 4,000,000 shares of preferred stock are designated as Series A Junior Participating Preferred Stock, and such shares are reserved for issuance upon exercise of the preferred share purchase rights. At September 29, 2013 and September 30, 2012, no shares of preferred stock were outstanding.

Preferred Share Purchase Rights Agreement. The Company has a Preferred Share Purchase Rights Agreement (Rights Agreement) to protect stockholders’ interests in the event of a proposed takeover of the Company. Under the original Rights Agreement, adopted on September 26, 1995, the Company declared a dividend of one preferred share purchase right (a Right) for each share of the Company’s common stock outstanding. Pursuant to the Rights Agreement, as amended and restated on December 7, 2006, each Right entitles the registered holder to purchase from the Company a one one-thousandth share of Series A Junior Participating Preferred Stock, $0.0001 par value per share, subject to adjustment for subsequent stock splits, at a purchase price of $180. The Rights are exercisable only if a person or group (an Acquiring Person) acquires beneficial ownership of 20% or more of the Company’s outstanding shares of common stock without approval of the Board of Directors. Upon exercise, holders, other than an Acquiring Person, will have the right, subject to termination, to receive the Company’s common stock or other securities, cash or other assets having a market value, as defined, equal to twice such purchase price. The Rights, which expire on September 25, 2015, are redeemable in whole, but not in part, at the Company’s option prior to the time such Rights are triggered for a price of $0.001 per Right.

Stock Repurchase Program. On September 11, 2013, the Company announced a new repurchase program authorizing it to repurchase up to $5.0 billion of the Company’s common stock. The stock repurchase program has no expiration date. This $5.0 billion stock repurchase program replaced the previous $5.0 billion stock repurchase program, of which $791 million remained available for repurchase. Any shares repurchased are retired, and the amount paid in excess of par value is recorded to paid-in capital. During fiscal 2013, 2012 and 2011, the Company repurchased and retired 71,696,000, 23,893,000 and 2,878,000 shares of common stock, respectively, for $4.6 billion, $1.3 billion and $142 million, respectively, before commissions. At September 29, 2013, approximately $4.9 billion remained authorized for repurchase under the Company’s stock repurchase program.

In connection with the Company’s prior stock repurchase programs, the Company sold three put options on its own stock during fiscal 2011, of which all expired unexercised during fiscal 2012. During fiscal 2012 and 2011, the Company recognized gains of $80 million and losses of $5 million, respectively, in net investment income due to changes in the fair values of the put options. No put options were outstanding during fiscal 2013.

Dividends. The Company announced increases in its quarterly dividend per share of common stock from $0.19 to $0.215 on March 8, 2011, from $0.215 to $0.25 on March 6, 2012, and from $0.25 to $0.35 on March 5, 2013. Dividends charged to retained earnings in fiscal 2013, 2012 and 2011 were as follows (in millions, except per share data):

	2013		2012		2011
	Per Share	Total	Per Share	Total	Per Share	Total
First quarter	$0.250	$435	$0.215	$368	$0.190	$314
Second quarter	0.250	439	0.215	377	0.190	319
Third quarter	0.350	615	0.250	429	0.215	360
Fourth quarter	0.350	604	0.250	438	0.215	368

	$1.200	$2,093	$0.930	$1,612	$0.810	$1,361

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On October 24, 2013, the Company announced a cash dividend of $0.35 per share of common stock, payable on December 19, 2013 to stockholders of record as of December 2, 2013, which will be reflected in the consolidated financial statements in the first quarter of fiscal 2014.

Note 6. Employee Benefit Plans

Employee Savings and Retirement Plan. The Company has a 401(k) plan that allows eligible employees to contribute up to 100% of their eligible compensation, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based upon earnings. The Company’s contribution expense was $70 million, $60 million and $52 million in fiscal 2013, 2012 and 2011, respectively.

Equity Compensation Plans. The 2006 Long-Term Incentive Plan (the 2006 Plan) was adopted during the second quarter of fiscal 2006 and replaced the 2001 Stock Option Plan and the 2001 Non-Employee Directors’ Stock Option Plan and their predecessor plans (the Prior Plans). The 2006 Plan provides for the grant of incentive and non-qualified stock options, restricted stock units, stock appreciation rights, restricted stock, performance stock units and other share-based awards and is the source of shares issued under the Non-Qualified Deferred Compensation Plan (the NQDCP), formerly known as the Executive Retirement Matching Contribution Plan. The shares authorized under the 2006 Plan were approximately 573,284,000 at September 29, 2013, including 90,000,000 shares that were approved by the Company’s stockholders in March 2013. The share reserve remaining under the 2006 Plan was approximately 270,380,000 at September 29, 2013. Shares subject to any stock option under a Prior Plan that is terminated or canceled (but not a stock option under a Prior Plan that expires) following the date that the 2006 Plan was approved by stockholders, and shares that are subject to an award under the NQDCP and are returned to the Company because they fail to vest, will again become available for grant under the 2006 Plan. The Board of Directors of the Company may amend or terminate the 2006 Plan at any time. Certain amendments, including an increase in the share reserve, require stockholder approval.

During fiscal 2011, the Company assumed a total of 9,564,000 outstanding stock awards under various stock-based incentive plans (the Assumed Plans) as a result of the acquisition of Atheros (Note 9). The Assumed Plans provided for the grant of incentive stock options, non-qualified stock options, restricted stock units and other stock-based awards. The Company can continue to grant stock awards under one of the Assumed Plans, the Atheros Communications, Inc. 2004 Stock Incentive Plan, as amended (the Atheros Plan) to certain employees. The share reserve under the Atheros Plan was 4,075,000 at September 29, 2013. All other remaining shares available under Assumed Plans were terminated on the date of the acquisition, and no additional shares may be granted under those plans.

Net share-based awards, after forfeitures and cancelations, granted during fiscal 2013, 2012 and 2011 represented 0.8%, 0.9% and 0.7% of outstanding shares as of the beginning of each fiscal year, respectively. Total share-based awards granted during fiscal 2013, 2012 and 2011 represented 1.0%, 1.0% and 0.9%, respectively, of outstanding shares as of the end of each fiscal year.

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted Stock Units: RSUs are share awards that entitle the holder to receive shares of the Company’s common stock upon vesting. The RSUs generally include dividend-equivalent rights and vest over periods of three years from the date of grant. A summary of RSU transactions for all equity compensation plans follows:

	Number of Shares	Weighted- Average Grant Date Fair Value	Aggregate Intrinsic Value
	(In thousands)		(In billions)
RSUs outstanding at September 30, 2012	32,922	$53.22
RSUs granted	15,509	64.20
RSUs canceled/forfeited	(1,549)	56.69
RSUs vested	(15,804)	50.50

RSUs outstanding at September 29, 2013	31,078	$59.91	$2.1

At September 29, 2013, total unrecognized estimated compensation expense related to non-vested RSUs granted prior to that date was $1.3 billion, which is expected to be recognized over a weighted-average period of 1.8 years. The total vest-date fair value of RSUs that vested during fiscal 2013, 2012 and 2011 was $1.0 billion, $352 million and $43 million, respectively. For the majority of RSUs, shares are issued on the vesting dates net of the amount of shares needed to satisfy statutory tax withholding requirements to be paid by the Company on behalf of the employees. The total shares withheld were approximately 5,805,000, 1,965,000 and 243,000 in fiscal 2013, 2012 and 2011, respectively, and were based on the value of the RSUs on their vesting dates as determined by the Company’s closing stock price. Total payments for the employees’ tax obligations to the taxing authorities were $374 million, $131 million and $14 million in fiscal 2013, 2012 and 2011, respectively.

Stock Options: The Board of Directors may grant stock options to selected employees, directors and consultants to the Company to purchase shares of the Company’s common stock at an exercise price not less than the fair market value of the stock at the date of grant. Stock options vest over periods not exceeding five years and are exercisable for up to 10 years from the grant date. A summary of stock option transactions for all equity compensation plans follows:

	Number of Shares	Weighted- Average Exercise Price	Average Remaining Contractual Term	Aggregate Intrinsic Value
	(In thousands)		(Years)	(In billions)
Stock options outstanding at September 30, 2012	106,601	$39.96
Stock options canceled/forfeited/expired	(652)	40.25
Stock options exercised	(34,923)	37.51

Stock options outstanding at September 29, 2013	71,026	$41.17	4.2	$1.9

Exercisable at September 29, 2013	65,243	$41.09	4.0	$1.7

At September 29, 2013, total unrecognized estimated compensation expense related to non-vested stock options granted prior to that date was $51 million, which is expected to be recognized over a weighted-average

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

period of 0.5 years. The total intrinsic value of stock options exercised during fiscal 2013, 2012 and 2011 was $949 million, $1.0 billion and $1.1 billion, respectively. The Company recorded cash received from the exercise of stock options of $1.3 billion, $1.5 billion and $2.5 billion and related tax benefits of $659 million, $438 million and $421 million during fiscal 2013, 2012 and 2011, respectively. Upon option exercise, the Company issues new shares of stock.

Employee Stock Purchase Plan. The Company has an employee stock purchase plan for eligible employees to purchase shares of common stock at 85% of the lower of the fair market value on the first or the last day of each offering period, which is generally six months. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period, subject to certain limitations. The employee stock purchase plan includes a non-423(b) plan. The shares authorized under the employee stock purchase plan were approximately 46,709,000 at September 29, 2013. The shares reserved for future issuance were approximately 10,713,000 at September 29, 2013. During fiscal 2013, 2012 and 2011, approximately 4,044,000, 3,654,000 and 3,778,000 shares, respectively, were issued under the plan at an average price of $52.70, $48.31 and $36.82 per share, respectively. At September 29, 2013, total unrecognized estimated compensation expense related to non-vested purchase rights granted prior to that date was $21 million. The Company recorded cash received from the exercise of purchase rights of $213 million, $177 million and $139 million during fiscal 2013, 2012 and 2011, respectively.

Note 7. Commitments and Contingencies

Legal Proceedings. Tessera, Inc. v. QUALCOMM Incorporated: On April 17, 2007, Tessera filed a patent infringement lawsuit in the United States District Court for the Eastern District of Texas and a complaint with the United States International Trade Commission (ITC) pursuant to Section 337 of the Tariff Act of 1930 against the Company and other companies, alleging infringement of two patents. The district court action was stayed pending resolution of the ITC proceeding, including all appeals. On May 20, 2009, the ITC issued a limited exclusion order and a cease and desist order, both of which were terminated when the patents expired on September 24, 2010. During the period of the exclusion order, the Company shifted supply of accused chips for customers who manufacture products that may be imported to the United States to a licensed supplier of Tessera, and the Company continued to supply those customers without interruption. The ITC’s orders were affirmed on appeal, and on November 28, 2011, the United States Supreme Court denied the Company’s petition for review. On January 18, 2012, pursuant to the parties’ stipulation, the District Court in the Eastern District of Texas lifted the stay and ordered that the case be moved to the United States District Court for the Northern District of California. On March 1, 2012, that court consolidated the case with an earlier-filed lawsuit filed by Tessera against multiple parties, including some of the Company’s semiconductor chip package suppliers. The court has set April 24, 2014 as the hearing date for claims construction and any summary judgment motions that may be filed. Trial is scheduled for August 25, 2014. Tessera may continue to seek alleged past damages in the district court, but it cannot obtain injunctive relief due to the expiration of the patents.

MOSAID Technologies Incorporated v. Dell, Inc. et al.: On March 16, 2011, MOSAID filed a complaint against Atheros Communications, Inc. (Atheros Communications), which the Company acquired in May 2011 and renamed Qualcomm Atheros, Inc. (Qualcomm Atheros), and 32 other entities in the United States District Court for the Eastern District of Texas alleging that certain Wi-Fi products infringed six MOSAID patents and seeking damages for the relevant statutory period prior to May 2011. On July 17, 2013, MOSAID and the Company entered into an agreement pursuant to which MOSAID agreed to dismiss with prejudice all claims against the Company, licensed to the Company certain MOSAID patents and provided other considerations, and the Company paid to MOSAID an amount that was not material to the Company’s financial statements. The court dismissed the claims against the Company with prejudice on August 2, 2013.

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ParkerVision, Inc. v. QUALCOMM Incorporated: On July 20, 2011, ParkerVision filed a complaint against the Company in the United States District Court for the Middle District of Florida alleging that certain of the Company’s products infringe seven of its patents alleged to cover direct down-conversion receivers. ParkerVision’s complaint sought damages and injunctive and other relief. On February 28, 2012, ParkerVision filed an amended complaint dropping two patents from the case and adding one new patent. On January 22, 2013, the court granted in part ParkerVision’s motion to dismiss the Company’s counterclaim for inequitable conduct, and the Company subsequently withdrew the remainder of its inequitable conduct counterclaim. On February 20, 2013, the court issued its claim construction order. The Company filed its amended answer and counterclaims on April 11, 2013. Subsequently, ParkerVision narrowed its allegations to assert only four patents. The trial began on October 7, 2013. On October 17, 2013, the jury returned a verdict finding all asserted claims of the four at-issue patents to be infringed and finding that none of the asserted claims are invalid. On October 24, 2013, the jury returned a separate verdict assessing total past damages of approximately $173 million and finding that the Company’s infringement was not willful. The Company recorded a $173 million charge in other expenses in fiscal 2013 as a result of this verdict. The court will set a schedule for post-verdict proceedings, including the parties’ respective motions for judgment as a matter of law and ParkerVision’s request for ongoing equitable relief. The Company intends to appeal.

Icera Complaint to the European Commission: On June 7, 2010, the European Commission (the Commission) notified and provided the Company with a redacted copy of a complaint filed with the Commission by Icera, Inc. alleging that the Company has engaged in anticompetitive activity. The Company was asked by the Commission to submit a preliminary response to the portions of the complaint disclosed to it, and the Company submitted its response in July 2010. On October 19, 2011, the Commission notified the Company that it should provide to the Commission additional documents and information. On January 16, 2012, the Company provided additional documents and information in response to that request. On July 10, 2013, the Commission ordered the Company to provide additional documents and information. The Company continues to cooperate fully with the Commission’s preliminary investigation.

Korea Fair Trade Commission (KFTC) Complaint: On January 4, 2010, the KFTC issued a written decision finding that the Company had violated South Korean law by offering certain discounts and rebates for purchases of its CDMA chips and for including in certain agreements language requiring the continued payment of royalties after all licensed patents have expired. The KFTC levied a fine, which the Company paid in the second quarter of fiscal 2010. The Company appealed to the Seoul High Court, and on June 19, 2013, the Seoul High Court affirmed the KFTC’s decision. On July 4, 2013, the Company filed an appeal with the Korea Supreme Court.

Japan Fair Trade Commission (JFTC) Complaint: The JFTC received unspecified complaints alleging that the Company’s business practices are, in some way, a violation of Japanese law. On September 29, 2009, the JFTC issued a cease and desist order concluding that the Company’s Japanese licensees were forced to cross-license patents to the Company on a royalty-free basis and were forced to accept a provision under which they agreed not to assert their essential patents against the Company’s other licensees who made a similar commitment in their license agreements with the Company. The cease and desist order seeks to require the Company to modify its existing license agreements with Japanese companies to eliminate these provisions while preserving the license of the Company’s patents to those companies. The Company disagrees with the conclusions that it forced its Japanese licensees to agree to any provision in the parties’ agreements and that those provisions violate the Japanese Antimonopoly Act. The Company has invoked its right under Japanese law to an administrative hearing before the JFTC. In February 2010, the Tokyo High Court granted the Company’s motion and issued a stay of the cease and desist order pending the administrative hearing before the JFTC. The JFTC has held hearings on 19 different dates, with another hearing scheduled for January 22, 2014 and additional hearing dates yet to be scheduled.

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities and Exchange Commission (SEC) Formal Order of Private Investigation and Department of Justice Investigation: On September 8, 2010, the Company was notified by the SEC’s Los Angeles Regional office of a formal order of private investigation. The Company understands that the investigation arose from a “whistleblower’s” allegations made in December 2009 to the audit committee of the Company’s Board of Directors and to the SEC. In 2010, the audit committee completed an internal review of the allegations with the assistance of independent counsel and independent forensic accountants. This internal review into the whistleblower’s allegations and related accounting practices did not identify any errors in the Company’s financial statements. On January 27, 2012, the Company learned that the U.S. Attorney’s Office for the Southern District of California/Department of Justice (collectively, DOJ) had begun an investigation regarding the Company’s compliance with the Foreign Corrupt Practices Act (FCPA). FCPA compliance is also a focus of the SEC investigation. The audit committee continues to conduct an internal review into the Company’s compliance with the FCPA with the assistance of independent counsel and independent forensic accountants.

As previously disclosed, the Company has discovered, and as a part of its ongoing cooperation with these investigations has informed the SEC and the DOJ of, instances in which special hiring consideration, gifts or other benefits (collectively, benefits) were provided to several individuals associated with Chinese state-owned companies or agencies. Based on the facts currently known, the Company believes the aggregate monetary value of the benefits in question to be less than $250,000, excluding employment compensation. The Company is continuing to cooperate with the SEC and the DOJ, but is unable to predict the outcome of their investigations.

The Company will continue to vigorously defend itself in the foregoing matters. However, litigation and investigations are inherently uncertain. Accordingly, the Company cannot predict the outcome of these matters. Other than the amount recorded for the ParkerVision verdict, the Company has not recorded any accrual at September 29, 2013 for contingent losses associated with these matters based on its belief that losses, while possible, are not probable. Further, any possible range of loss cannot be reasonably estimated at this time. Nonetheless, the unfavorable resolution of one or more of these matters could have a material adverse effect on the Company’s business, results of operations, financial condition or cash flows. The Company is engaged in numerous other legal actions not described above arising in the ordinary course of its business and, while there can be no assurance, believes that the ultimate outcome of these other legal actions will not have a material adverse effect on its business, results of operations, financial condition or cash flows.

Loans and Debentures. The Company’s former BWA subsidiaries (Note 10) had loan and debenture liabilities in connection with the BWA spectrum won in India in fiscal 2010. The subsidiaries were merged into one remaining former BWA subsidiary in August 2013, and that subsidiary had a loan from a bank related to payment of $81 million to the India Government’s Department of Telecommunications in March 2012 (the DoT loan), which was recorded by the Company as a charge to other expenses in the second quarter of fiscal 2012. On on June 25, 2013, all outstanding debentures ($492 million, including accrued interest) were redeemed, and on August 30, 2013, all outstanding loans, excluding the DoT loan, ($368 million) were repaid, in full using funding provided by Bharti, and the Company’s related guarantee and indemnification agreements were terminated. Prior to the deconsolidation of the BWA subsidiaries on June 25, 2013, cash paid for interest on the loans and debentures was $92 million, $88 million and $94 million for fiscal 2013, 2012 and 2011, respectively.

The DoT loan was guaranteed by QUALCOMM Incorporated and one of its wholly owned subsidiaries and was denominated in Indian rupees. The fair value of the guarantee was recorded as a liability when the Company deconsolidated the BWA subsidiaries (Note 10). The DoT loan was due and payable on December 1, 2014 and bore interest at an annual rate that was reset quarterly, plus 0.25% (10.20% at September 29, 2013) with interest payments due monthly. The DoT loan was repaid in full on October 15, 2013 ($67 million) using funding provided by Bharti as a condition to Bharti’s acquisition of all of the Company’s interest in the remaining former BWA subsidiary, which occurred on October 17, 2013.

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Indemnifications. With the exception of the practices of its Qualcomm Atheros subsidiary, the Company generally does not indemnify its customers and licensees for losses sustained from infringement of third-party intellectual property rights. However, the Company is contingently liable under certain product sales, services, license and other agreements to indemnify certain customers against certain types of liability and/or damages arising from qualifying claims of patent infringement by products or services sold or provided by the Company. The Company’s obligations under these agreements may be limited in terms of time and/or amount, and in some instances, the Company may have recourse against third parties for certain payments made by the Company. Under Qualcomm Atheros’ indemnification agreements, software license agreements and product sale agreements (including its standard software license agreements and standard terms and conditions of semiconductor sales), Qualcomm Atheros agrees, subject to restrictions and after certain conditions are met, to indemnify and defend its licensees and customers against third-party claims asserting infringement of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the licensees or customers. Through September 29, 2013, Qualcomm Atheros has received a number of claims from its direct and indirect customers and other third parties for indemnification under such agreements with respect to alleged infringement of third-party intellectual property rights by its products.

These indemnification arrangements are not initially measured and recognized at fair value because they are deemed to be similar to product warranties in that they relate to claims and/or other actions that could impair the ability of the Company’s direct or indirect customers to use the Company’s products or services. Accordingly, the Company records liabilities resulting from the arrangements when they are probable and can be reasonably estimated. Reimbursements under indemnification arrangements have not been material to the Company’s consolidated financial statements. The Company has not recorded any accrual for contingent liabilities at September 29, 2013 associated with these indemnification arrangements, other than insignificant amounts, based on the Company’s belief that additional liabilities, while possible, are not probable. Further, any possible range of loss cannot be reasonably estimated at this time.

Purchase Obligations. The Company has agreements with suppliers and other parties to purchase inventory, other goods and services and long-lived assets. Obligations, which generally have a remaining term of less than one year, under these agreements at September 29, 2013 for each of the subsequent five years from fiscal 2014 through 2018 were approximately $3.3 billion, $202 million, $54 million, $6 million and $3 million, respectively, and $10 million thereafter. Of these amounts, for fiscal 2014 and 2015, commitments to purchase integrated circuit product inventories comprised $2.7 billion and $81 million, respectively. Integrated circuit product inventory obligations represent purchase commitments for silicon wafers and assembly and test services. Under the Company’s manufacturing relationships with its foundry partners and assembly and test service providers, cancelation of outstanding purchase orders is generally allowed but requires payment of all costs incurred through the date of cancelation.

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Leases. The future minimum lease payments for all capital leases and operating leases at September 29, 2013 were as follows (in millions):

	Capital Leases	Operating Leases	Total
2014	$2	$89	$91
2015	2	74	76
2016	1	62	63
2017	1	46	47
2018	1	25	26
Thereafter	29	47	76

Total minimum lease payments	36	$343	$379

Deduct: Amounts representing interest	19
Present value of minimum lease payments	17
Deduct: Current portion of capital lease obligations	—

Long-term portion of capital lease obligations	$17

The Company leases certain of its land, facilities and equipment under noncancelable operating leases, with terms ranging from less than one year to 31 years and with provisions in certain leases for cost-of-living increases. Rental expense for fiscal 2013, 2012 and 2011 was $90 million, $87 million and $87 million, respectively. The Company leases certain property under capital lease agreements primarily related to site leases that have an initial term of five to seven years with renewal options of up to five additional renewal periods. Capital lease obligations are included in other liabilities.

Note 8. Segment Information

The Company is organized on the basis of products and services. The Company aggregates four of its divisions into the QWI segment and two of its divisions into the QSI segment. Reportable segments are as follows:

•	QCT (Qualcomm CDMA Technologies) segment — develops and supplies integrated circuits and system software based on CDMA, OFDMA and other technologies for use in voice and data communications, networking, application processing, multimedia and global positioning system products.

•	QTL (Qualcomm Technology Licensing) segment — grants licenses or otherwise provides rights to use portions of the Company’s intellectual property portfolio, which, among other rights, includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, including, without limitation, products implementing CDMA2000, WCDMA, CDMA TDD (including TD-SCDMA), GSM/GPRS/EDGE and/or OFDMA (including LTE) standards and their derivatives, and QTL collects license fees as well as royalties based on sales by licensees of products incorporating or using the Company’s intellectual property.

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	QWI (Qualcomm Wireless & Internet) segment — comprised of:

•	Omnitracs division — provides fleet management, satellite- and terrestrial-based two-way wireless information and position reporting and other services, software and hardware to transportation and logistics companies. On August 21, 2013, the Company entered into a definitive agreement to sell the North and Latin American operations of Omnitracs (which comprise substantially all of the Omnitracs division) to a third party, subject to closing conditions (Note 2);

•	QIS (Qualcomm Internet Services) division — provides content enablement services for the wireless industry and push-to-talk and other software products and services for wireless network operators;

•	QGOV (Qualcomm Government Technologies) division — provides development and other services and related products involving wireless communications technologies to government agencies and their contractors; and

•	QRS (Qualcomm Retail Solutions) division — builds and manages software applications that enable certain mobile location-awareness and commerce services.

•	QSI (Qualcomm Strategic Initiatives) segment — comprised of the Company’s Qualcomm Ventures and Structured Finance & Strategic Investments divisions. QSI makes strategic investments that the Company believes may open new or expand opportunities for its technologies, support the design and introduction of new products or services for voice and data communications or possess unique capabilities or technology. Many of these strategic investments are in early-stage companies. QSI also holds wireless spectrum. Prior to fiscal 2013, QSI’s FLO TV division was presented as discontinued operations. All discontinued operations were attributable to Qualcomm.

The Company evaluates the performance of its segments based on earnings (loss) before income taxes (EBT) from continuing operations. Segment EBT includes the allocation of certain corporate expenses to the segments, including depreciation and amortization expense related to unallocated corporate assets. Certain income and charges are not allocated to segments in the Company’s management reports because they are not considered in evaluating the segments’ operating performance. Unallocated income and charges include certain net investment income; certain share-based compensation; and certain research and development expenses and selling and marketing expenses that were deemed to be not directly related to the businesses of the segments. Additionally, starting with acquisitions in the third quarter of fiscal 2011, unallocated charges include recognition of the step-up of inventories to fair value, amortization and impairment of certain intangible assets

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and certain other acquisition-related charges. Such charges related to acquisitions that were completed prior to the third quarter of fiscal 2011 are allocated to the respective segments. The table below presents revenues and EBT for reportable segments (in millions):

	QCT	QTL	QWI	QSI	Reconciling Items	Total
2013
Revenues	$16,715	$7,554	$613	$—	$(16)	$24,866
EBT	3,189	6,590	(8)	56	(1,633)	8,194
Total assets	3,305	28	53	511	41,619	45,516
2012
Revenues	$12,141	$6,327	$633	$—	$20	$19,121
EBT	2,296	5,585	(15)	(170)	(1,134)	6,562
Total assets	2,278	63	129	1,424	39,118	43,012
2011
Revenues	$8,859	$5,422	$656	$—	$20	$14,957
EBT	2,056	4,753	(152)	(132)	(838)	5,687
Total assets	1,569	36	136	2,386	32,295	36,422

Segment assets are comprised of accounts receivable and inventories for all reportable segments other than QSI. QSI segment assets include certain marketable securities, notes receivable, wireless spectrum, other investments and all assets of consolidated subsidiaries included in QSI. QSI segment assets related to the discontinued FLO TV business totaled $59 million and $913 million at September 30, 2012 and September 25, 2011, respectively. QSI assets at September 29, 2013, September 30, 2012 and September 25, 2011 included $17 million, $11 million and $20 million, respectively, related to investments in equity method investees. Reconciling items for total assets included $892 million, $1.2 billion and $806 million at September 29, 2013, September 30, 2012 and September 25, 2011, respectively, of goodwill and other assets related to the Company’s QMT division, a nonreportable segment developing display technology for mobile devices and other applications. Total segment assets also differ from total assets on a consolidated basis as a result of unallocated corporate assets primarily comprised of certain cash, cash equivalents, marketable securities, property, plant and equipment, deferred tax assets, other intangible assets and assets of nonreportable segments. The net book values of long-lived tangible assets located outside of the United States were $896 million, $1.1 billion and $629 million at September 29, 2013, September 30, 2012 and September 25, 2011, respectively. The net book values of long-lived tangible assets located in the United States were $2.1 billion, $1.8 billion and $1.8 billion at September 29, 2013, September 30, 2012 and September 25, 2011, respectively.

Revenues from each of the Company’s divisions aggregated into the QWI reportable segment were as follows (in millions):

	2013	2012	2011
Omnitracs	$372	$371	$395
QIS	138	151	150
QGOV	102	109	100
QRS	1	2	11

	$613	$633	$656

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other reconciling items were comprised as follows (in millions):

	2013	2012	2011
Revenues
Nonreportable segments	$(12)	$24	$23
Intersegment eliminations	(4)	(4)	(3)

	$(16)	$20	$20

EBT
Unallocated cost of equipment and services revenues	$(335)	$(300)	$(210)
Unallocated research and development expenses	(789)	(702)	(553)
Unallocated selling, general and administrative expenses	(502)	(549)	(506)
Unallocated other expense	(173)	—	—
Unallocated investment income, net	877	928	756
Nonreportable segments	(711)	(511)	(324)
Intersegment eliminations	—	—	(1)

	$(1,633)	$(1,134)	$(838)

Nonreportable segments’ losses before taxes during fiscal 2013, 2012 and 2011 were primarily attributable to the Company’s QMT division. Effectively all equity in earnings (losses) of investees was recorded in QSI in fiscal 2013, 2012 and 2011. Amounts included in unallocated expenses related to the amortization and impairment of certain intangible assets, contract terminations and the recognition of the step-up of inventories to fair value that resulted from acquisitions were as follows (in millions):

	2013	2012	2011
Unallocated cost of equipment and services revenues	$264	$225	$143
Unallocated research and development expenses	3	—	6
Unallocated selling, general and administrative expenses	26	43	59

In fiscal 2013, 2012 and 2011, interest income included in QSI EBT was $8 million, $19 million and $20 million, respectively, and interest expense included in QSI EBT was $18 million, $79 million and $99 million, respectively. Interest income and interest expense recorded by other segments were negligible in all periods presented.

Intersegment revenues are based on prevailing market rates for substantially similar products and services or an approximation thereof, but the purchasing segment may record the cost of revenues at the selling segment’s original cost. In that event, the elimination of the selling segment’s gross margin is included with other intersegment eliminations in reconciling items. QCT revenues for fiscal 2013, 2012 and 2011 included $3 million, $4 million and $3 million of intersegment revenues, respectively. All other revenues for reportable segments were from external customers for all periods presented.

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company distinguishes revenues from external customers by geographic areas based on the location to which its products, software or services are delivered or, for QTL licensing revenues, the invoiced addresses of its licensees. Sales information by geographic area was as follows (in millions):

	2013	2012	2011
China	$12,288	$7,971	$4,744
South Korea	4,983	4,203	2,887
Taiwan	2,683	2,648	2,550
United States	805	967	897
Other foreign	4,107	3,332	3,879

	$24,866	$19,121	$14,957

Note 9. Acquisitions

During fiscal 2013, the Company acquired five businesses for total cash consideration of $115 million. Technology-based intangible assets recognized in the amount of $24 million are being amortized on a straight-line basis over a weighted-average useful life of six years. Goodwill of $82 million was recognized in these transactions, of which $21 million is expected to be deductible for tax purposes.

During fiscal 2012, the Company acquired eight businesses for total cash consideration of $774 million. Technology-based intangible assets recognized in the amount of $164 million are being amortized on a straight-line basis over a weighted-average useful life of six years. The Company recorded $62 million related to 10 in-process research and development (IPR&D) projects. At September 29, 2013, the remaining IPR&D of $51 million consisted of six projects, which are expected to be completed within two years. Upon completion, the IPR&D projects will be amortized over their useful lives, which are expected to range between three to nine years. Goodwill of $517 million was recognized in these transactions, of which $71 million is expected to be deductible for tax purposes.

On May 24, 2011, the Company acquired Atheros Communications, Inc. (Atheros) for total cash consideration of $3.1 billion (net of $233 million of cash acquired) and the exchange of vested and earned unvested share-based awards with an estimated fair value of $106 million. The primary objective of the acquisition was to help accelerate the expansion of the Company’s technologies and platforms to new businesses beyond cellular, including home, enterprise and carrier networking. Atheros was integrated into the QCT segment. The $3.5 billion total purchase price was allocated as follows: $1.8 billion to goodwill, $856 million to amortizable intangible assets, $150 million to IPR&D and $691 million to other net assets.

Goodwill recognized in the Atheros acquisition is not deductible for tax purposes and was allocated to the QCT segment for annual impairment testing purposes. Goodwill largely consists of expected revenue synergies resulting from the combination of product portfolios, cost synergies related to reduction in headcount growth and lower manufacturing costs, assembled workforce and access to additional sales and distribution channels. The intangible assets acquired are being amortized on a straight-line basis over weighted-average useful lives of four years, six years and three years for technology-based, marketing-related and customer-related intangible assets, respectively. At September 29, 2013, the remaining IPR&D of $3 million consisted of one project, which is expected to be completed over the next year. The Company’s results of operations for fiscal 2011 included the operating results of Atheros since the date of acquisition, the amounts of which were not material.

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited pro forma revenues and net income attributable to Qualcomm for fiscal 2011, presenting the results of operations of Qualcomm and Atheros as though the companies had been combined as of the beginning of fiscal 2010, were $15.6 billion and $4.3 billion, respectively. This unaudited pro forma information is provided for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place as of the beginning of fiscal 2010.

During fiscal 2011, the Company acquired nine other businesses for total cash consideration of $466 million. Technology-based intangible assets recognized in the amount of $150 million are being amortized on a straight-line basis over a weighted-average useful life of five years. Goodwill of $276 million was recognized in these transactions, of which $234 million is expected to be deductible for tax purposes.

Goodwill recognized in these acquisitions was assigned to the Company’s reportable segments as follows (in millions):

	2013	2012	2011
QCT	$65	$364	$1,998
QWI	—	—	36
QTL	—	22	6
Nonreportable segments	17	131	8

	$82	$517	$2,048

Note 10. Deconsolidation of and Retained Investment in the BWA Subsidiaries

In fiscal 2010, the Company established subsidiaries in India to operate a wireless network using Broadband Wireless Access (BWA) spectrum (the BWA subsidiaries). In June 2012, Bharti Airtel Limited (Bharti), an Indian wireless network operator, purchased shares in the BWA subsidiaries that were held by two third-party Indian investors, and the BWA subsidiaries issued additional equity interests to Bharti for $85 million, reducing the Company’s ownership interest in each of the BWA subsidiaries to 51%. On June 25, 2013, the BWA subsidiaries issued additional equity interests to Bharti for $11 million, further reducing the Company’s ownership interests to 49%, and redeemed all of the outstanding debentures using funding provided by Bharti through subordinated debt (Note 7). Also, Bharti gained additional power over significant activities through certain leadership changes. These events resulted in a change in control of the BWA subsidiaries and therefore, the BWA subsidiaries were deconsolidated from the Company’s financial statements. Prior to the deconsolidation, the assets and liabilities of the BWA subsidiaries were classified as held for sale.

As a result of the deconsolidation, the Company recognized a gain in net investment income of $6 million measured as the difference between (a) the net fair values of the retained noncontrolling investment and the Company’s guarantee of the former BWA subsidiaries’ bank loans (Note 7) and (b) the carrying values of the former BWA subsidiaries’ net assets, including cumulative translation losses and noncontrolling interests. Total assets and total liabilities were reduced by $1.0 billion and $999 million, respectively. Such assets and liabilities consisted primarily of wireless spectrum, network-related assets and loan obligations. The deconsolidation of these amounts represented a noncash investing and noncash financing transaction and was not reflected in the statement of cash flows for the nine months ended June 30, 2013. The fair value of the Company’s retained noncontrolling investment of $34 million was determined by applying a discounted cash flow valuation model to the estimated cash proceeds that the Company expected to receive upon the sale of its interest to Bharti.

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The former BWA subsidiaries were merged into one entity on August 5, 2013. On August 30, 2013, the remaining former BWA subsidiary repaid all of the outstanding loans, excluding the DoT loan, using funding provided by Bharti in the form of subordinated debt (Note 7). Also on August 30, 2013, Bharti converted the subordinated debt, and the former BWA subsidiary issued additional equity interests to Bharti, further reducing the Company’s ownership interest to 7%. On October 15, 2013, the DoT loan was repaid using funding provided by Bharti (Note 7), and on October 17, 2013, Bharti acquired all of the Company’s interest in the remaining former subsidiary.

Note 11. Discontinued Operations

On March 27, 2011, the FLO TV business and network were shut down. On December 27, 2011, the Company completed the sale of substantially all of its 700 MHz spectrum for $1.9 billion, and as a result, the Company recognized a gain in discontinued operations of $1.2 billion during fiscal 2012. Accordingly, the results of operations of the FLO TV business were presented as discontinued operations. Income (loss) from discontinued operations included share-based compensation and excluded certain general corporate expenses allocated to the FLO TV business during the periods presented. The results of the discontinued FLO TV operations were as follows (in millions):

	2012	2011
Revenues	$—	$5

Income (loss) from discontinued operations	$1,203	$(507)
Income tax (expense) benefit	(427)	194

Discontinued operations, net of income taxes	$776	$(313)

Note 12. Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

•	Level 1 includes financial instruments for which quoted market prices for identical instruments are available in active markets.

•	Level 2 includes financial instruments for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument.

•	Level 3 includes financial instruments for which fair value is derived from valuation techniques in which one or more significant inputs are unobservable, including the Company’s own assumptions.

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. The Company reviews the fair value hierarchy classification on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the Company’s fair value hierarchy for assets and liabilities measured at fair value on a recurring basis at September 29, 2013 (in millions):

	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$4,206	$1,346	$—	$5,552

Marketable securities
U.S. Treasury securities and government- related securities	648	434	—	1,082
Corporate bonds and notes	—	11,870	—	11,870
Mortgage- and asset-backed securities	—	938	239	1,177
Auction rate securities	—	—	83	83
Common and preferred stock	1,541	818	—	2,359
Equity funds	960	—	—	960
Debt funds	2,157	3,576	—	5,733

Total marketable securities	5,306	17,636	322	23,264

Derivative instruments	—	40	—	40
Other investments	243	—	—	243

Total assets measured at fair value	$9,755	$19,022	$322	$29,099

Liabilities
Derivative instruments	$2	$21	$—	$23
Other liabilities	244	—	—	244

Total liabilities measured at fair value	$246	$21	$—	$267

Cash Equivalents and Marketable Securities. The Company considers all highly liquid investments, including repurchase agreements, with original maturities of three months or less to be cash equivalents. Cash equivalents are comprised of money market funds, certificates of deposit, commercial paper, government agencies’ securities and repurchase agreements fully collateralized by government agencies’ securities.

With the exception of auction rate securities, the Company obtains pricing information from quoted market prices, pricing vendors or quotes from brokers/dealers. The Company conducts reviews of its primary pricing vendors to determine whether the inputs used in the vendor’s pricing processes are deemed to be observable. The fair value for interest-bearing securities includes accrued interest.

The fair value of U.S. Treasury securities and government-related securities, corporate bonds and notes and common and preferred stock is generally determined using standard observable inputs, including reported trades, quoted market prices, matrix pricing, benchmark yields, broker/dealer quotes, issuer spreads, two-sided markets and/or benchmark securities.

The fair value of debt and equity funds is reported at published net asset values. The Company assesses the daily frequency and size of transactions at published net asset values and/or the funds’ underlying holdings to determine whether fair value is based on observable or unobservable inputs.

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of highly rated mortgage- and asset-backed securities is derived from the use of matrix pricing (prices for similar securities) or, in some cases, cash flow pricing models with observable inputs such as contractual terms, maturity, credit rating and/or securitization structure to determine the timing and amount of future cash flows. Certain mortgage- and asset-backed securities, principally those rated below AAA, may require the use of significant unobservable inputs to estimate fair value, such as default likelihood, recovery rates and prepayment speed.

The fair value of auction rate securities is estimated by the Company using a discounted cash flow model that incorporates transaction details such as contractual terms, maturity and timing and amount of future cash flows, as well as assumptions related to liquidity, default likelihood and recovery, the future state of the auction rate market and credit valuation adjustments of market participants. Though certain of the securities held by the Company are pools of student loans guaranteed by the U.S. government, prepayment speeds and illiquidity discounts are considered significant unobservable inputs. These additional inputs are generally unobservable, and therefore, auction rate securities are included in Level 3.

Derivative Instruments. Derivative instruments include foreign currency option and forward contracts to manage foreign exchange risk for certain foreign currency transactions and certain balances denominated in a foreign currency; option, forward and swap contracts to acquire or reduce foreign exchange risk and/or equity, prepayment and credit risks for portfolios of marketable securities classified as trading; and warrants to purchase common stock of other companies at fixed prices. Derivative instruments that are traded on an exchange are valued using quoted market prices and are included in Level 1. Derivative instruments that are not traded on an exchange are valued using conventional calculations/models that are primarily based on observable inputs, such as foreign currency exchange rates, the Company’s stock price, volatilities and interest rates, and therefore, such derivative instruments are included in Level 2.

Other Investments and Other Liabilities. Other investments and other liabilities included in Level 1 are comprised of the Company’s deferred compensation plan liability and related assets, which consist of mutual funds classified as trading securities and included in other noncurrent assets. Other liabilities included in Level 3 in fiscal 2012 were comprised of put rights held by third parties representing interests in certain of the Company’s subsidiaries. These put rights were terminated during the third quarter of fiscal 2012 and were previously valued with a conventional option pricing model using significant unobservable inputs.

Activity between Levels of the Fair Value Hierarchy. There were no significant transfers between Level 1 and Level 2 during fiscal 2013 or 2012. When a determination is made to classify an asset or liability within Level 3, the determination is based upon the significance of the unobservable inputs to the overall fair value measurement. The following table includes the activity for marketable securities and other liabilities classified within Level 3 of the valuation hierarchy (in millions):

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2013		2012
	Auction Rate Securities	Mortgage- and Asset- Backed Securities	Auction Rate Securities	Mortgage- and Asset- Backed Securities	Other Liabilities
Beginning balance of Level 3	$118	$203	$124	$27	$7
Total realized and unrealized gains or losses:
Included in investment income, net	—	8	—	5	(7)
Included in other comprehensive income	1	(6)	—	7	—
Purchases	—	163	—	149	—
Sales	—	(70)	—	—	—
Settlements	(36)	(77)	(6)	(28)	—
Transfers into Level 3	—	18	—	43	—

Ending balance of Level 3	$83	$239	$118	$203	$—

The Company recognizes transfers into and out of levels within the fair value hierarchy at the end of the fiscal month in which the actual event or change in circumstances that caused the transfer occurs. Transfers into Level 3 in fiscal 2013 and 2012 primarily consisted of debt securities with significant inputs that became unobservable as a result of an increased likelihood of a shortfall in contractual cash flows or a significant downgrade in credit ratings.

Nonrecurring Fair Value Measurements. The Company measures certain assets at fair value on a nonrecurring basis. These assets include cost and equity method investments when they are deemed to be other-than-temporarily impaired or retained upon deconsolidation of a subsidiary, assets acquired and liabilities assumed in an acquisition or in a nonmonetary exchange, and property, plant and equipment and intangible assets that are written down to fair value when they are held for sale or determined to be impaired. During fiscal 2013 and 2012, certain property, plant and equipment related to the Company’s QMT division were written down to their estimated fair values resulting in impairment charges of $158 million and $54 million, respectively (Note 2). At September 29, 2013, the carrying value of the QMT division’s property, plant and equipment was $724 million. During fiscal 2013, the Company recorded its retained investment in the former BWA subsidiaries at its estimated fair value of $34 million (Note 10). During fiscal 2012 and 2011, goodwill related to the Company’s QRS division was written down to implied fair value resulting in impairment charges of $23 million and $114 million, respectively. The impairment charges were recorded in other expenses. At September 29, 2013, the carrying value of the QRS division’s goodwill was $17 million. The estimation of fair values and cash flows used in these fair value measurements required the use of significant unobservable inputs, and as a result, the fair value measurements were classified as Level 3. During fiscal 2013, 2012 and 2011, the Company did not have any other significant assets or liabilities that were measured at fair value on a nonrecurring basis in periods subsequent to initial recognition.

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Marketable Securities

Marketable securities were comprised as follows (in millions):

	Current		Noncurrent
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
Trading:
U.S. Treasury securities and government - related securities	$241	$196	$49	$254
Corporate bonds and notes	269	283	256	176
Mortgage- and asset-backed securities	—	—	104	120

Total trading	$510	479	409	550

Available-for-sale:
U.S. Treasury securities and government - related securities	$721	$362	$71	$592
Corporate bonds and notes	4,533	4,554	6,812	7,570
Mortgage- and asset-backed securities	745	1,157	328	241
Auction rate securities	—	—	83	118
Common and preferred stock	8	57	2,351	2,030
Equity funds	—	—	960	1,126
Debt funds	2,307	1,958	2,889	1,716

Total available-for-sale	8,314	8,088	13,494	13,393

Fair value option:
Debt fund	—	—	537	520

Total marketable securities	$8,824	$8,567	$14,440	$14,463

The Company holds an investment in a debt fund for which the Company elected the fair value option because the Company is able to redeem its shares at net asset value, which is determined daily. The investment would have otherwise been recorded using the equity method. The debt fund has no single maturity date. At September 29, 2013, the Company had an effective ownership interest in the debt fund of 21%. Net increases in fair value associated with this investment of $17 million, $45 million and $9 million were recognized in net investment income in fiscal 2013, 2012 and 2011, respectively.

The Company classifies certain portfolios of debt securities that utilize derivative instruments to acquire or reduce foreign exchange risk, interest rate risk and/or equity, prepayment and credit risk as trading. Net losses recognized on debt securities classified as trading still held at September 29, 2013 were $20 million. Net gains recognized on debt securities classified as trading still held at September 30, 2012 were $22 million. The Company did not hold any securities classified as trading during fiscal 2011.

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At September 29, 2013, the contractual maturities of available-for-sale debt securities were as follows (in millions):

Years to Maturity				No Single Maturity Date	Total
Less Than One Year	One to Five Years	Five to Ten Years	Greater Than Ten Years
$ 1,695	$6,842	$2,303	$1,296	$6,353	$18,489

Debt securities with no single maturity date included debt funds, mortgage- and asset-backed securities and auction rate securities.

The Company recorded realized gains and losses on sales of available-for-sale securities as follows (in millions):

Fiscal Year	Gross Realized Gains	Gross Realized Losses	Net Realized Gains
2013	$430	$(142)	$288
2012	296	(25)	271
2011	356	(30)	326

Available-for-sale securities were comprised as follows (in millions):

	Cost	Unrealized Gains	Unrealized Losses	Fair Value
September 29, 2013
Equity securities	$2,570	$793	$(44)	$3,319
Debt securities (including debt funds)	18,255	396	(162)	18,489

	$20,825	$1,189	$(206)	$21,808

September 30, 2012
Equity securities	$2,599	$628	$(14)	$3,213
Debt securities (including debt funds)	17,714	573	(19)	18,268

	$20,313	$1,201	$(33)	$21,481

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows the gross unrealized losses and fair values of the Company’s investments in individual securities that are classified as available-for-sale and have been in a continuous unrealized loss position deemed to be temporary for less than 12 months and for more than 12 months, aggregated by investment category (in millions):

	September 29, 2013
	Less than 12 months		More than 12 months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury securities and government-related securities	$42	$(1)	$—	$—
Corporate bonds and notes	2,084	(31)	24	(1)
Mortgage- and asset-backed securities	367	(5)	24	—
Auction rate securities	—	—	83	(1)
Common and preferred stock	291	(41)	—	—
Debt funds	2,776	(123)	4	—
Equity funds	82	(3)	—	—

	$5,642	$(204)	$135	$(2)

	September 30, 2012
	Less than 12 months		More than 12 months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate bonds and notes	$723	$(8)	$256	$(9)
Mortgage- and asset-backed securities	143	(1)	7	—
Auction rate securities	—	—	115	(1)
Common and preferred stock	105	(5)	9	—
Equity funds	64	(4)	36	(5)

	$1,035	$(18)	$423	$(15)

At September 29, 2013, the Company concluded that the unrealized losses on its available-for-sale securities were temporary. Further, for common and certain preferred stock and for equity and debt funds with unrealized losses, the Company has the ability and the intent to hold such securities until they recover, which is expected to be within a reasonable period of time. For debt securities with unrealized losses, the Company does not have the intent to sell, nor is it more likely than not that the Company will be required to sell, such securities before recovery or maturity.

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows the activity for the credit loss portion of other-than-temporary impairments on debt securities held by the Company (in millions):

	2013	2012	2011
Beginning balance of credit losses	$31	$46	$109
Reductions in credit losses related to securities the Company intends to sell	(7)	(1)	(40)
Credit losses recognized on securities previously not impaired	1	5	2
Additional credit losses recognized on securities previously impaired	1	2	—
Reductions in credit losses related to securities sold	(21)	(21)	(20)
Accretion of credit losses due to an increase in cash flows expected to be collected	(1)	—	(5)

Ending balance of credit losses	$4	$31	$46

QUALCOMM Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Summarized Quarterly Data (Unaudited)

The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods.

The table below presents quarterly data for fiscal 2013 and 2012 (in millions, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2013 (1)
Revenues	$6,018	$6,124	$6,243	$6,480
Operating income	2,088	1,877	1,677	1,588
Net income	1,903	1,863	1,578	1,501
Net income attributable to Qualcomm	1,906	1,866	1,580	1,501

Basic earnings per share attributable to Qualcomm (2)	$1.12	$1.08	$0.91	$0.88
Diluted earnings per share attributable to Qualcomm (2)	$1.09	$1.06	$0.90	$0.86

2012 (1)
Revenues	$4,681	$4,943	$4,626	$4,871
Operating income	1,551	1,514	1,382	1,235
Income from continuing operations	1,400	1,438	1,206	1,240
Discontinued operations, net of tax	(5)	761	(3)	23
Net income	1,395	2,199	1,203	1,263
Net income attributable to Qualcomm	1,401	2,230	1,207	1,271

Basic earnings per share attributable to Qualcomm (2):
Continuing operations	$0.83	$0.86	$0.70	$0.73
Discontinued operations	—	0.45	—	0.02
Net income	0.83	1.31	0.70	0.75

Diluted earnings per share attributable to Qualcomm (2):
Continuing operations	$0.81	$0.84	$0.69	$0.72
Discontinued operations	—	0.44	—	0.01
Net income	0.81	1.28	0.69	0.73

(1)	Amounts, other than per share amounts, are rounded to millions each quarter. Therefore, the sum of the quarterly amounts may not equal the annual amounts reported.

(2)	Earnings per share attributable to Qualcomm are computed independently for each quarter and the full year based upon respective average shares outstanding. Therefore, the sum of the quarterly earnings per share amounts may not equal the annual amounts reported.

APPENDIX 2:  CORPORATE DIRECTORY

EXECUTIVE OFFICERS

Dr. Paul E. Jacobs

Chairman of the Board and Chief Executive Officer

Derek K. Aberle

Executive Vice President and Group President

Cristiano R. Amon

Executive Vice President, Qualcomm Technologies, Inc. and Co-President, Qualcomm CDMA Technologies

George S. Davis

Executive Vice President and Chief Financial Officer

Matthew S. Grob

Executive Vice President, Qualcomm Technologies, Inc. and Chief Technology Officer

Margaret L. “Peggy” Johnson

Executive Vice President, Qualcomm Technologies, Inc. and President, Global Market Development

Steven M. Mollenkopf

Chief Executive Officer-elect and President

Dr. Venkata S.M. “Murthy” Renduchintala

Executive Vice President, Qualcomm Technologies, Inc. and Co-President, Qualcomm CDMA Technologies

Donald J. Rosenberg

Executive Vice President, General Counsel and Corporate Secretary

Dr. Daniel L. Sullivan

Executive Vice President, Human Resources

Dr. James H. Thompson

Executive Vice President, Engineering, Qualcomm

Technologies, Inc.

BOARD OF DIRECTORS

Barbara T. Alexander

Member: Audit and Compensation Committees

Title: Independent Consultant

Sir Donald G. Cruickshank

Member: Audit and Finance Committees

Title: Chairman, Audioboo Ltd.

Raymond V. Dittamore

Chair: Audit Committee

Title: Retired Audit Partner, Ernst & Young LLP

Dr. Susan Hockfield

Member: Compensation Committee

Title: President Emerita and Professor of Neuroscience, Massachusetts Institute of Technology

Thomas W. Horton

Member: Finance Committee

Title: Chairman, American Airlines Group Inc. and American Airlines, Inc.

Dr. Paul E. Jacobs

Title: Chairman of the Board and Chief Executive Officer, Qualcomm Incorporated

Sherry Lansing

Chair: Governance Committee

Title: Founder and Chair, The Sherry Lansing Foundation

Steven M. Mollenkopf

Title: Chief Executive Officer- elect and President, Qualcomm Incorporated

Duane A. Nelles

Chair: Finance Committee

Title: Self-Employed, Personal Investment Business

Clark T. “Sandy” Randt, Jr.

Title: President, Randt & Co. LLC

Dr. Francisco Ros

Member: Governance Committee

Title: Founder and President, First International Partners, S.L.

Jonathan J. Rubinstein

Title: Former Chairman and CEO, Palm, Inc.

General Brent Scowcroft

Member: Governance Committee

Title: President, The Scowcroft Group, Inc.

Marc I. Stern

Chair: Compensation Committee

Title: Chairman, The TCW Group, Inc.

DIRECTORS EMERITI

Adelia A. Coffman

Co-Founder and Director Emeritus

Dr. Irwin Mark Jacobs

Founding Chairman and CEO Emeritus

As of January 2014.

B-1

APPENDIX 3:  RECONCILIATION OF ADJUSTED  NON-GAAP RESULTS TO GAAP RESULTS

	Adjusted Non-GAAP Results	Adjustments (1)	Non-GAAP	Share-Based Compensation	Acquisition- Related Items (2)	QSI	GAAP
Fiscal 2013
Revenues	$24,866	$-	$24,866	$-	$-	$-	$24,866
Operating income (loss)	$8,657	$-	$8,657	$(1,103)	$(293)	$(31)	$7,230

Net cash provided (used) by operating activities	$9,052		$9,052	$(231)		$(43)	$8,778
Less: capital expenditures	(973)		(973)			(75)	(1,048)

Free cash flow	$8,079	$-	$8,079	$(231)	$-	$(118)	$7,730

Free cash flow as % of revenues	32%		32%				31%
Increase in free cash flow over prior year	55%		55%				64%

Fiscal 2012

Revenues	$19,121	$-	$19,121	$-	$-	$-	$19,121
Operating income (loss)	$7,100	$-	$7,100	$(1,035)	$(267)	$(116)	$5,682
Net cash provided (used) by operating activities	$6,382		$6,382	$(168)		$(216)	$5,998
Less: capital expenditures	(1,183)		(1,183)			(101)	(1,284)

Free cash flow	$5,199	$-	$5,199	$(168)	$-	$(317)	$4,714

Fiscal 2011
Revenues	$14,320	$637	$14,957	$-	$-	$-	$14,957
Operating income (loss)	$5,819	$265	$6,084	$(813)	$(208)	$(37)	$5,026

(1)	For fiscal 2011, the Compensation Committee adjusted Non-GAAP revenues and Non-GAAP operating income to exclude (i) certain revenues resulting from agreements with two licensees to settle ongoing disputes; (ii) revenues and operating income related to Atheros Communications, Inc., which was renamed Qualcomm Atheros, Inc. (Atheros), that were included in Qualcomm’s Non-GAAP results since the date Atheros was acquired in May 2011; and (iii) charitable contributions resulting from the establishment of the Qualcomm Charitable Foundation.

(2)	In addition to our historical practice of excluding acquired in-process research and development expenses from Non-GAAP results, we began excluding recognition of the step-up of inventories to fair value and amortization and impairment of certain intangible assets starting with acquisitions completed in the third quarter of fiscal 2011.

C-1

QUALCOMM INCORPORATED

5775 MOREHOUSE DRIVE

N-510F

SAN DIEGO, CA 92121

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 3, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 3, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IF YOU HAVE VOTED OVER THE INTERNET OR BY TELEPHONE, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY. THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M64281-TBD	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

    QUALCOMM INCORPORATED

The Board of Directors recommends you vote FOR the following proposals: Vote on Directors
1. To elect 14 directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified.

Nominees:	For	Against	Abstain

1a. Barbara T. Alexander	☐	☐	☐

1b. Donald G. Cruickshank	☐	☐	☐

1c. Raymond V. Dittamore	☐	☐	☐

1d. Susan Hockfield	☐	☐	☐

1e. Thomas W. Horton	☐	☐	☐

1f. Paul E. Jacobs	☐	☐	☐

1g. Sherry Lansing	☐	☐	☐

1h. Steven M. Mollenkopf	☐	☐	☐

1i. Duane A. Nelles	☐	☐	☐

1j. Clark T. Randt, Jr.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	For	Against	Abstain

1k. Francisco Ros	☐	☐	☐

1l. Jonathan J. Rubinstein	☐	☐	☐

1m. Brent Scowcroft	☐	☐	☐

1n. Marc I. Stern	☐	☐	☐

Vote on Proposals

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 28, 2014.	☐	☐	☐

3. Advisory vote to approve our executive compensation.	☐	☐	☐

The Board of Directors recommends an annual (1 year)
vote:	1 Year	2 Years	3 Years	Abstain

4. Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

5. To transact such other business as may properly come before stockholders at the Annual Meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be held on March 4, 2014:

The Notice and Proxy Statement is available at www.proxyvote.com.

M64282-TBD

PROXY	QUALCOMM INCORPORATED	PROXY
PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 4, 2014

The undersigned, revoking all prior proxies, hereby appoints Paul E. Jacobs and Donald J. Rosenberg, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of QUALCOMM Incorporated (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121, on Tuesday, March 4, 2014 at 9:30 a.m. local time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, the shares will be voted in accordance with the recommendations of the Board of Directors.

YOUR VOTE IS IMPORTANT. If you will not be voting by telephone or the Internet, you are to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage-prepaid if mailed in the United States.

(Continued and to be signed on reverse side.)